EXHIBIT 99.1
ITEM 6.  Selected Financial Data.

	Year Ended 12/31/10	Year Ended 12/31/09	Year Ended 12/31/08	Year Ended 12/31/07	Year Ended 12/31/06
	(In thousands, except per share data)
Operating Data:
Revenues
Income from office and parking properties	$182,747	$191,669	$188,117	$162,040	$139,407
Management company income	1,652	1,870	1,936	1,605	5,329
Total revenues	184,399	193,539	190,053	163,645	144,736
Expenses
Property operating expenses	86,931	92,084	91,989	74,656	65,979
Depreciation and amortization	65,117	66,593	66,287	49,049	39,795
Impairment loss on real estate	4,120	-	2,542	-	-
Management company expenses	3,961	2,299	1,947	1,188	1,141
General and administrative	7,382	6,108	9,725	6,602	4,656
Total expenses	167,511	167,084	172,490	131,495	111,571
Operating income	16,888	26,455	17,563	32,150	33,165
Other income and expenses
Interest and other income	1,487	1,609	1,332	526	39
Equity in earnings of unconsolidated joint ventures	326	445	894	1,008	751
Gain (loss) on real estate, joint venture interests,
involuntary conversion and other assets	40	(7,524)	-	20,307	17,646
Interest expense	(40,677)	(40,846)	(44,315)	(37,106)	(31,923)

Income (loss) from continuing operations	(21,936)	(19,861)	(24,526)	16,885	19,678
Income (loss) from discontinued operations	11	(2,304)	(157)	(367)	436
Gain on sale of real estate from discontinued operations	8,518	-	22,588	-	5,083
Total discontinued operations	8,529	(2,304)	22,431	(367)	5,519
Net income (loss)	(13,407)	(22,165)	(2,095)	16,518	25,197
Noncontrolling interest – real estate partnerships	10,789	10,562	11,369	3,174	485
Net income (loss) for Parkway Properties, Inc.	(2,618)	(11,603)	9,274	19,692	25,682
Dividends on preferred stock	(6,325)	(4,800)	(4,800)	(4,800)	(4,800)
Dividends on convertible preferred stock	-	-	-	-	(1,773)
Net income (loss) attributable to common stockholders	$(8,943)	$(16,403)	$4,474	$14,892	$19,109

Net income (loss) per common share attributable to
Parkway Properties, Inc.
Basic:
Income (loss) from continuing operations attributable to
Parkway Properties, Inc.	$(0.82)	$(0.73)	$(1.20)	$0.99	$0.96
Discontinued operations	0.40	(0.12)	1.50	(0.03)	0.38
Net income (loss) attributable to Parkway Properties, Inc.	$(0.42)	$(0.85)	$0.30	$0.96	$1.34

Diluted:
Income (loss) from continuing operations attributable to
Parkway Properties, Inc.	$(0.82)	$(0.73)	$(1.20)	$0.97	$0.94
Discontinued operations	0.40	(0.12)	1.50	(0.02)	0.38
Net income (loss) attributable to Parkway Properties, Inc.	$(0.42)	$(0.85)	$0.30	$0.95	$1.32

Book value per common share (at end of year)	$17.50	$18.32	$22.83	$25.09	$27.42
Dividends per common share	$0.30	$1.30	$2.275	$2.60	$2.60
Weighted average shares outstanding:
Basic	21,421	19,304	15,023	15,482	14,306
Diluted	21,421	19,304	15,023	15,648	14,487
Balance Sheet Data:
Office and parking investments, net of depreciation	$1,389,767	$1,401,890	$1,455,239	$1,314,602	$1,303,213
Investment in unconsolidated joint ventures	2,892	2,512	11,057	11,236	11,179
Total assets	1,603,682	1,612,146	1,687,855	1,535,794	1,512,346
Notes payable to banks	110,839	100,000	185,940	212,349	152,312
Mortgage notes payable	773,535	852,700	869,581	714,501	696,012
Total liabilities	983,192	1,041,314	1,154,415	1,015,380	931,760
Preferred stock	102,787	57,976	57,976	57,976	57,976
Noncontrolling interest-real estate partnerships	133,988	116,687	127,192	80,506	90,280
Total stockholders’ equity attributable to Parkway
Properties, Inc.	486,502	454,145	406,248	439,908	490,306
Above numbers have been reclassified to consider discontinued operations for five properties sold or held for sale during 2011.

ITEM 7.  Management's Discussion and Analysis of Financial Condition and Results of Operations.

Overview

Parkway is a self-administered and self-managed REIT specializing in the acquisition, operations, leasing and ownership of office properties.  The Company is geographically focused on the Southeastern and Southwestern United States and Chicago.  At March 1, 2011, Parkway owned or had an interest in 65 office properties located in 11 states with an aggregate of approximately 13.7 million square feet of leasable space.  Included in the portfolio are 20 properties totaling 4.1 million square feet that are owned jointly with other investors, representing 30.3% of the portfolio.  With the office properties owned jointly with other investors, the Company receives fees for asset management, property management, leasing and construction management services and potentially receives incentive fees upon sale if certain investment targets are achieved. Increasing the number of co-investments, and consequently the related fee income, is part of the Company’s strategy to transform itself to an operator-owner versus an owner-operator. The strategy capitalizes on the Company’s strength in providing excellent service in the operation and acquisition of office properties for investment clients in addition to its direct ownership of real estate assets.  Fee-based real estate services are offered through the Company’s wholly-owned subsidiary, Parkway Realty Services LLC, which also currently manages and/or leases approximately 1.6 million square feet for third-party owners.  The Company generates revenue primarily by leasing office space to its customers and providing management and leasing services to third party office property owners (including joint venture interests).  The primary drivers behind Parkway’s revenues are occupancy, rental rates and customer retention.

Occupancy.  Parkway’s revenues are dependent on the occupancy of its office buildings.  At January 1, 2011, occupancy of Parkway’s office portfolio was 85.3% compared to 85.7% at October 1, 2010 and 87.0% at January 1, 2010.  Not included in the January 1, 2011 occupancy rate, are the acquisition of the 3344 Peachtree office property on January 21, 2011, as well as 34 signed leases totaling 183,000 square feet, which commence during the period from the first quarter of 2011 through the second quarter of 2012. Including these leases and the acquisition of 3344 Peachtree, the Company’s portfolio was 86.9% leased at January 21, 2011.  The Company currently anticipates customers occupying approximately 431,000 square feet to either vacate or contract upon expiration during the first quarter of 2011, but also expects its 2011 leasing volume to be in line with historical levels.  Parkway currently projects an average annual occupancy range of 83.5% to 85.0% during 2011 for its office properties.  To combat rising vacancy, Parkway utilizes innovative approaches to produce new leases.  These include the Broker Bill of Rights, a short-form service agreement and customer advocacy programs which are models in the industry and have historically helped the Company maintain occupancy above the national occupancy rate of approximately 82.6%.

Rental Rates.  An increase in vacancy rates has the effect of reducing market rental rates and vice versa.  Parkway’s leases typically have three to seven year terms.  As leases expire, the Company replaces the existing leases with new leases at the current market rental rate.  At January 1, 2011, Parkway had $1.58 per square foot in rental rate embedded loss in its office property leases.  Embedded loss is defined as the difference between the weighted average in-place cash rents and the weighted average market rental rate.

Customer Retention.  Keeping existing customers is important as high customer retention leads to increased occupancy, less downtime between leases, and reduced leasing costs.  Parkway estimates that it costs five to six times more to replace an existing customer with a new one than to retain the customer.  In making this estimate, Parkway takes into account the sum of revenue lost during downtime on the space plus leasing costs, which rise as market vacancies increase.  Therefore, Parkway focuses a great amount of energy on customer retention.  Parkway's operating philosophy is based on the premise that it is in the customer retention business.  Parkway seeks to retain its customers by continually focusing on operations at its office properties.  The Company believes in providing superior customer service; hiring, training, retaining and empowering each employee; and creating an environment of open communication both internally and externally with customers and stockholders.  Over the past ten years, Parkway maintained an average 69.4% customer retention rate.  Parkway’s customer retention rate was 68.3% for the quarter ended December 31, 2010, as compared to 75.0% for the quarter ended September 30, 2010, and 63.6% for the quarter ended December 31, 2009. Customer retention for the year ended December 31, 2010 and 2009 was 67.8% and 61.9%, respectively.

Strategic Planning.  Parkway is a focused office REIT with a hands-on, service-oriented approach, a disciplined capital allocation program and willingness to recycle assets.  Parkway continues to focus on the Company’s strategy of transforming itself to an operator-owner from an owner-operator, as well as maximizing total return to our stockholders.  To show our commitment to this goal, our newest strategic plan is centered on a goal of achieving a 12% compounded annual total return to our shareholders over a three-year period.  This plan is known as the FOCUS Plan (the “Plan”), which began July 1, 2010 and will extend three full years through June 30, 2013.  The goals of the Plan are as follows:

•
Fund and Fund-Like Investments.  The Company believes that fund and fund-like investments have the highest priority of the Company’s capital allocation, because it gives Parkway’s stockholders the highest risk adjusted return as measured by internal rate of return, capitalization rate and accretion per share.

•
Operator-Owner.  The Company plans to make a full transformation to an operator-owner, with the goal of being a majority operator/owner by the end of the Plan.  This has been a goal for several years and will continue to be a core strategy as Parkway seeks to increase fee income and maximize its return on equity and accretion per share.  Additionally, the Company will continue to expand PRS, which offers expert real estate management guidance, professional property management services and strategic marketing and leasing services aimed at increasing net operating income and maximizing profit upon exit.

•
Capital Allocation Discipline.  The Company’s overall capital structure goal is to achieve a net debt to gross asset value ratio of 50% or less, as determined by using a capitalization rate of 8.5% on recurring cash income, and a net debt to EBITDA multiple of 6.5 times or less.  Beyond the balance sheet, capital allocation refers to the Company’s goal to exit non-strategic markets through the continuation of its Asset Recycling program.  Most of the properties identified for sale are smaller assets or assets located in smaller markets where Parkway does not have a significant presence.  By the end of the FOCUS Plan, the Company’s goal is to be invested in larger, higher-quality properties located in higher-rent growth markets through fund and fund-like investments.  The Company will continue to maintain discipline as it relates to managing the balance sheet and the acquisition and disposition of assets.

•
Uncompromising Focus on Operations.  Parkway believes that its uncompromising focus on operations is what sets it apart from other office property owners.  An important goal of the FOCUS Plan is to move decision-making authority to the regional office level.  The Company’s market leaders already have the responsibility of setting rents, increasing net operating income margins and maintaining a consistent standard of operations and will be given more profit and loss responsibility and investment authority going forward.  It is important that we know our markets, which is best achieved when Parkway’s people live and work within the market.  An integral part of the FOCUS Plan is a program referred to as “We Know…City.”  These three words imply that Parkway employees know more than just how to manage real estate, but that they have a deep understanding of a city’s history, economics, infrastructure, politics and much more.  By truly knowing the cities where the Company is invested, we are better positioned for leasing, active asset management, recruitment and investments.

•
Shareholder Returns.  All of the previously mentioned goals funnel to the ultimate goal of the FOCUS Plan, which is to maximize total return to Parkway’s shareholders.  The Company has set a goal of achieving a 12% compounded annual total return to its shareholders for the three-year period starting July 1, 2010.

During 2010 and through March 4, 2011, the Company achieved the following major accomplishments (for accomplishments after March 4, 2011 see Note N):

•
Reduced Parkway’s share of total debt by $64.6 million.  Parkway’s net debt to EBITDA multiple was reduced from 6.3 times at December 31, 2009 to 5.9 times at December 31, 2010.  Parkway’s net debt to gross asset value was reduced from 52.8% at December 31, 2009 to 49.8% at December 31, 2010.

•
Completed $45.0 million Series D Preferred stock offering.  Parkway received approximately $45.0 million in net proceeds by issuing 1.97 million shares of its 8.0% Series D Cumulative Redeemable Preferred Stock in August 2010.

•
Parkway and Fund II invested $200.0 million in office properties.  Parkway sold Carmel Crossing, Falls Pointe, and Lakewood II to Fund II for $33.0 million during the fourth quarter of 2010, and acquired 3344 Peachtree for $167.3 million (Fund II’s investment in the property was $160 million) in January 2011.  The Company’s total assets under management including the purchase of 3344 Peachtree now totals $2.1 billion, with 33% of these assets in fund or fund-like joint ventures.

•
Signed over 2.9 million square feet of leases.  Parkway had a significant amount of leasing activity during 2010 with over 2.9 million square feet of leases signed and reduced its 2011 expirations from 17.9% as of the fourth quarter of 2008 to 11.7% as of the fourth quarter of 2010.

•
Closed on new $200.0 million unsecured revolving credit facilities.  Parkway closed on the new credit facilities in January 2011.  The new credit facilities have an initial term of three years and replace the prior unsecured revolving credit facility, term loan and working capital facility that were scheduled to mature on April 27, 2011.

•	Selected for national best place to work list for third consecutive year. Parkway ranked 20th on the medium list of Entrepreneur’s Great Place to Work® Rankings: 2010 Best Small & Medium Workplaces.

•
Parkway’s development property received LEED Gold certification.  The Pinnacle at Jackson Place in Jackson, Mississippi received LEED Gold certification for Core & Shell from the U.S. Green Building Council in December 2010.

Discretionary Funds.  On July 6, 2005, Parkway, through affiliated entities, entered into a limited partnership agreement forming Fund I for the purpose of acquiring high-quality multi-tenant office properties.  Ohio PERS is a 75% investor and Parkway is a 25% investor in the Fund, which is capitalized with approximately $200.0 million of equity capital and $300.0 million of non-recourse, fixed-rate first mortgage debt.  At February 15, 2008, Fund I was fully invested.

Fund I targeted properties with an anticipated leveraged internal rate of return of greater than 11%.  Parkway serves as the general partner of the fund and provides asset management, property management, leasing and construction management services to the fund, for which it is paid market-based fees.  After each partner has received a 10% annual cumulative preferred return and a return of invested capital, 60% will be distributed to Ohio PERS and 40% to Parkway.  The term of Fund I will be seven years from the date the fund was fully invested until February 2015, with provisions to extend the term for two additional one-year periods.

On May 14, 2008, Parkway, through affiliated entities, entered into a limited partnership agreement forming a $750.0 million discretionary fund, known as Fund II with TRST for the purpose of acquiring high-quality multi-tenant office properties.  TRST is a 70% investor and Parkway is a 30% investor in the fund, which will be capitalized with approximately $375.0 million of equity capital and $375.0 million of non-recourse, fixed-rate first mortgage debt.  Parkway’s share of the equity contribution for the fund will be $112.5 million and will be funded with operating cash flows, proceeds from asset sales, issuance of equity securities and/or advances on the credit facility as needed on a temporary basis.  Fund II targets acquisitions in the core markets of Houston, Austin, San Antonio, Chicago, Atlanta, Phoenix, Charlotte, Memphis, Nashville, Jacksonville, Orlando, Tampa/St. Petersburg, and Ft. Lauderdale, as well as other growth markets to be determined at Parkway’s discretion.

Fund II targets properties with an anticipated leveraged internal rate of return of greater than 10%.  Parkway serves as the general partner of the fund and provides asset management, property management, leasing and construction management services to the fund, for which it is paid market-based fees.  Cash will be distributed pro rata to each partner until a 9% annual cumulative preferred return is received and invested capital is returned.  Thereafter, 56% will be distributed to TRST and 44% to Parkway.  Parkway has four years, or through May 2012, to identify and acquire properties (the “Investment Period”), with funds contributed as needed to close acquisitions.  Parkway will exclusively represent the fund in making acquisitions within the target markets and acquisitions with certain predefined criteria.  Parkway will not be prohibited from making fee-simple or joint venture acquisitions in markets outside of the target markets, acquiring properties within the target markets that do not meet Fund II’s specific criteria or selling a full or partial interest in currently owned properties.  The term of Fund II will be seven years from the expiration of the Investment Period, with provisions to extend the term for two additional one-year periods at the discretion of Parkway.  At March 1, 2011, Fund II had remaining investment capacity of $552.1 million of which $81.8 million represents Parkway’s remaining equity contribution that would be due in connection with additional investments in office properties.

Financial Condition

Comments are for the balance sheet dated December 31, 2010 as compared to the balance sheet dated December 31, 2009.

Office and Parking Properties.   In 2010, Parkway continued the execution of its strategy of operating and acquiring office properties as well as liquidating non-strategic assets that no longer meet the Company's investment criteria or the Company has determined value will be maximized by selling.  The Company delayed new investments in office properties in 2009 until there was further clarity in values.  During 2010, the Company began to see investment opportunities come available as evidenced by Fund II making its first investment during the fourth quarter of 2010 and second investment in January 2011. During the year ended December 31, 2010, total assets decreased $8.5 million or 0.5%.

Acquisitions and Improvements.  Parkway's investment in office and parking properties decreased $12.1 million net of depreciation to a carrying amount of $1.4 billion at December 31, 2010 and consisted of 61 office and parking properties.  The primary reason for the decrease in office and parking properties relates to the net effect of building improvements and the purchase of three office properties, offset by the sale of one office property, depreciation recorded during the year and a non-cash impairment loss recorded during the fourth quarter of 2010.

During the third quarter of 2010, the Company acquired its partner’s 25% interest in Parkway Moore, LLC and Moore Building Associates, LP for $2,500.  These entities were established for the purpose of owning the Toyota Center, a 175,000 square foot office building in Memphis, Tennessee.  Therefore, at September 30, 2010, the Company owned 100% of the entities and the Toyota Center.

During the year ending December 31, 2010, Fund II purchased three office properties as follows (in thousands):

		Parkway	Square	Date	Purchase
Office Property	Location	Ownership	Feet	Purchased	Price

Fund II Purchases:
Falls Pointe (1)	Atlanta, Georgia	30%	107	10/29/10	$5,000
Lakewood II (1)	Atlanta, Georgia	30%	128	10/29/10	3,000
Carmel Crossing (1)	Charlotte, North Carolina	30%	326	12/14/10	25,000
			561		$33,000

(1)
During the third quarter of 2010, the Company purchased the first mortgage loan associated with RubiconPark I, LLC (“Rubicon JV”), which owned Falls Pointe, Lakewood II, and Carmel Crossing, for a net purchase price of $33.0 million.  During the fourth quarter of 2010, the Company, as holder of the mortgage, foreclosed on the three properties that served as collateral for the associated loan.  Also, during the fourth quarter of 2010, the Company sold the three assets to Fund II.  Parkway recorded approximately $740,000 in management company expense on the consolidated statement of operations related to acquisition costs on these investments.  As a result of the sale to Fund II, Parkway’s ownership interest in these assets increased from 20% to 30%.

On January 21, 2011, the Company and Fund II acquired the office and retail portion of 3344 Peachtree located in the Buckhead submarket of Atlanta for $167.3 million.  3344 Peachtree contains approximately 484,000 square feet of office and retail space and includes an adjacent eleven-story parking structure.  Fund II’s investment in the property totaled $160.0 million, with Parkway funding the remaining $7.3 million.  Due to Parkway’s additional investment, the Company’s effective ownership in the property is 33.0%. An additional $2.6 million is expected to be spent for closing costs, building improvements, leasing costs and tenant improvements during the first two years of ownership.  Simultaneous with closing, Fund II assumed the $89.6 million existing non-recourse first mortgage loan, which matures on October 1, 2017, and carries a fixed interest rate of 4.8%.  In accordance with Generally Accepted Accounting Principles (“GAAP”), the mortgage loan was recorded at $87.2 million to reflect the value of the instrument based on a market interest rate of 5.25% on the date of purchase. Parkway's equity contribution in the investment is $25.5 million and was initially funded through availability under the Company's credit facility.

On February 4, 2011, the Company purchased its partner’s 50% interest in the Wink-Parkway Partnership (“Wink JV”) for $250,000.  The Wink JV was established for the purpose of owning the Wink Building, a 32,000 square foot office property in New Orleans, Louisiana.  Upon completing the purchase of its partner’s interest, Parkway now owns 100% of the Wink Building.

On March 31, 2011, Fund II purchased 245 Riverside located in the central business district of Jacksonville, Florida for $18.5 million.  245 Riverside contains approximately 135,000 square feet of office space.  An additional $1.6 million is expected to be spent for closing costs, building improvements, leasing costs and tenant improvements during the first two years of ownership.  In connection with the purchase, Fund II placed a $9.3 million non-recourse first mortgage loan secured by the property with an initial thirty-six month interest only period and a maturity date of March 31, 2019.  The mortgage loan has a stated rate of LIBOR plus 200 basis points.  In connection with the mortgage loan, Fund II entered into an interest rate swap agreement that fixes the interest rate at 5.3% through September 30, 2018.  Parkway’s equity contribution of $2.8 million was funded through availability under the Company’s credit facility.  Parkway’s effective ownership interest in this asset is 30%.

On April 8, 2011, Fund II purchased Corporate Center Four at International Plaza (“Corporate Center Four”) located in the Westshore submarket of Tampa, Florida for $45.0 million.  Corporate Center Four contains approximately 250,000 square feet of office space.  An additional $5.6 million is expected to be spent for closing costs, building improvements, leasing costs and tenant improvements during the first two years of ownership.  In connection with the purchase, Fund II placed a $22.5 million non-recourse mortgage loan with an initial thirty-six month interest only period and a maturity date of April 8, 2019.  The mortgage loan has a stated rate of LIBOR plus 200 basis points.  In connection with the mortgage loan, Fund II entered into an interest rate swap agreement that fixes the interest rate at 5.4% through October 8, 2018.  Parkway’s equity contribution of $6.8 million was funded through availability under the Company’s credit facility.  Parkway’s effective ownership interest in this asset is 30%.

On May 18, 2011, Fund II completed the closing of its purchase of four additional office properties for $316.5 million.  The four properties include Two Liberty Place in Philadelphia, Two Ravinia Drive in Atlanta, Bank of America Center in Orlando, and Cypress Center I, II and III (“Cypress Center”) in Tampa.  The properties contain approximately 2.1 million square feet of office space, and an additional $20.9 million is expected to be spent for closing costs, building improvements, leasing costs and tenant improvements during the first two years of ownership.  An existing institutional investor in Two Liberty Place retained an 11% ownership in the property.  Parkway’s pro rata share of Two Liberty Place is 19% and Parkway’s partner in Fund II owns the remaining 70% interest.  Fund II acquired 100% of the remaining three assets, with Parkway’s ownership at 30%.  In connection with the purchases, Fund II placed separate non-recourse mortgage loans on each property totaling $158.3 million with a weighted average interest rate of 4.99%, initial thirty-six month interest only periods, and maturity dates ranging from May 2016 to June 2019.  Parkway’s equity contribution of $37.6 million was funded through availability under the Company’s credit facility.

On June 30, 2011, Fund II purchased Hayden Ferry Lakeside I (“Hayden Ferry I”) located in the Tempe submarket of Phoenix, Arizona, for $39.4 million.  Hayden Ferry I contains approximately 203,000 square feet of office space.  An additional $4.3 million is expected to be spent for closing costs, building improvements, leasing costs and tenant improvements during the first two years of ownership.  Fund II obtained a $22.0 million non-recourse mortgage loan with a fixed interest rate of 4.5%, an initial thirty-six month interest only period, and a maturity date of July 25, 2018.  Parkway's equity contribution of $5.2 million was funded through availability under the Company’s credit facility.  Parkway’s effective ownership interest in this asset is 30%.

On May 18, 2011, the Company closed on the agreement with Eola Capital, LLC (“Eola”) in which Eola contributed its Property Management Company (the “Management Company”) to Parkway.  Eola’s principals contributed the Management Company to Parkway for initial consideration of $32.4 million in cash and Eola’s principals have the opportunity to earn (i) up to 1.574 million units of limited partnership interest in Parkway’s operating partnership (“OP Units”) through an earn-out arrangement and (ii) up to 226,000 additional OP Units through an earn-up arrangement.  To the extent earned, all OP Units are redeemable for shares of Parkway common stock on a one-for-one basis.  Earn-out and earn-up consideration is contingent upon the achievement by the Management Company of targeted annual gross fee revenue and/or share price levels during an initial period for the balance of 2011 after closing and a second period for the full calendar year 2012.  The earn-out and earn-up consideration is accounted for as a liability and therefore, any changes in fair value is measured through profit and loss each reporting date until the contingency is resolved. Parkway also has protections against fee income loss in the form of a provision requiring specific payments to Parkway in the event of certain terminations of existing management contracts and a non-compete agreement with regard to the existing management contracts of the Management Company. The Management Company was contributed to a wholly-owned taxable REIT subsidiary and therefore, the Company began incurring income tax expenses upon closing of the agreement. The Management Company currently manages assets totaling approximately 11.2 million square feet. Parkway funded the cash consideration for the Management Company contribution with operating cash flow, proceeds from the disposition of office properties, proceeds from an equity issuance and amounts available under the Company’s credit facilities.

During the year ending December 31, 2010, the Company capitalized building improvements of $36.3 million and recorded depreciation expense of $67.4 million related to its office and parking properties.

Dispositions

During the year ended December 31, 2010, Parkway sold one office property as follows (in thousands):

		Square	Date	Gross
Office Property	Location	Feet	Sold	Sales Price	Gain

One Park Ten (1)	Houston, Texas	163	04/15/10	$15,700	$8,518

(1)	In accordance with GAAP, the gain on sale of real estate and all current and prior period income from this property has been classified as discontinued operations.

During the fourth quarter of 2010, the Company recorded non-cash impairment losses of $4.1 million related to non-strategic office properties targeted for sale in Columbia, South Carolina, and Richmond, Virginia.  The Company began actively marketing these assets around year end.  As part of the marketing process, the Company estimated that the fair value of these assets was less than their carrying value at December 31, 2010.  Therefore, in accordance with GAAP, an impairment loss for the assets was recorded during the fourth quarter of 2010.

On May 11, 2011, the Company sold 233 North Michigan, a 1.1 million square foot office property in Chicago, Illinois, for a gross sales price of $162.2 million.  At closing, the Company repaid the $84.6 million first mortgage secured by the property that was scheduled to mature in July 2011.  Parkway received net cash proceeds after repayment of the mortgage loan of $74.0 million, which were used to reduce amounts outstanding under the Company’s credit facility.  The Company recognized a gain on extinguishment of debt of $302,000, which is classified as income from discontinued operations and a gain on the sale of real estate from discontinued operations of $4.3 million during the second quarter of 2011.

On July 6, 2011, RubiconPark II, LLC, sold Maitland 200, a 204,000 square foot office property located in the Maitland submarket of Orlando, for a gross sale price of $23 million.  The $16.9 million mortgage loan secured by the property was repaid upon closing.  Parkway owned a 20% interest in the property and received a priority distribution after the repayment of secured debt of $2.8 million, which was used to reduce amounts outstanding under the Company's credit facility. The Company recognized a gain on the sale of $743,000 during the third quarter of 2011. Additionally, the Company retained management of the property and therefore, the gain was recorded in continuing operations during the third quarter of 2011.

On July 19, 2011, the Company sold Greenbrier Towers I & II, two office properties totaling 172,000 square feet in Hampton Roads, Virginia, for a gross sale price of $16.7 million.  The sale represented the Company’s exit from this market.  The properties were unencumbered by debt at the time of the sale.  Parkway received $16.1 million in net proceeds at closing, which were used to reduce amounts outstanding under the Company's credit facility.  The Company recognized a gain on the sale of real estate from discontinued operations of $1.2 million during the third quarter of 2011.  During the third quarter of 2011 all current and prior period income was reclassified to discontinued operations.

On August 16, 2011, the Company sold Glen Forest, an 81,000 square foot office property in Richmond, Virginia, for a gross sale price of $9.3 million.  The property was unencumbered by debt at the time of the sale.  Parkway received $8.9 million in net proceeds at closing, which were used to reduce amounts outstanding under the Company's credit facility.  The Company recognized a gain on the sale of real estate from discontinued operations of $1.1 million during the third quarter of 2011.  During the third quarter of 2011 all current and prior period income was reclassified to discontinued operations.

On September 8, 2011, the Company sold Tower at 1301 Gervais, a 298,000 square foot office property in Columbia, South Carolina, for a gross sale price of $19.5 million.  The property was unencumbered by debt at the time of the sale.  Parkway received $17.9 million in net proceeds at closing, which were used to reduce amounts outstanding under the Company's credit facility.  The Company recognized a total non-cash impairment loss of $2.7 million during the nine months ended September 30, 2011.  This impairment loss and all income from current and prior periods has been classified as discontinued operations.  During the third quarter of 2011 all current and prior period income was reclassified to discontinued operations.

The Company is under contract to sell 111 East Wacker, a 1.0 million square foot office property located in the central business district of Chicago, Illinois, for a gross sale price of $150.6 million. The property currently serves as collateral for a $148.5 million non-recourse mortgage loan with a fixed interest rate of 6.3% and maturity date in July 2016.  As of September 22, 2011, the buyer has concluded its due diligence and has deposited earnest money of $2.4 million.  The sale is expected to close during the fourth quarter of 2011, subject to the buyer’s successful modification and assumption of the existing mortgage loan and customary closing conditions.  The Company recognized a non-cash impairment loss of $18.8 million in the third quarter of 2011 and has classified the property as held for sale at September 30, 2011 with all income classified as discontinued operations for all current and prior periods presented.

The Company has reached an agreement in principle to sell its interests in the office portfolio owned by Parkway Properties Office Fund, LP (“Fund I”), for which Parkway is a limited partner and serves as general partner.  The office portfolio is comprised of 2.7 million square feet and Parkway’s effective ownership of the portfolio is approximately 28.2%.  The properties are secured by a total of $293.1 million in non-recourse mortgage loans, of which $82.7 million is Parkway’s share, with an average interest rate of 5.6%.  In connection with this agreement to sell the Company’s interests in the portfolio owned by Fund I, the Company recorded an impairment loss in the third quarter of 2011 totaling $100.2 million, of which $28.0 million is Parkway’s share.

Mortgage Loans.  Parkway’s investment in mortgage loans increased $2.2 million or 27.2% for the year ended December 31, 2010, and is primarily due to the $1.5 million note receivable placed in connection with the sale of One Park Ten discussed above.

Rents Receivable and Other Assets. For the year ended December 31, 2010, rents receivable and other assets increased $13.2 million or 11.3%. The net increase is primarily due to the increase in escrow bank account balances, which was caused by the contribution of funds in connection with office property capital expenditures,  a non-refundable earnest money deposit related to the purchase of 3344 Peachtree, which Fund II purchased during the first quarter of 2011 and payment of capitalized lease commissions, offset by amortization of existing capitalized lease commissions.

Intangible Assets, Net.  For the year ended December 31, 2010, intangible assets net of related amortization decreased $11.1 million or 18.0% and was primarily due to annual amortization of existing intangible assets.

Accounts Payable and Other Liabilities.  For the year ended December 31, 2010, accounts payable and other liabilities increased $10.2 million or 11.5% primarily due to the timing of payment of expenses as well as the recognition of a liability for deferred revenue in the amount of $5.2 million in connection with lease termination fees received for two customers’ leases with termination dates of March 2012 and August 2016.

Notes Payable to Banks.  Notes payable to banks increased $10.8 million or 10.8% for the year ended December 31, 2010.  At December 31, 2010, notes payable to banks totaled $110.8 million and the increase is primarily attributable to advances on the credit facility to repay mortgage debt maturities during the year, make investments in and improvements to office properties, offset by proceeds received from the Company’s Series D Preferred Stock offering, the sale of one office property and mortgages obtained during the year.

On January 31, 2011, the Company closed a new $190.0 million unsecured revolving credit facility and a new $10.0 million unsecured working capital revolving credit facility. The new credit facilities have an initial term of three years and replaced the existing unsecured revolving credit facility, term loan and working capital facility that were scheduled to mature on April 27, 2011. The Company also has a $100.0 million interest rate swap associated with the credit facilities that expires March 31, 2011, locking LIBOR at 3.635%. The Company does not anticipate an extinguishment of this interest rate swap prior to its stated expiration as the hedged item relates to interest rate payments on $100.0 million of LIBOR-based debt and the forecasted transaction remains probable at December 31, 2010.  Wells Fargo Securities and JP Morgan Securities LLC acted as Joint Lead Arrangers and Joint Book Runners on the unsecured revolving credit facility. In addition, Wells Fargo Bank, N.A. acted as Administration Agent and JPMorgan Chase Bank, N.A. acted as Syndication Agent. Other participating lenders include PNC Bank, N.A., Bank of America, N.A., US Bank, N.A., Trustmark National Bank, and BancorpSouth Bank. The working capital revolving credit facility was provided solely by PNC Bank, N.A.

Mortgage Notes Payable. During the year ended December 31, 2010, mortgage notes payable decreased $79.2 million or 9.3% as a result of the following (in thousands):
Increase
(Decrease)

Placement of mortgage debt on wholly-owned properties	$70,000
Principal paid on early extinguishment of debt	(126,277)
Transfer of mortgage to purchaser of One Park Ten	(8,666)
Scheduled principal payments	(14,222)
$(79,165)

On February 8, 2010, the Company obtained a $35.0 million non-recourse, first mortgage loan related to the refinance of a $60.0 million recourse mortgage that was scheduled to mature in May 2010.  The mortgage loan bears interest at a fixed rate of 7.25% and is secured by the Company’s Capital City Plaza building in Atlanta, Georgia.  The mortgage loan matures in March 2017 and includes the option to be prepaid at the end of five years at a cost of 1% of the outstanding loan balance.  The Company used available proceeds under its credit facility to pay the $25.0 million difference on the maturing mortgage loan.

On April 15, 2010, in connection with the sale of One Park Ten in Houston, Texas, the buyer assumed the $8.7 million first mortgage loan secured by the property.  The mortgage loan carried an interest rate of 7.1% and was scheduled to mature in June 2012.  During the second quarter of 2010, the Company recorded a $136,000 loss on the extinguishment of debt associated with the buyer’s assumption of the mortgage loan.

On April 30, 2010, the Company repaid a $17.2 million mortgage loan secured by two office properties in Houston, Texas and one office property in Atlanta, Georgia, utilizing available proceeds under its credit facility.  The mortgage had an interest rate of 5.3% and was scheduled to mature on May 1, 2010.

On May 28, 2010, the Company obtained a $23.0 million non-recourse, first mortgage loan secured by Citrus Center, a 261,000 square foot office property in Orlando, Florida.  The mortgage loan had a fixed interest rate of 6.3% and a term of ten years.  The proceeds were used to reduce amounts outstanding under the Company’s credit facility.

Upon maturity, on June 1, 2010, the Company paid off its share and its partner’s share of a $10.6 million mortgage note payable secured by the Toyota Center, a 175,000 square foot office property in Memphis, Tennessee, utilizing available proceeds under the Company’s credit facility. The mortgage had an interest rate of 7.9%. The Toyota Center office property was previously owned by a consolidated joint venture, Moore Building Associates, LP, in which the Company served as the general partner. However, during the third quarter of 2010, Parkway purchased the partner’s interest, thereby placing Parkway’s ownership of the property at 100%.

On July 8, 2010, the Company obtained a $12.0 million non-recourse first mortgage loan secured by the Stein-Mart building, a 196,000 square foot office property in Jacksonville, Florida.  The mortgage loan had a fixed interest rate of 6.5% and a term of ten years.  The proceeds were used to reduce amounts outstanding under the Company’s credit facility.

On October 8, 2010, the Company repaid a $7.6 million mortgage loan secured by One Jackson Place, a 220,000 square foot office property in Jackson, Mississippi.  The mortgage loan had a fixed interest rate of 7.9%.  The Company repaid the mortgage loan using available proceeds under the Company’s credit facility.

On December 15, 2010, the Company repaid a $31.0 million mortgage loan secured by Squaw Peak Corporate Center, a 290,000 square foot office complex in Phoenix, Arizona. The mortgage loan had a fixed interest rate of 4.9%. The Company repaid the mortgage loan using available proceeds under the Company’s credit facility.

On January 21, 2011, in connection with its purchase of 3344 Peachtree in Atlanta, Georgia, Fund II assumed the $89.6 million existing non-recourse first mortgage loan, which matures on October 1, 2017, and carries a fixed interest rate of 4.8%.  In accordance with GAAP, the mortgage loan was recorded at $87.2 million to reflect the value of the instrument based on a market interest rate of 5.25% on the date of purchase.

On February 18, 2011, Fund II obtained a $10.0 million mortgage loan secured by Carmel Crossing, a 326,000 square foot office complex in Charlotte, North Carolina.  The mortgage loan has a fixed rate of 5.5% and a term of nine years.  Parkway received $2.4 million in net proceeds from the loan, which represents its 30% equity investment in the property.  The proceeds were used to reduce amounts outstanding under the Company’s credit facility.

On March 31, 2011, Fund II obtained a $9.3 million mortgage loan secured by 245 Riverside, a 135,000 square foot office property in Jacksonville, Florida.  The mortgage has a stated rate of LIBOR plus 200 basis points, an initial thirty-six month interest only period and a maturity of March 31, 2019.  In connection with this mortgage, Fund II entered into an interest rate swap that fixes the interest rate at 5.3% through September 30, 2018.

On April 8, 2011, Fund II obtained a $22.5 million mortgage loan secured by Corporate Center Four, a 250,000 square foot office property in Tampa, Florida.  The mortgage has a stated rate of LIBOR plus 200 basis points, an initial thirty-six month interest only period and a maturity of April 8, 2019.  In connection with this mortgage, Fund II entered into an interest rate swap that fixes the interest rate at 5.4% through October 8, 2018.

On May 11, 2011, the Company sold 233 North Michigan, a 1.1 million square foot office property located in the central business district of Chicago, for a gross sale price of $162.2 million.  At closing, the Company repaid the $84.6 million non-recourse mortgage loan secured by the property that was scheduled to mature in July 2011.  Parkway received net cash proceeds after the repayment of the mortgage loan of approximately $74 million, which were used to reduce amounts outstanding under the Company’s credit facility.  The Company recognized a gain on extinguishment of debt of $302,000 during the second quarter of 2011, which is recorded in income from discontinued operations.

On May 18, 2011, Fund II obtained the following mortgage loans in connection with the purchase of four office properties:

•
A $12.1 million non-recourse mortgage loan secured by Cypress Center, a 286,000 square foot office complex in the Westshore submarket of Tampa, Florida.  The mortgage loan has a stated rate of LIBOR plus 200 basis points with a maturity of May 18, 2016.  Upon obtaining the mortgage, Fund II entered into an interest rate swap that fixes the interest rate at 4.1% through November 18, 2015.

•
A $33.9 million non-recourse mortgage loan secured by Bank of America Center, a 421,000 square foot office property in the central business district of Orlando, Florida.  The mortgage loan has a stated rate of LIBOR plus 200 basis points with a maturity of May 18, 2018.  Upon obtaining the mortgage, Fund II entered into an interest rate swap that fixes the interest rate at 4.7% through November 18, 2017.

•
A $22.1 million non-recourse mortgage loan secured by Two Ravinia Drive, a 438,000 square foot office property located in the Central Perimeter submarket of Atlanta, Georgia.  The mortgage loan has a stated rate of LIBOR plus 200 basis points with a maturity of May 20, 2019.  Upon obtaining the mortgage, Fund II entered into an interest rate swap that fixes the interest rate at 4.99% through November 18, 2018.

•
A $90.2 million non-recourse mortgage loan secured by Two Liberty Place, a 941,000 square foot office property located in the central business district of Philadelphia, Pennsylvania.  The mortgage loan has a fixed rate of 5.2% and a maturity date of June 10, 2019.

On May 18, 2011, the Company issued 1.0 million additional shares of its 8.0% Series D Cumulative Redeemable Preferred Stock to an institutional investor at a price of $25.00 per share, equating to a yield of 8.0%.  The Series D Preferred Stock has a $25.00 liquidation value per share and is redeemable at the option of the Company at any time upon proper notice.  The Company used the net proceeds of approximately $26.2 million to fund the combination with Eola and the Company’s share of equity contributions to purchase Fund II office properties.

On June 1, 2011, the Company repaid a $9.9 million non-recourse mortgage loan secured by Forum I, a 163,000 square foot office property in Memphis, Tennessee.  The mortgage loan had a fixed interest rate of 5.3%.  The Company repaid the mortgage loan using available proceeds under the credit facility.

Upon its maturity on June 1, 2011, the Company elected not to repay an $8.5 million non-recourse mortgage loan secured by the Wells Fargo Building, a 136,000 square foot office building in Houston.  This mortgage loan had a fixed interest rate of 4.4%.  The Company is currently in default on this mortgage and the lender has identified a third-party buyer for the mortgage.  The Company expects a loan foreclosure or deed in lieu of loan foreclosure on the property, and has recognized an impairment loss on real estate of $7.0 million during the third quarter of 2011.  Upon foreclosure, the Company expects to record a gain on foreclosure of $3.9 million.

On July 25, 2011, Fund II obtained a $22 million mortgage loan secured by Hayden Ferry I, a 203,000 square foot office property located in the Tempe submarket of Phoenix, Arizona.  The mortgage loan has a stated rate of LIBOR plus 200 basis points, an initial thirty-six month interest only period, and a maturity date of July 25, 2018.  In connection with this mortgage, Fund II entered into an interest rate swap that fixes the interest rate at 4.5% through January 25, 2018.

The Company expects to continue seeking primarily fixed rate, non-recourse mortgage financing with maturities from five to ten years typically amortizing over 25 to 30 years on select office building investments as additional capital is needed.  The Company monitors a number of leverage and other financial metrics defined in the loan agreements for the Company’s unsecured credit facility and working capital unsecured credit facility, which includes the Company’s total debt to total asset value.  In addition, the Company monitors interest, fixed charge and modified fixed charge coverage ratios as well as the net debt to gross asset value ratio and the net debt to EBITDA multiple. The interest coverage ratio is computed by comparing the cash interest accrued to EBITDA.  The fixed charge coverage ratio is computed by comparing the cash interest accrued, principal payments made on mortgage loans and preferred dividends paid to EBITDA.  The modified fixed charge coverage ratio is computed by comparing cash interest accrued and preferred dividends paid to EBITDA.  The net debt to EBITDA multiple is computed by comparing Parkway’s share of net debt to EBITDA computed for a trailing 12-month period.  Management believes all of the leverage and other financial metrics it monitors, including those discussed above, provide useful information on total debt levels as well as the Company’s ability to cover interest, principal and/or preferred dividend payments.  The Company targets a net debt to gross asset value ratio of 50% or less and a net debt to EBITDA multiple of 6.5 times or less.

The reconciliation of net loss for Parkway Properties, Inc. to EBITDA and the computation of the Company’s proportionate share of the interest, fixed charge, modified fixed charge coverage ratios, as well as the net debt to EBITDA multiple is as follows for the year ended December 31, 2010 and 2009 (in thousands):

	Year Ended
	December 31
	2010	2009
Net loss for Parkway Properties, Inc.	$(2,618)	$(11,603)
Adjustments to loss for Parkway Properties, Inc.:
Interest expense	53,062	53,374
Amortization of financing costs	1,713	2,319
Prepayment expenses - early extinguishment of debt	189	-
Depreciation and amortization	92,311	92,726
Amortization of share-based compensation	1,319	2,581
Net (gain) loss on real estate investments and involuntary conversion	(4,438)	7,524
Tax expense	2	2
EBITDA adjustments - unconsolidated joint ventures	488	1,358
EBITDA adjustments - noncontrolling interest in real estate partnerships	(29,939)	(32,698)

EBITDA (1)	$112,089	$115,583

Interest coverage ratio:
EBITDA	$112,089	$115,583
Interest expense:
Interest expense	$53,062	$53,374
Interest expense - unconsolidated joint ventures	145	501
Interest expense - noncontrolling interest in real estate partnerships	(12,000)	(12,283)
Total interest expense	$41,207	$41,592
Interest coverage ratio	2.72	2.78

Fixed charge coverage ratio:
EBITDA	$112,089	$115,583
Fixed charges:
Interest expense	$41,207	$41,592
Preferred dividends	6,325	4,800
Principal payments (excluding early extinguishment of debt)	14,222	13,615
Principal payments - unconsolidated joint ventures	33	142
Principal payments - noncontrolling interest in real estate partnerships	(1,056)	(981)
Total fixed charges	$60,731	$59,168
Fixed charge coverage ratio	1.85	1.95

Modified fixed charge coverage ratio:
EBITDA	$112,089	$115,583
Modified fixed charges:
Interest expense	$41,207	$41,592
Preferred dividends	6,325	4,800
Total fixed charges	$47,532	$46,392
Modified fixed charge coverage ratio	2.36	2.49

Net Debt to EBITDA multiple:
EBITDA – trailing 12 months	$112,089	$115,583
Parkway’s share of total debt:
Mortgage notes payable	$773,535	$852,700
Notes payable to banks	110,839	100,000
Adjustments for unconsolidated joint ventures	2,474	2,507
Adjustments for noncontrolling interest in real estate partnerships	(211,836)	(215,604)
Parkway’s share of total debt	675,012	739,603
Less: Parkway’s share of cash	(9,652)	(10,231)
Parkway’s share of net debt	$665,360	$729,372
Net Debt to EBITDA multiple	5.9	6.3

 (1) Parkway defines EBITDA, a non-GAAP financial measure, as net income before interest, income taxes, depreciation, amortization, losses on early extinguishment of debt and other gains and losses.  EBITDA, as calculated by us, is not comparable to EBITDA reported by other REITs that do not define EBITDA exactly as we do.

The Company believes that EBITDA helps investors and Parkway’s management analyze the Company’s ability to service debt and pay cash distributions.  However, the material limitations associated with using EBITDA as a non-GAAP financial measure compared to cash flows provided by operating, investing and financing activities are that EBITDA does not reflect the Company’s historical cash expenditures or future cash requirements for working capital, capital expenditures or the cash required to make interest and principal payments on the Company’s outstanding debt.  Although EBITDA has limitations as an analytical tool, the Company compensates for the limitations by only using EBITDA to supplement GAAP financial measures.  Additionally, the Company believes that investors should consider EBITDA in conjunction with net income and the other required GAAP measures of its performance and liquidity to improve their understanding of Parkway’s operating results and liquidity.

Parkway views EBITDA primarily as a liquidity measure and, as such, the GAAP financial measure most directly comparable to it is cash flows provided by operating activities.  Because EBITDA is not a measure of financial performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for operating income, net income, or cash flows provided by operating, investing and financing activities prepared in accordance with GAAP.  The following table reconciles cash flows provided by operating activities to EBITDA for the year ended December 31, 2010 and 2009 (in thousands):

	Year Ended
	December 31
	2010	2009

Cash flows provided by operating activities	$68,059	$69,934

Amortization of (above) below market leases	566	(51)
Amortization of mortgage loan discount	710	607
Operating distributions from unconsolidated joint ventures	-	(392)
Interest expense	53,062	53,374
Loss on early extinguishment of debt	189	-
Tax expense	2	2
Change in deferred leasing costs	13,425	16,348
Change in receivables and other assets	4,194	(3,678)
Change in accounts payable and other liabilities	(9,782)	(228)
Adjustments for noncontrolling interests	(19,150)	(22,136)
Adjustments for unconsolidated joint ventures	814	1,803
EBITDA	$112,089	$115,583

Equity.  Total equity increased $49.7 million or 8.7% during the year ended December 31, 2010 as a result of the following (in thousands):

Increase
(Decrease) (Decrease)
Net loss attributable to Parkway Properties, Inc.	$(2,618)
Net loss attributable to noncontrolling interest	(10,789)
Net loss	(13,407)
Change in market value of interest rate swaps	1,889
Comprehensive loss	(11,518)
Common stock dividends declared	(6,494)
Preferred stock dividends declared	(6,325)
Share-based compensation	1,319
Issuance of preferred stock	44,811
Shares issued in lieu of Director’s Fees	285
Issuance costs for shelf registration	(14)
Shares purchased to satisfy tax withholding obligation on vesting of restricted stock and deferred incentive share units	(821)
Net shares distributed from deferred compensation plan	503
Contribution of capital by noncontrolling interest	27,912
$49,658

On August 9, 2010, the Company issued 1.97 million additional shares of its 8.0% Series D Cumulative Redeemable Preferred Stock at a price of $23.757 per share equating to a yield of 8.500% (excluding accrued dividends).  The Series D Preferred Stock has a $25 liquidation value per share and was redeemable at the option of the Company as of June 27, 2008.  Wells Fargo Securities, LLC and Banc of America Securities LLC acted as joint book-running managers on the transaction.  The Company used the net proceeds of approximately $45.0 million to reduce amounts outstanding under the Company’s credit facility and for general corporate purposes.

Results of Operations

Comments are for the year ended December 31, 2010 compared to the year ended December 31, 2009.

Net loss attributable to common stockholders for the years ended December 31, 2010 and 2009 was $8.9 million ($0.42 per basic common share) and $16.4 million ($0.85 per basic common share), respectively.  The primary reasons for the decrease in net loss attributable to common stockholders for the year ended December 31, 2010 as compared to the same period for 2009 is primarily due to the gain on sale of real estate from discontinued operations of $8.5 million, which is attributable to one asset sold in 2010.  Gains on the sale of real estate and involuntary conversion of $8.6 million, offset by impairment losses totaling $4.1 million, were included in net loss attributable to common stockholders for the year ended December 31, 2010.  Net gains on the sale of real estate and involuntary conversion of $1.3 million, offset by impairment losses totaling $8.8 million, were included in net loss attributable  to common stockholders for the year ended December 31, 2009.  The change in gain (loss) on real estate investments, and involuntary conversion as well as the discussion of other variances for income and expense items that comprise net loss attributable to common stockholders is discussed in detail below.

Office and Parking Properties. The analysis below includes changes attributable to same-store properties and dispositions of office properties. Same-store properties are consolidated properties that the Company owned for the current and prior year reporting periods, excluding properties classified as discontinued operations. At December 31, 2010, same-store properties consisted of 56 properties comprising 10.2 million square feet.

The following table represents revenue from office and parking properties for the years ended December 31, 2010 and 2009 (in thousands):

	Year Ended December 31
			Increase	%
	2010	2009	(Decrease)	Change
Revenue from office and parking properties:
Same-store properties	$182,745	$190,604	$(7,859)	-4.1%
Properties disposed	2	1,065	(1,063)	-99.8%
Total revenue from office and
parking properties	$182,747	$191,669	$(8,922)	-4.7%

Revenue from office and parking properties for same-store properties decreased $7.9 million or 4.1% for the year ended December 31, 2010, compared to the same period for 2009. The primary reason for the decrease is due to a decrease in expense reimbursement income as a result of lower property operating expenses and a decrease in average same-store occupancy offset by an increase in lease termination fee income for year ended December 31, 2010 compared to the same period in 2009.  Average same-store occupancy decreased 320 basis points for the year ended December 31, 2010, compared to the same period of 2009.

The following table represents property operating expenses for the years ended December 31, 2010 and 2009 (in thousands):

	Year Ended December 31
			Increase	%
	2010	2009	(Decrease)	Change
Expense from office and parking properties:
Same-store properties	$86,977	$91,520	$(4,543)	-5.0%
Properties disposed	(46)	564	(610)	-108.2%
Total expense from office and
parking properties	$86,931	$92,084	$(5,153)	-5.6%

Property operating expenses for same-store properties decreased $4.5 million or 5.0% for the year ended December 31, 2010, compared to the same period of 2009. The primary reason for the decrease is due to decreased ad valorem taxes and bad debt expense.

Share-Based and Long-Term Compensation Expense. Compensation expense related to restricted shares and deferred incentive share units of $1.3 million and $2.6 million was recognized for the years ended December 31, 2010 and 2009, respectively.  Total compensation expense related to nonvested awards not yet recognized was $2.9 million at December 31, 2010. The weighted average period over which the expense is expected to be recognized is approximately 2.6 years.

On January 4, 2010, 91,000 restricted shares vested and were issued to officers of the Company.  These shares were granted to the officers of the Company in January 2003 and vested seven years from the grant date.

On February 10, 2010, 29,941 restricted shares vested and were issued to officers of the Company due to the achievement of performance goals established in 2009 by the Board of Directors.

On July 1, 2010, 26,500 restricted shares vested and were issued to officers of the Company.  These shares were granted in July 2006 and vested four years from the grant date.

On July 12, 2010, the Board of Directors approved 345,120 FOCUS Plan long-term equity incentive awards to officers of the Company.  The long-term equity incentive awards are valued at $2.5 million which equates to an average price per share of $7.30 and consists of 25,380 time-based awards, 179,314 market condition awards subject to an absolute total return goal, and 140,426 market condition awards subject to a relative total return goal.  These shares are accounted for as equity-classified awards on the Company’s 2010 consolidated balance sheet.

The time-based awards granted as part of the FOCUS Plan will vest ratably over four years from the date the shares were granted.  The market condition awards granted as part of the FOCUS Plan are contingent on the Company meeting goals for compounded annual total return to stockholders (“TRS”) over the three year period beginning July 1, 2010.  The market condition goals are based upon (i) the Company’s absolute compounded annual TRS; and (ii) the Company’s absolute compounded annual TRS relative to the compounded annual return of the MSCI US REIT (“RMS”) Index calculated on a gross basis, as follows:

	Threshold	Target	Maximum
Absolute Return Goal	10%	12%	14%
Relative Return Goal	RMS + 100 bps	RMS + 200 bps	RMS + 300 bps

With respect to the absolute return goal, 15% of the award is earned if the Company achieves threshold performance and a cumulative 60% is earned for target performance.  With respect to the relative return goal, 20% of the award is earned if the Company achieves threshold performance and a cumulative 55% is earned for target performance.  In each case, 100% of the award is earned if the Company achieves maximum performance or better.  To the extent actually earned, the market condition awards will vest 50% on each of July 15, 2013 and 2014.

The total compensation expense for the long-term equity incentive awards granted under the FOCUS Plan is based upon the fair value of the shares on the grant date, adjusted for estimated forfeitures.  The grant date fair value for awards that are subject to a market condition are determined using a simulation pricing model developed to specifically accommodate the unique features of the awards.

The FOCUS Plan also includes a long-term cash incentive that was designed to reward significant outperformance over the three year period beginning July 1, 2010.  The performance goals for actual payment under the long-term cash incentive will require the Company to (i) achieve an absolute compounded annual TRS that exceeds 14% AND (ii) achieve an absolute compounded annual TRS that exceeds the compounded annual return of the RMS by at least 500 basis points.  Notwithstanding the above goals, in the event the Company achieves an absolute compounded annual TRS that exceeds 19%, then the Company must achieve an absolute compounded annual TRS that exceeds the compounded annual return of the RMS by at least 600 basis points.  The aggregate amount of the cash incentive earned would increase with corresponding increases in the absolute compounded annual TRS achieved by the Company.  There will be a cap on the aggregate cash incentive earned in the amount of $7.1 million.  Achievement of the maximum cash incentive would equate to an absolute compounded annual TRS that approximates 23%, provided that the absolute compounded annual TRS exceeds the compounded annual return of the RMS by at least 600 basis points. The total compensation expense for the long-term cash incentive awards granted under the FOCUS Plan is based upon the estimated fair value of the award on the grant date and adjusted as necessary each reporting period. The long-term cash incentive awards are accounted for as a liability-classified award on the Company’s 2010 consolidated balance sheet. The grant date and quarterly fair value estimates for awards that are subject to a market condition are determined using a simulation pricing model developed to specifically accommodate the unique features of the awards.

On August 23, 2010, 5,500 restricted shares vested and were issued to officers of the Company.  These shares were granted in September 2003 and vested seven years from the grant date.

On January 9, 2011, 25,935 restricted shares vested and were issued to officers of the Company due to the achievement of performance goals established in 2009 by the Board of Directors.

On January 12, 2011, 27,125 restricted shares vested and were issued to officers of the Company.  These shares were granted in January 2007 and vested four years from the grant date.

On January 14, 2011, the Board of Directors approved 55,623 FOCUS Plan long-term equity incentive awards to officers of the Company.  The long-term equity incentive awards are valued at $736,000 which equates to an average price per share of $13.23 and consist of 25,620 time-based awards, 16,883 market condition awards subject to an absolute total return goal, and 13,120 market condition awards subject to a relative total return goal.  These shares will be accounted for as equity-classified awards on the Company’s consolidated balance sheet.

General and Administrative Expense. General and administrative expense increased $1.3 million for the year ended December 31, 2010, compared to the same period of 2009.  The increase is primarily due to expenses in connection with the Company’s former Chief Financial Officer, J. Mitchell Collins’ personal injury lawsuit and shareholder demand letter.  For the year ended December 31, 2010, the Company expensed $1.3 million with respect to the pending litigation and the demand letter.  During the fourth quarter of 2010, the Company removed its reserve for potential future exposure with the respect to the pending litigation and demand letter.  Management has evaluated the risks involved with the pending litigation and demand letter and determined that no reserve was necessary at December 31, 2010.

On April 23, 2010, the Company received notice of a complaint to the Occupational Safety and Health Administration (“OSHA”) initiated by Mr. Collins, whose employment with the Company terminated on February 5, 2010.  The complaint alleged discriminatory employment practices in violation of Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, Title VIII of Sarbanes-Oxley Act of 2002.  The complaint alleged that Mr. Collins was terminated from his position as Chief Financial Officer of the Company as a result of his purportedly engaging in “protected activity” as defined under Section 806 of the Sarbanes-Oxley Act, and sought reinstatement of Mr. Collins’ position and unspecified damages from the Company.  Specifically, Mr. Collins alleged that his termination was a result of bringing what he believed to be certain concerns regarding the Company’s financial projections to the attention of senior management.   Mr. Collins also alleged that the Company engaged in conduct that violates U.S. federal law, including U.S. federal securities laws by inaccurately describing to the public the events surrounding his February 5, 2010 separation.  Effective July 16, 2010, the Company received a formal notice from the Area Director of OSHA, that Mr. Collins withdrew the Sarbanes-Oxley complaint he filed with OSHA.

On May 4, 2010, Mr. Collins filed a personal injury lawsuit against the Company in the Circuit Court of Hinds County, Mississippi, alleging defamation, wrongful discharge, conversion, and fraud based on substantially the same factual predicate set forth in the OSHA complaint.  Mr. Collins is seeking compensatory and punitive damages in excess of $10.0 million in the lawsuit.  The Company has carefully reviewed Mr. Collin’s personal injury complaint and believes that the allegations made are without basis in fact or law and will vigorously defend the Company’s prior actions and reputation.  Management believes the final outcome of this matter will not have a material adverse effect on the Company’s financial statements.

In addition to the personal injury lawsuit, Mr. Collins also issued a shareholder demand letter to the Company threatening to commence a derivative lawsuit on behalf of the Company against the Company, its directors and officers based on substantially the same allegations as set forth in the personal injury suit. On July 27, 2010, the Company’s Board of Directors appointed the Audit Committee (the “Committee”) of the board to review and evaluate the claims made in Mr. Collins’ demand letter.  The Committee engaged independent legal counsel to assist with the review and evaluation of these claims. After thoroughly investigating the allegations in good faith and fully informing itself of all material facts relevant thereto, the Committee believes that the Company did not operate in a fraudulent or misleading manner regarding either the termination of Mr. Collins or the disclosure of the Company's 2010 earnings guidance. Further, the Committee determined that it would not serve the interests of Parkway or its shareholders for the Company to take any of the further actions requested in the demand letter.

Gain on Sale of Real Estate Investment and Involuntary Conversions.  For the year ended December 31, 2010, the Company recorded a gain on involuntary conversion of $40,000 related to assets damaged by Hurricane Ike and a gain on the sale of real estate of $8.5 million related to the sale of one office property.  This gain has been classified as a gain on the sale of real estate from discontinued operations.  For the year ended December 31, 2009, the Company recorded a net gain on the sale of real estate of $470,000 related to the sale of two office properties and a gain on involuntary conversion of $823,000 related to assets damaged by Hurricane Ike.

Impairment Loss on Real Estate and Investments in Unconsolidated Joint Ventures.  During the fourth quarter of 2010, the Company recorded non-cash impairment losses of $4.1 million related to non-strategic office properties targeted for sale in Columbia, South Carolina, and Richmond, Virginia.  The Company began actively marketing these assets around year end.  As part of the marketing process, the Company estimated that the fair value of these assets was less than their carrying value at December 31, 2010.  During the fourth quarter of 2009, the Company recognized a non-cash other-than-temporary impairment loss of $8.8 million in connection with the valuation of the Company’s investments in RubiconPark I, LLC and RubiconPark II, LLC.  The impairment was principally due to two customers totaling over 120,000 square feet in the office properties that were unable to meet their rent obligations due to financial difficulty.  Additionally, in January 2010, the Company’s joint venture partner, Rubicon U.S. REIT, filed for Chapter 11 bankruptcy protection, rendering our partner unable to support their continuing share of the joint venture obligations.

Interest Expense. Interest expense, including amortization of deferred financing costs, decreased $169,000 or 0.4% for the year ended December 31, 2010, compared to the same period of 2009 and is comprised of the following (in thousands):

	Year Ended December 31
			Increase	%
	2010	2009	(Decrease)	Change
Interest expense:
Mortgage interest expense	$33,814	$33,101	$713	2.2%
Bank line interest expense	5,200	5,543	(343)	-6.2%
Debt prepayment expense	53	-	53	N/M*
Mortgage loan cost amortization	795	1,175	(380)	-32.3%
Bank loan cost amortization	815	1,027	(212)	-20.6%

Total interest expense	$40,677	$40,846	$(169)	-0.4%
*N/M – not meaningful

Mortgage interest expense increased $713,000 or 2.2% for the year ended December 31, 2010 compared to the same period for 2009, and is primarily due to the increase in average interest rates on mortgage notes payable from 5.5% at December 31, 2009, to 6.0% at December 31, 2010.

Bank line interest expense decreased $343,000  or 6.2% for the year ended December 31, 2010 compared to the same period for 2009.  The decrease in bank line interest expense is primarily due to a decrease in average borrowings of $13.8 million for the year ended December 31, 2010 compared to the same period for 2009.  The decrease in average borrowing is due to proceeds received from the Company’s August 2010 $45.0 million preferred stock offering, offset by advances on the credit facility to retire existing mortgage debt and to make improvements and investments in office properties.

Discontinued Operations. Discontinued operations is comprised of the following for year ended December 31, 2010 and 2009 (in thousands):

	Year Ended December 31
			Increase	%
	2010	2009	(Decrease)	Change
Discontinued operations:
Income from discontinued operations	$11	$(2,304)	$2,315	N/M*
Gain on sale of real estate
from discontinued operations	8,518	-	8,518	N/M*

Total discontinued operations	$8,529	$(2,304)	$10,833	N/M*
*N/M – not meaningful

All current and prior period income from the following office properties is included in discontinued operations for the years ended December 31, 2010 and 2009 (in thousands).

Office Property	Location	Square Feet	Date of Sale	Net Sales Price	Net Book Value of Real Estate	Gain on Sale
One Park Ten	Houston, TX	163	04/15/2010	$14,924	$6,406	$8,518
2010 Dispositions		163		$14,924	$6,406	$8,518

233 North Michigan	Chicago, IL	1,070	05/11/2011	$156,546	$152,254	$4,292
Greenbrier I & II	Hampton Roads, VA	172	07/19/2011	16,275	15,070	1,205
Glen Forest	Richmond, VA	81	08/16/2011	8,950	7,880	1,070
Tower at Gervais	Columbia, SC	298	09/08/2011	18,421	18,421	-
2011 Dispositions		1,621		$200,192	$193,625	$6,567
Property Held For Sale
111 East Wacker	Chicago, IL	1,013	-	$-	$-	$-

During the third quarter of 2010, the management agreement for One Park Ten was terminated.  This termination took place within six months of the date the property was sold and therefore, the Company reclassified its current and prior period income to discontinued operations.

Comments are for the year ended December 31, 2009 compared to the year ended December 31, 2008.

 Net loss attributable to common stockholders for the year ended December 31, 2009, was $16.4 million ($0.85 per basic common share) as compared to net income attributable to common stockholders of $4.5 million ($0.30 per basic common share) for the year ended December 31, 2008.  The primary reason for the decrease in net income attributable to common stockholders for the year ended December 31, 2009 compared to the year ended December 31, 2008 is due to the decrease in gain on sale of real estate from discontinued operations in the amount of $22.6 million, which is attributable to three assets sold in 2008.  Net gains on the sale of real estate and involuntary conversion of $1.3 million, offset by impairment losses totaling $8.8 million, were included in net loss attributable to common stockholders for the year ended December 31, 2009.  Net gains on the sale of real estate of $22.6 million, offset by impairment losses totaling $2.5 million, were included in net income attributable to common stockholders for the year ended December 31, 2008.  The change in gain (loss) on sale of real estate investments, involuntary conversion and other assets as well as the discussion of other variances for income and expense items that comprise net loss attributable to common stockholders is discussed in detail below.

Office and Parking Properties.  The analysis below includes changes attributable to same-store properties, acquisitions and dispositions of office properties.  Same-store properties are those that the Company owned during both the current and prior year reporting periods, excluding properties classified as discontinued operations.  At December 31, 2009, same-store properties consisted of 51 properties comprising 9.5 million square feet.  One property with 189,000 square feet was developed in 2008 and does not meet the definition of a same-store property for the year ended December 31, 2009.

The following table represents revenue from office and parking properties for the years ended December 31, 2009 and 2008 (in thousands):

	Year Ended December 31
			Increase	%
	2009	2008	(Decrease)	Change
Revenue from office and parking properties:
Same-store properties	$180,099	$181,357	$(1,258)	-0.7%
Properties acquired in 2008	7,315	3,763	3,552	94.4%
Office property development	3,673	166	3,507	2112.7%
Properties disposed	582	2,831	(2,249)	-79.4%
Total revenue from office and
parking properties	$191,669	$188,117	$3,552	1.9%

Revenue from office and parking properties for same-store properties decreased $1.3 million or 0.7% for the year ended December 31, 2009 compared to the same period for 2008.  The primary reason for the decrease is due to a decrease in rent concessions and expense reimbursement income for the year ended December 31, 2009 compared to December 31, 2008.

The following table represents property operating expenses for the years ended December 31, 2009 and 2008 (in thousands):

	Year Ended December 31
			Increase	%
	2009	2008	(Decrease)	Change
Property operating expenses:
Same-store properties	$86,432	$88,491	$(2,059)	-2.3%
Properties acquired in 2008	3,686	1,768	1,918	108.5%
Office property development	1,667	183	1,484	810.9%
Properties disposed	299	1,547	(1,248)	-80.7%
Total property
operating expenses	$92,084	$91,989	$95	0.1%

Property operating expenses for same-store properties decreased $2.1 million or 2.3% for the year ended December 31, 2009 compared to the same period for 2008.  The primary reason for the decrease is decreased personnel expenses and utilities offset by increased bad debt expense.

Hurricane Ike Impact. The Company had 13 wholly-owned properties and one jointly-owned property totaling 2.3 million square feet in Houston, Texas, which sustained some property damage from Hurricane Ike on September 13, 2008.  Damages for the 14 properties were approximately $6.3 million.  The Company’s insurance deductible related to these claims was approximately $2.2 million.  Approximately $365,000 represents repair and cleanup costs with the remainder representing capitalized costs.  In 2009, the Company recorded a net gain of approximately $823,000 related to an involuntary conversion of the damaged assets.

Share-Based Compensation Expense.  Share-based compensation expense of $2.6 million and $2.3 million was recognized for the years ended December 31, 2009 and 2008, respectively.  Total compensation expense related to nonvested awards not yet recognized was $2.2 million at December 31, 2009.  The weighted average period over which this expense is expected to be recognized is approximately 1.8 years.

During the year ended December 31, 2009, a total of 30,416 restricted shares vested and were issued to officers of the Company.  These shares vested upon the achievement of the goals of the GEAR UP Plan.  The compensation expense relating to the vesting of the GEAR UP performance-based restricted shares of $1.4 million was recognized in 2008.

During the year ended December 31, 2009, the Board of Directors approved a grant of 120,500 restricted shares to officers of the Company.  Excluding forfeitures, there were 119,750 restricted shares outstanding that are valued at $1.9 million at December 31, 2009.  The shares vest at a rate of 29,938 shares per year over the four years following the grant date and were subject to certain performance-based goals that were established and achieved for
2009. Due to the achievement of the 2009 performance goals, 29,941 restricted shares vested and were issued to officers of the Company on February 10, 2010.

General and Administrative Expense. General and administrative expense decreased $3.6 million from $9.7 million in 2008 to $6.1 million in 2009 and is primarily attributable to decreased personnel costs and professional fees.  Additionally, 2008 included $1.4 million in expense associated with the vesting of the GEAR UP performance-based restricted stock.

Gain on Sale of Real Estate Investment and Involuntary Conversions.  For the year ended December 31, 2009, the Company recorded a net gain on the sale of real estate of $470,000 related to the sale of two office properties and a gain on involuntary conversion of $823,000 related to assets damaged by Hurricane Ike.  For the year ended December 31, 2008, the Company recorded a $22.6 million gain on the sale of three office properties. This gain has been classified as a gain on sale of real estate from discontinued operations.

Impairment Loss on Real Estate and Investments in Unconsolidated Joint Ventures.  During the fourth quarter of 2009, the Company recognized a non-cash other-than-temporary impairment loss of $8.8 million in connection with the valuation of the Company’s investments in RubiconPark I, LLC and RubiconPark II, LLC.  The impairment is principally due to two customers totaling over 120,000 square feet in the office properties that were unable to meet their rent obligations due to financial difficulty.  Additionally, in January 2010, the Company’s joint venture partner, Rubicon U.S. REIT, filed for Chapter 11 bankruptcy protection, rendering our partner unable to support their continuing share of the joint venture obligations.  During the year ended December 31, 2008, the Company recognized an impairment loss of $2.5 million on two office properties and 12 acres of land in New Orleans, Louisiana.

Interest Expense.  Interest expense, including amortization, decreased $3.5 million or 7.8% for the year ended December 31, 2009 compared to the same period for 2008 and is comprised of the following (in thousands):

	Year Ended December 31
			Increase	%
	2009	2008	(Decrease)	Change
Interest expense:
Mortgage interest expense	$33,101	$32,411	$690	2.1%
Bank line interest expense	5,543	10,196	(4,653)	-45.6%
Debt prepayment expense	-	13	(13)	N/M*
Mortgage loan cost amortization	1,175	999	176	17.6
Bank loan cost amortization	1,027	696	331	47.6%

Total interest expense	$40,846	$44,315	$(3,469)	-7.8%
*N/M – not meaningful

Mortgage interest expense increased $690,000 or 2.1% for the year ended December 31, 2009 compared to the same period for 2008 and is due to the net effect of new loans placed in 2008 and 2009, the refinancing of one loan in 2008, and the early extinguishment of three mortgages in 2008 and one mortgage in 2009.  Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Financial Condition – Mortgage Notes Payable,” includes a discussion of mortgages placed and extinguished in 2009.  The average interest rate on mortgage notes payable at December 31, 2009 and 2008 was 5.5% and 5.4%, respectively.

Bank line interest expense decreased $4.7 million or 45.6% for the year ended December 31, 2009 compared to the same period for 2008.  The change is primarily due to a decrease in average borrowings of $87.0 million for the year ended December 31, 2009 compared to the year ended December 31, 2008, and a decrease in average interest rate from 4.8% for the year ended December 31, 2008 to 4.3% for the year ended December 31, 2009.  The decrease in average borrowings is primarily attributable to proceeds received from the Company’s April 2009 $84.5 million common stock offering.

Discontinued Operations.  Discontinued operations is comprised of the following for the years ended December 31, 2009 and 2008 (in thousands):

	Year Ended December 31
			Increase	%
	2009	2008	(Decrease)	Change
Discontinued operations:
Income (loss) from discontinued operations	$(2,304)	$(157)	$(2,147)	-136.8%
Gain on sale of real estate
from discontinued operations	-	22,588	(22,588)	N/M*

Total discontinued operations	$(2,304)	$22,431	$(24,735)	-110.3%
*N/M – not meaningful

The gains and all current and prior period income from the following office properties are included in discontinued operations for the years ended December 31, 2009 and 2008 (in thousands):

		Square	Date of	Net Sales	Net Book Value	Gain
Office Property	Location	Feet	Sale	Price	of Real Estate	on Sale

Town Point Center	Norfolk, VA	131	07/15/08	$12,180	$10,621	$1,559
Wachovia Plaza	St. Petersburg, FL	186	08/18/08	25,492	16,154	9,338
Capitol Center	Columbia, SC	460	09/05/08	46,792	35,101	11,691
2008 Dispositions		777		$84,464	$61,876	$22,588

One Park Ten	Houston, TX	163	04/15/10	$14,924	$6,406	$8,518
2010 Dispositions		163		14,924	6,406	8,518

233 North Michigan	Chicago, IL	1,070	05/11/2011	156,546	152,254	4,292
Greenbrier I & II	Hampton Roads, VA	172	07/19/2011	16,275	15,070	1,205
Glen Forest	Richmond, VA	81	08/16/2011	8,950	7,880	1,070
Tower at Gervais	Columbia, SC	298	09/08/2011	18,421	18,421	-
2011 Dispositions		1,621		$200,192	$193,625	$6,567

Property Held For Sale
111 East Wacker	Chicago, IL	1,013		$-	$-	$-

Liquidity and Capital Resources

Statement of Cash Flows.  Cash and cash equivalents were $19.7 million and $20.7 million at December 31, 2010 and 2009, respectively.  Cash flows provided by operating activities for the years ended December 31, 2010 and 2009, were $68.1 million and $69.9 million, respectively.  The decrease in cash flows from operating activities of $1.8 million is primarily attributable to the effect of the timing of receipt of revenues and payment of expenses.

Cash used in investing activities was $68.1 million and $15.2 million for the years ended December 31, 2010 and 2009, respectively.  The increase in cash used by investing activities of $52.9 million is primarily due to the effect of investments in and improvements to office properties as well as a decline in net proceeds received from the sale of office properties in 2010.

Cash used in financing activities was $1.0 million and $49.4 million for the years ended December 31, 2010 and 2009, respectively.  The decrease in cash used in financing activities of $48.4 million is primarily attributable to a reduction in dividends paid on common stock, decreased payments on bank borrowings, and increased contributions from noncontrolling interest partners, offset by a decrease in proceeds from stock offerings.

Liquidity. The Company plans to continue pursuing the acquisition of additional investments that meet the Company’s investment criteria and intends to use operating cash flow, proceeds from the refinancing of mortgages, proceeds from the sale of non-strategic assets, proceeds from the sale of portions of owned assets through joint ventures, possible sales of securities, cash balances and the Company’s credit facility to fund those acquisitions.

The Company’s cash flows are exposed to interest rate changes primarily as a result of its credit facility used to maintain liquidity and fund capital expenditures and expansion of the Company’s real estate investment portfolio and operations. The Company’s interest rate risk management objective is to limit the impact of interest rate changes on earnings and cash flows and to lower its overall borrowing costs. To achieve its objectives, the Company borrows at fixed rates, but also utilizes an unsecured credit facility.

At December 31, 2010, the Company had a total of $110.8 million outstanding under the following credit facilities (in thousands):
				Outstanding
Credit Facilities	Lender	Interest Rate	Maturity	Balance
$15.0 Million Unsecured Working Capital
Revolving Credit Facility (1)	PNC Bank	2.3%	04/27/11	$1,839
$236.0 Million Unsecured Revolving Credit
Facility (1)	Wells Fargo	4.2%	04/27/11	49,000
$60.0 Million Unsecured Term Loan (1)	Wells Fargo	4.8%	04/27/11	60,000
		4.6%		$110,839

(1)
On January 31, 2011, the Company closed a new $190.0 million unsecured revolving credit facility and a new $10.0 million unsecured working capital revolving credit facility that replaced the existing unsecured revolving credit facility, term loan and working capital facility noted above.  Excluding the impact of the interest rate swap, the interest rate on the new credit facilities is based on LIBOR plus 275 to 350 basis points, depending upon overall Company leverage, with the current rate set at 325 basis points.   Additionally, the Company pays fees on the unused portion of the credit facilities ranging between 40 and 50 basis points based upon usage of the aggregate commitment, with the current rate set at 40 basis points.

The Company’s unsecured credit facilities require compliance with a number of restrictive financial covenants, including tangible net worth, fixed charge coverage ratio, unencumbered interest coverage ratio, total debt to total asset ratio, secured debt to total asset value ratio, secured recourse debt to total asset value ratio and unencumbered pool restrictions.  At December 31, 2010 the Company was in compliance with these financial covenants.

On January 31, 2011, the Company closed a new $190.0 million unsecured revolving credit facility and a new $10.0 million unsecured working capital revolving credit facility.  The new credit facilities have an initial term of three years and replaced the existing unsecured revolving credit facility, term loan and working capital facility that were scheduled to mature on April 27, 2011.  The Company also has a $100.0 million interest rate swap associated with the credit facilities that expires March 31, 2011, locking LIBOR at 3.635%.  The Company does not anticipate an extinguishment of this interest rate swap prior to its stated expiration as the hedged item relates to interest rate payments on $100.0 million of LIBOR-based debt and the forecasted transaction remains probable at December 31, 2010.  Wells Fargo Securities and JP Morgan Securities LLC acted as Joint Lead Arrangers and Joint Book Runners on the unsecured revolving credit facility.  In addition, Wells Fargo Bank, N.A. acted as Administration Agent and JPMorgan Chase Bank, N.A. acted as Syndication Agent.  Other participating lenders include PNC Bank, N.A., Bank of America, N.A., US Bank, N.A., Trustmark National Bank, and BancorpSouth Bank.  The working capital revolving credit facility was provided solely by PNC Bank, N.A.

During 2008, the Company entered into two interest rate swap agreements.  The Company designated the swaps as cash flow hedges of the variable interest rates on the Company’s borrowings under the Wells Fargo unsecured revolving credit facility and a portion of the debt secured by the Pinnacle at Jackson Place.  These swaps are considered to be fully effective and changes in the fair value of the swaps are recognized in accumulated other comprehensive income (loss).  The Company's interest rate hedge contracts at December 31, 2010 and 2009 are summarized as follows (in thousands):

						Fair Value
	Balance					Liability
Type of	Sheet	Notional	Maturity		Fixed	December 31
Hedge	Location	Amount	Date	Reference Rate	Rate	2010	2009
Swap	Accounts Payable and Other Liabilities	$100,000	03/31/11	1 - Month LIBOR	4.785%	$(836)	$(3,585)
Swap	Accounts Payable and Other Liabilities	$23,500	12/01/14	1 - Month LIBOR	5.800%	(2,167)	(1,307)
						$(3,003)	$(4,892)

At December 31, 2010, the Company had $773.5 million in mortgage notes payable with an average interest rate of 5.9% secured by office properties and $110.8 million drawn under the Company’s unsecured credit facilities. Parkway’s pro rata share of unconsolidated joint venture debt was $2.5 million with an average interest rate of 5.8% at December 31, 2010.

The Company monitors a number of leverage and other financial metrics, including the net debt to total asset value ratio, as defined in the loan agreements for the Company’s credit facilities. In addition, the Company also monitors interest, fixed charge and modified fixed charge coverage ratios, as well as the net debt to EBITDA multiple. The interest coverage ratio is computed by comparing the cash interest accrued to EBITDA. The interest coverage ratio for the years ended December 31, 2010 and 2009, was 2.72 and 2.78 times, respectively. The fixed charge coverage ratio is computed by comparing the cash interest accrued, principal payments made on mortgage loans and preferred dividends paid to EBITDA. The fixed charge coverage ratio for the years ended December 31, 2010 and 2009 was 1.85 and 1.95 times, respectively. The modified fixed charge coverage ratio is computed by comparing the cash interest accrued and preferred dividends paid to EBITDA. The modified fixed charge coverage ratio for the years ended December 31, 2010 and 2009, was 2.36 and 2.49 times, respectively. The net debt to EBITDA multiple is computed by comparing Parkway’s share of net debt to EBITDA for a trailing 12-month period.  The net debt to EBITDA multiple for the years ended December 31, 2010 and 2009, was 5.9 and 6.3 times, respectively. Management believes various leverage and other financial metrics it monitors provide useful information on total debt levels as well as the Company’s ability to cover interest, principal and/or preferred dividend payments.

The table below presents the principal payments due for the mortgage notes payable at December 31, 2010 (in thousands).

	Total		Recurring
	Mortgage	Balloon	Principal
	Maturities	Payments	Amortization
Schedule of Mortgage Maturities by Years:
2011	$113,914	$102,694	$11,220
2012	58,034	48,408	9,626
2013	9,943	-	9,943
2014	10,595	-	10,595
2015	37,971	26,891	11,080
2016	398,695	393,875	4,820
Thereafter	144,383	136,029	8,354
Total	$773,535	$707,897	$65,638
Fair value at 12/31/10	$734,637

On February 8, 2010, the Company obtained a $35.0 million non-recourse, first mortgage loan related to the refinance of a $60.0 million recourse mortgage that was scheduled to mature in May 2010.  The mortgage loan bears interest at a fixed rate of 7.25% and is secured by the Company’s Capital City Plaza building in Atlanta, Georgia.  The loan mortgage matures in March 2017 and includes the option to be prepaid at the end of five years at a cost of 1% of the outstanding loan balance.  The Company used available proceeds under the credit facility to pay the $25.0 million difference on the maturing mortgage loan.

On April 15, 2010, the Company sold One Park Ten, a 163,000 square foot office property in Houston, Texas, for a gross sales price of $15.7 million.  Parkway received net cash proceeds from the sale of $4.8 million which were used to reduce amounts outstanding under the Company’s credit facility. The buyer assumed the $8.7 million first mortgage loan secured by the property.  The mortgage loan carried an interest rate of 7.1% and was scheduled to mature in June 2012. During the second quarter of 2010, the Company recorded a $136,000 loss on extinguishment of debt associated with the buyer’s assumption of the mortgage loan.

On April 30, 2010, the Company repaid a $17.2 million mortgage loan secured by two office properties in Houston, Texas, and one office property in Atlanta, Georgia, utilizing available proceeds under its credit facility.  The mortgage loan had an interest rate of 5.3% and was scheduled to mature on May 1, 2010.

On May 28, 2010, the Company obtained a $23.0 million non-recourse, first mortgage loan secured by Citrus Center, a 261,000 square foot office property in Orlando, Florida.  The mortgage loan had a fixed interest rate of 6.3% and a term of ten years.  The proceeds were used to reduce amounts outstanding under the Company’s credit facility.

Upon maturity on June 1, 2010, the Company paid off its share and its partner’s share of a $10.6 million mortgage note payable secured by the Toyota Center, a 175,000 square foot office property in Memphis, Tennessee, utilizing available proceeds under the Company’s credit facility.  The mortgage had an interest rate of 7.9%.  The Toyota Center office property was previously owned by a consolidated joint venture, Moore Building Associates, LP, in which the Company served as the general partner.  However, during the third quarter of 2010, Parkway purchased the partner’s interest, thereby placing Parkway’s ownership of the property at 100%.

On July 8, 2010, the Company obtained a $12.0 million non-recourse first mortgage loan secured by the Stein-Mart building, a 196,000 square foot office property in Jacksonville, Florida.  The mortgage loan had a fixed interest rate of 6.5% and a term of ten years.  The proceeds were used to reduce amounts outstanding under the Company’s credit facility.

On August 9, 2010, the Company issued 1.97 million additional shares of its 8.0% Series D Cumulative Redeemable Preferred Stock at a price of $23.757 per share equating to a yield of 8.500% (excluding accrued dividends).  Wells Fargo Securities, LLC and Banc of America Securities LLC acted as joint book-running managers on the transaction.  The Company used the net proceeds of approximately $45.0 million to reduce amounts outstanding under the Company’s credit facility and for general corporate purposes.

On October 8, 2010, the Company repaid a $7.6 million mortgage loan secured by One Jackson Place, a 220,000 square foot office property in Jackson, Mississippi. The mortgage had an interest rate of 7.9% and was scheduled to mature on October 10, 2010.  The Company repaid the mortgage loan using available proceeds under the Company’s credit facility.

On December 15, 2010, the Company repaid a $31.0 million mortgage loan secured by Squaw Peak Corporate Center, a 290,000 square foot office complex in Phoenix, Arizona.  The mortgage loan had a fixed interest rate of 4.9%.  The Company repaid the mortgage loan using available proceeds under the Company’s credit facility.

On January 21, 2011, in connection with its purchase of 3344 Peachtree in Atlanta, Georgia, Fund II assumed the $89.6 million existing non-recourse first mortgage loan, which matures on October 1, 2017, and carries a fixed interest rate of 4.8%.  In accordance with GAAP, the mortgage loan was recorded at $87.2 million to reflect the value of the instrument based on a market interest rate of 5.25% on the date of purchase.

On February 18, 2011, Fund II obtained a $10.0 million mortgage loan secured by Carmel Crossing, a 326,000 square foot office complex in Charlotte, North Carolina.  The mortgage loan has a fixed rate of 5.5% and a term of nine years.  Parkway received $2.4 million in net proceeds from the loan, which represents its 30% equity investment in the property.  The proceeds were used to reduce amounts outstanding under the Company’s credit facility.

On March 31, 2011, Fund II obtained a $9.3 million mortgage loan secured by 245 Riverside, a 135,000 square foot office property in Jacksonville, Florida.  The mortgage has a stated rate of LIBOR plus 200 basis points, an initial thirty-six month interest only period and a maturity of March 31, 2019.  In connection with this mortgage, Fund II entered into an interest rate swap that fixes the interest rate at 5.3% through September 30, 2018.

On April 8, 2011, Fund II obtained a $22.5 million mortgage loan secured by Corporate Center Four, a 250,000 square foot office property in Tampa, Florida.  The mortgage has a stated rate of LIBOR plus 200 basis points, an initial thirty-six month interest only period and a maturity of April 8, 2019.  In connection with this mortgage, Fund II entered into an interest rate swap that fixes the interest rate at 5.4% through October 8, 2018.

On May 11, 2011, the Company sold 233 North Michigan, a 1.1 million square foot office property located in the central business district of Chicago, for a gross sale price of $162.2 million.  At closing, the Company repaid the $84.6 million non-recourse mortgage loan secured by the property that was scheduled to mature in July 2011.  Parkway received net cash proceeds after the repayment of the mortgage loan of approximately $74 million, which were used to reduce amounts outstanding under the Company’s credit facility.  The Company recognized a gain on extinguishment of debt of $302,000 during the second quarter of 2011, which is recorded in income from discontinued operations.

On May 18, 2011, Fund II obtained the following mortgage loans in connection with the purchase of four office properties:

•
A $12.1 million non-recourse mortgage loan secured by Cypress Center, a 286,000 square foot office complex in the Westshore submarket of Tampa, Florida.  The mortgage loan has a stated rate of LIBOR plus 200 basis points with a maturity of May 18, 2016.  Upon obtaining the mortgage, Fund II entered into an interest rate swap that fixes the interest rate at 4.1% through November 18, 2015.

•
A $33.9 million non-recourse mortgage loan secured by Bank of America Center, a 421,000 square foot office property in the central business district of Orlando, Florida.  The mortgage loan has a stated rate of LIBOR plus 200 basis points with a maturity of May 18, 2018.  Upon obtaining the mortgage, Fund II entered into an interest rate swap that fixes the interest rate at 4.7% through November 18, 2017.

•
A $22.1 million non-recourse mortgage loan secured by Two Ravinia Drive, a 438,000 square foot office property located in the Central Perimeter submarket of Atlanta, Georgia.  The mortgage loan has a stated rate of LIBOR plus 200 basis points with a maturity of May 20, 2019.  Upon obtaining the mortgage, Fund II entered into an interest rate swap that fixes the interest rate at 4.99% through November 18, 2018.

•
A $90.2 million non-recourse mortgage loan secured by Two Liberty Place, a 941,000 square foot office property located in the central business district of Philadelphia, Pennsylvania.  The mortgage loan has a fixed rate of 5.2% and a maturity date of June 10, 2019.

On May 18, 2011, the Company issued 1.0 million additional shares of its 8.0% Series D Cumulative Redeemable Preferred Stock to an institutional investor at a price of $25.00 per share, equating to a yield of 8.0%.  The Series D Preferred Stock has a $25.00 liquidation value per share and is redeemable at the option of the Company at any time upon proper notice.  The Company used the net proceeds of approximately $26.2 million to fund the combination with Eola and the Company’s share of equity contributions to purchase Fund II office properties.

On June 1, 2011, the Company repaid a $9.9 million non-recourse mortgage loan secured by Forum I, a 163,000 square foot office property in Memphis, Tennessee.  The mortgage loan had a fixed interest rate of 5.3%.  The Company repaid the mortgage loan using available proceeds under the credit facility.

Upon its maturity on June 1, 2011, the Company elected not to repay an $8.5 million non-recourse mortgage loan secured by the Wells Fargo Building, a 136,000 square foot office building in Houston.  This mortgage loan had a fixed interest rate of 4.4%.  The Company is currently in default on this mortgage and the lender has identified a third-party buyer for the mortgage.  The Company expects a loan foreclosure or deed in lieu of loan foreclosure on the property, and has recognized an impairment loss on real estate of $7.0 million during the third quarter of 2011.  Upon foreclosure, the Company expects to record a gain on foreclosure of $3.9 million.

On July 25, 2011, Fund II obtained a $22 million mortgage loan secured by Hayden Ferry I, a 203,000 square foot office property located in the Tempe submarket of Phoenix, Arizona.  The mortgage loan has a stated rate of LIBOR plus 200 basis points, an initial thirty-six month interest only period, and a maturity date of July 25, 2018.  In connection with this mortgage, Fund II entered into an interest rate swap that fixes the interest rate at 4.5% through January 25, 2018.

In 2011, the Company has $102.7 million in remaining secured debt maturities.  The Company intends to evaluate each maturity throughout the year and may pursue either dispositions, refinancing with non-recourse, fixed rate mortgage loans, or paying down the existing mortgage loans with available proceeds under the Company’s credit facility.

The Company presently has plans to make recurring capital expenditures to its office properties in 2011 of approximately $46.0 to $49.0 million on a consolidated basis, with approximately $34.0 to $37.0 million representing Parkway’s proportionate share of recurring capital improvements. These costs include tenant improvements, leasing costs and recurring building improvements. Additionally, the Company plans to make improvements related to upgrades on properties acquired in recent years that were anticipated at the time of purchase and major renovations that are nonrecurring in nature to office properties in 2011 of approximately $6.0 to $7.0 million with approximately $3.0 to $4.0 million representing Parkway’s proportionate share. All such improvements are expected to be financed by cash flow from the properties, capital expenditure escrow accounts, advances from the Company’s credit facility and contributions from partners.

The Company anticipates that its current cash balance, operating cash flows, contributions from partners and borrowings (including borrowings under the working capital revolving credit facility) will be adequate to pay the Company’s (i) operating and administrative expenses, (ii) debt service obligations, (iii) distributions to stockholders, (iv) capital improvements, and (v) normal repair and maintenance expenses at its properties, both in the short and long term. In addition, the Company may use proceeds from sales of assets, sales of equity securities and borrowings to fund property acquisitions and pay debts as they mature.

Off-Balance Sheet Arrangements

At December 31, 2010, the Company was invested in three unconsolidated joint ventures with unrelated investors. These joint ventures are accounted for using the equity method of accounting, as Parkway does not control, but has the ability to significantly influence the operations of the joint ventures and is not the primary beneficiary. As a result, the assets and liabilities of the joint ventures are not included in Parkway's consolidated balance sheet.  Information relating to the unconsolidated joint ventures at December 31, 2010 is detailed below.

			Parkway's
			Ownership
Joint Ventures	Property Name	Location	Interest

Wink-Parkway Partnership (“Wink JV”)(1)	Wink Building	New Orleans, LA	50.0%
Parkway Joint Venture, LLC	UBS Building/River Oaks	Jackson, MS	20.0%
RubiconPark II, LLC (2)	Maitland 200	Orlando, FL	20.0%

(1)
On February 4, 2011, the Company purchased its partner’s 50% interest in the Wink JV for $250,000.  The Wink JV was established for the purpose of owning the Wink Building, a 32,000 square foot office property in New Orleans, Louisiana.  Upon completing the purchase of its partner’s interest, Parkway now owns 100% of the Wink Building.

(2)
As a result of the Company’s partner, Rubicon US REIT, filing for Chapter 11 bankruptcy, new partners were admitted into the partnership.  They are JP Morgan Chase, Kaufman Jacobs, LLC and Starwood Capital Group Global, LP.

Cash distributions from unconsolidated joint ventures are made to each partner based on their percentage of ownership in each entity.  Cash distributions made to partners in joint ventures where the percentage of debt assumed is disproportionate to the ownership percentage in the venture is distributed based on each partner's share of cash available for distribution before debt service, based on their ownership percentage, less the partner's share of debt service based on the percentage of debt assumed by each partner.

Parkway provides management, construction and leasing services for all of the unconsolidated joint ventures except for the Wink-Parkway Partnership, and receives market-based fees for these services.  The portion of fees earned on unconsolidated joint ventures attributable to Parkway's ownership interest is eliminated in consolidation.

At December 31, 2010, the Company’s investment in unconsolidated joint ventures was $2.9 million, or .2% of total assets.

Contractual Obligations

We have contractual obligations including mortgage notes payable and lease obligations.  The table below presents total payments due under specified contractual obligations by year through maturity at December 31, 2010 (in thousands):

	Payments Due By Period
Contractual Obligations	Total	2011	2012	2013	2014	2015	Thereafter
Long-Term Debt	$1,101,870	$269,802	$96,854	$46,517	$46,517	$72,555	$569,625
Capital Lease Obligations	6,659	198	191	171	138	113	5,848
Operating Leases	1,138	646	371	121	-	-	-
Purchase Obligations	17,938	15,829	609	43	1,380	42	35
Ground Lease Payments	15,519	184	184	184	184	184	14,599
Total	$1,143,124	$286,659	$98,209	$47,036	$48,219	$72,894	$590,107

The amounts presented above for long-term debt and capital lease obligations include principal and interest payments.  Long-term debt also includes principal and interest payments due under the Company’s previous unsecured revolving credit facility which was replaced with a new $200.0 million unsecured revolving credit facility on January 31, 2011.  The amounts presented for purchase obligations represent the remaining tenant improvement allowances and lease inducement costs for leases in place and commitments for building improvements at December 31, 2010.

Parkway has a 30% ownership interest in Fund II and acts as the general partner.  Fund II will be capitalized with approximately $375.0 million of equity capital and $375.0 million of non-recourse, fixed-rate first mortgage debt.  Parkway’s share of the equity capital for the fund will be $112.5 million.  Parkway has four years from the inception date of Fund II, or through May 2012, to identify and acquire properties, with funds contributed as needed to purchase office investments.  At March 1, 2011, Fund II had remaining investment capacity of $552.1 million of which $81.8 million represents Parkway’s remaining equity contribution that would be due in connection with additional investments in office properties.

Critical Accounting Estimates

General.  Parkway’s investments are generally made in office properties.  Therefore, the Company is generally subject to risks incidental to the ownership of real estate.  Some of these risks include changes in supply or demand for office properties or customers for such properties in an area in which we have buildings; changes in real estate tax rates; and changes in federal income tax, real estate and zoning laws.  The Company’s discussion and analysis of financial condition and results of operations is based upon its Consolidated Financial Statements.  The Company’s Consolidated Financial Statements include the accounts of Parkway Properties, Inc., its majority owned subsidiaries and joint ventures in which the Company has a controlling interest. Parkway also consolidates subsidiaries where the entity is a variable interest entity and Parkway is the primary beneficiary.  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for the reporting period.  Actual results could differ from our estimates.

The accounting policies and estimates used in the preparation of our Consolidated Financial Statements are more fully described in the notes to our Consolidated Financial Statements.  However, certain of the Company’s significant accounting policies are considered critical accounting policies due to the increased level of assumptions used or estimates made in determining their impact on our Consolidated Financial Statements.

Parkway considers critical accounting policies and estimates to be those used in the determination of the reported amounts and disclosure related to the following:

(1)  Revenue recognition;
(2)  Impairment or disposal of long-lived assets;
(3)  Depreciable lives applied to real estate and improvements to real estate;
(4)  Initial recognition, measurement and allocation of the cost of real estate acquired; and
(5)  Allowance for doubtful accounts.

Revenue Recognition.  Revenue from real estate rentals is recognized on a straight-line basis over the terms of the respective leases.  The cumulative difference between lease revenue recognized under this method and contractual lease payment terms is recorded as straight line rent receivable on the accompanying balance sheets.

When the Company is the owner of the tenant improvements, the leased space is ready for its intended use when the tenant improvements are substantially completed. In limited instances, when the customer is the owner of the tenant improvements, straight-line rent is recognized when the tenant takes possession of the unimproved space.

The leases also typically provide for tenant reimbursement of a portion of common area maintenance and other operating expenses.  Property operating cost recoveries from customers (“expense reimbursements”) are recognized as revenue in the period in which the expenses are incurred.  The computation of expense reimbursements is dependent on the provisions of individual customer leases.  Most customers make monthly fixed payments of estimated expense reimbursements.  The Company makes adjustments, positive or negative, to expense reimbursement income quarterly to adjust the recorded amounts to the Company’s best estimate of the final property operating costs based on the most recent quarterly budget.  After the end of the calendar year, the Company computes each customer’s final expense reimbursements and issues a bill or credit for the difference between the actual amount and the amounts billed monthly during the year.

Management company income represents market-based fees earned from providing management, construction, leasing, brokerage and acquisition services to third parties. Management fee income is computed and recorded monthly in accordance with the terms set forth in the stand alone management service agreements. Leasing and brokerage commissions are recognized pursuant to the terms of the stand alone agreements at the time underlying leases are signed, which is the point at which the earnings process is complete and collection of the fees is reasonably assured. Fees relating to the purchase or sale of property are recognized when the earnings process is complete and collection of the fees is reasonably assured, which usually occurs at closing. All fees on Company-owned properties and consolidated joint ventures are eliminated in consolidation.  The portion of fees earned on unconsolidated joint ventures attributable to Parkway's ownership interest is eliminated in consolidation.

Impairment or Disposal of Long-Lived Assets.  Changes in the supply or demand of tenants for our properties could impact our ability to fill available space.  Should a significant amount of available space exist for an extended period, our investment in a particular office building may be impaired.  We evaluate our real estate assets upon the occurrence of significant adverse changes to assess whether any impairment indicators are present that affect the recovery of the carrying amount.

We classify certain assets as held for sale based on management having the authority and intent of entering into commitments for sale transactions to close in the next twelve months.  We consider an office property as held for sale once we have executed a contract for sale, allowed the buyer to complete its due diligence review and received a substantial non-refundable deposit.  Until a buyer has completed its due diligence review of the asset, necessary approvals have been received and substantive conditions to the buyer’s obligation to perform have been satisfied, we do not consider a sale to be probable.  When the Company identifies an asset as held for sale, we estimate the net realizable value of such asset and discontinue recording depreciation on the asset.  The Company records assets held for sale at the lower of carrying amount or fair value less cost to sell.  With respect to assets classified as held and used, we periodically review these assets to determine whether our carrying amount will be recovered.  A long-lived asset is considered impaired if its carrying value is not recoverable and exceeds the sum of undiscounted cash flows expected to result from the use and eventual disposal of the asset.  The cash flow and fair value estimates are based on assumptions about employing the asset for its remaining useful life.  Factors considered in projecting future cash flows include but are not limited to:  existing leases, future leasing and terminations, market rental rates, capital improvements, tenant improvements, leasing commissions, inflation and other known variables.  Upon impairment, the Company would recognize an impairment loss to reduce the carrying value of the long-lived asset to our estimate of its fair value.  The estimate of fair value and cash flows to be generated from properties requires us to make assumptions.  If one or more assumptions prove incorrect or if the assumptions change, the recognition of an impairment loss on one or more properties may be necessary in the future, which would result in a decrease to net income.

During the fourth quarter of 2010, the Company recorded non-cash impairment losses of $4.1 million related to non-strategic office properties targeted for sale in Columbia, South Carolina and Richmond, Virginia.  The Company began actively marketing these assets around year end.  As part of the marketing process, the Company estimated that the fair value of these assets was less than their carrying value at December 31, 2010.  Therefore, an impairment loss for the assets was recorded during the fourth quarter of 2010.

Depreciable Lives Applied to Real Estate and Improvements to Real Estate.  Depreciation of buildings and parking garages is computed using the straight-line method over an estimated useful life of 40 years.  Depreciation of building improvements is computed using the straight-line method over the estimated useful life of the improvement.  If our estimate of useful lives proves to be incorrect, the depreciation expense recognized would also be incorrect.  Therefore, a change in the estimated useful lives assigned to buildings and improvements would result in either an increase or decrease in depreciation expense, which would result in an increase or decrease in earnings.

Initial Recognition, Measurement and Allocation of the Cost of Real Estate Acquired.  Parkway accounts for its acquisitions of real estate by allocating the fair value of real estate to acquired tangible assets, consisting of land, building, garage, building improvements and tenant improvements, identified intangible assets and liabilities, consisting of the value of above and below market debt assumed with the acquisition.

Parkway allocates the purchase price of properties to tangible and intangible assets based on fair values. The Company determines the fair value of the tangible and intangible components using a variety of methods and assumptions all of which result in an approximation of fair value.  Differing assumptions and methods could result in different estimates of fair value and thus, a different purchase price allocation and corresponding increase or decrease in depreciation and amortization expense.

Allowance for Doubtful Accounts.  Accounts receivable are reduced by an allowance for amounts that may become uncollectible in the future.  Our receivable balance is comprised primarily of rents and operating expense recoveries due from customers.  Change in the supply of or demand for office properties could impact our customers’ ability to honor their lease obligations, which could in turn affect our recorded revenues and estimates of the collectability of our receivables.  Revenue from real estate rentals is recognized and accrued as earned on a pro rata basis over the term of the lease.  We regularly evaluate the adequacy of our allowance for doubtful accounts considering such factors as credit quality of our customers, delinquency of payment, historical trends and current economic conditions.  We provide an allowance for doubtful accounts for customer balances that are over 90 days past due and for specific customer receivables for which collection is considered doubtful.  Actual results may differ from these estimates under different assumptions or conditions, which could result in an increase or decrease in bad debt expense.

Recent Accounting Pronouncements

Effective January 1, 2010, the Company adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2009-16, “Topic 860 – Transfers and Servicing” (“ASU 2009-16”), which amends and codifies SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” by: eliminating the concept of a qualifying special-purpose entity (“QSPE”); clarifying and amending the derecognition criteria for a transfer to be accounted for as a sale; amending and clarifying the unit of account eligible for sale accounting; and requiring that a transferor initially measure at fair value and recognize all assets obtained (for example, beneficial interests) and liabilities incurred as a result of a transfer of an entire financial asset or group of financial assets accounted for as a sale.  Additionally, on and after the effective date, existing QSPEs (as defined under previous accounting standards) must be evaluated for consolidation by reporting entities in accordance with the applicable consolidation guidance.  This standard requires enhanced disclosures about, among other things, a transferor’s continuing involvement with transfers of financial assets accounted for as sales, the risks inherent in the transferred financial assets that have been retained, and the nature and financial effect of restrictions on the transferor’s assets that continue to be reported in the consolidated balance sheets.  The application of ASU 2009-16 did not have a material impact on the Company’s overall financial position and results of operations upon adoption.

Effective January 1, 2010, the Company adopted FASB ASU 2009-17, “Topic 810 – Consolidations” (“ASU 2009-17”), which amends and codifies FIN 46(R), “Consolidation of Variable Interest Entities,” and changes the consolidation guidance applicable to a VIE.  It also amends the guidance governing the determination of whether an enterprise is the primary beneficiary of a VIE, and is, therefore, required to consolidate an entity, by requiring a qualitative analysis rather than a quantitative analysis.  The qualitative analysis will include, among other things, consideration of who has the power to direct the activities of the entity that most significantly impact the entity’s economic performance and who has the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE.  This standard also requires continuous reassessments of whether an enterprise is the primary beneficiary of a VIE.  Previously, FIN 46(R) required reconsideration of whether an enterprise was the primary beneficiary of a VIE only when specific events had occurred.  QSPEs, which were previously exempt from the application of this standard, are now subject to its provisions.  This standard also requires enhanced disclosures about an enterprise’s involvement with a VIE. The application of ASU 2009-17 did not have a material impact on the Company’s overall financial position and results of operations upon adoption as the Company will continue to account for its unconsolidated joint ventures under the equity method of accounting.

In 2009, the FASB issued ASU 2010-06, “Fair Value Measurements and Disclosures (Topic 820):  Improving Disclosures About Fair Value Measurements,” which amends certain disclosure requirements of ASC 820.  This ASU provides additional disclosures for transfers in and out of Levels 1 and 2 and for activity in Level 3.  This ASU also clarifies certain other existing disclosure requirements including level of desegregation and disclosure around inputs and valuation techniques.  ASU 2010-06 became effective for interim and annual reporting periods beginning after December 15, 2009, and the Company has adopted the provisions and provided the necessary disclosures for the year ended December 31, 2010.

During the first quarter of 2010,  the Company adopted FASB ASU 2010-09, “Topic 855 – Subsequent Events: Amendments to Certain Recognition and Disclosure Requirements” (“ASU 2010-09”), which amends Topic 855 so that SEC filers are no longer required to disclose the date through which subsequent events have been evaluated in originally issued and revised financial statements.  The application of FASB ASU 2010-09 did not have a material impact on the Company’s overall financial position and results of operations upon adoption.

In July 2010, the FASB issued ASU 2010-20, “Topic 310 – Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses”, which significantly expands existing disclosures about the credit quality of financing receivables and their allowance for credit losses.  ASU 2010-20 will require disclosures as of the end of a reporting period such as accounting policies for each portfolio segment, ending balances of allowance for credit losses and credit-quality indicators in addition to added disclosures about activity related to financing receivables or credit losses.  The period end disclosure requirements of ASU 2010-20 will be effective as of the beginning of interim and annual reporting periods that begin after December 15, 2010.  The activity disclosure requirements of ASU 2010-20 will be effective as of the beginning of annual reporting periods that begin after December 15, 2010.  The Company is currently evaluating the impact of ASU 2010-20 on the Company’s consolidated financial statements.

Funds From Operations

Management believes that funds from operations attributable to common shareholders (“FFO”) is an appropriate measure of performance for equity REITs and computes this measure in accordance with the NAREIT definition of FFO.  Funds from operations is defined by NAREIT as net income (computed in accordance with GAAP), excluding gains or losses from sales of property and extraordinary items under GAAP, plus depreciation and amortization, and after adjustments to derive the Company’s pro rata share of FFO of consolidated and unconsolidated joint ventures.  Further, the Company does not adjust FFO to eliminate the effects of non-recurring charges.  The Company believes that FFO is a meaningful supplemental measure of its operating performance because historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation and amortization expenses.  However, since real estate values have historically risen or fallen with market and other conditions, many industry investors and analysts have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient.  Thus, NAREIT created FFO as a supplemental measure of operating performance for real estate investment trusts that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP.  The Company believes that the use of FFO, combined with the required GAAP presentations, has been beneficial in improving the understanding of operating results of real estate investment trusts among the investing public and making comparisons of operating results among such companies more meaningful.  FFO as reported by Parkway may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition.  Funds from operations do not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States and is not an indication of cash available to fund cash needs.  Funds from operations should not be considered an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity.

The following table presents a reconciliation of the Company's net income to FFO for the years ended December 31, 2010 and 2009 (in thousands):

	Year Ended
	December 31
	2010	2009
Net loss for Parkway Properties, Inc.	$(2,618)	$(11,603)
Adjustments to derive funds from operations:
Depreciation and amortization	65,117	66,593
Depreciation and amortization – discontinued operations	27,194	26,133
Noncontrolling interest depreciation and amortization	(17,668)	(20,138)
Adjustments for unconsolidated joint ventures	342	848
Preferred dividends	(6,325)	(4,800)
Gain on sale of real estate	(8,518)	(470)
Funds from operations attributable to common shareholders (1)	$57,524	$56,563

(1)	Funds from operations attributable to common shareholders for the years ended December 31, 2010 and 2009 include the following items (in thousands):

	Year Ended December 31
	2010	2009
Gain on involuntary conversion	$40	$823
Non-cash impairment losses	(4,120)	(8,817)
Loss on extinguishment of debt	(189)	-
Acquisition costs	(266)	-
Expenses related to litigation	(1,251)	-
Lease termination fee income	8,706	1,167

Inflation

Inflation has not had a significant impact on the Company because of the relatively low inflation rate in the Company’s geographic areas of operation.  Additionally, most of the leases require the customers to pay their pro rata share of operating expenses, including common area maintenance, real estate taxes, utilities and insurance, thereby reducing the Company’s exposure to increases in operating expenses resulting from inflation.  The Company’s leases typically have three to seven year terms, which may enable the Company to replace existing leases with new leases at market base rent, which may be higher or lower than the existing lease rate.

Forward-Looking Statements

In addition to historical information, certain sections of this Form 10-K may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as those that are not in the present or past tense, that discuss the Company's beliefs, expectations or intentions or those pertaining to the Company's capital resources, profitability and portfolio performance and estimates of market rental rates. Forward-looking statements involve numerous risks and uncertainties. The following factors, among others discussed herein and in the Company's filings under the Securities Exchange Act of 1934, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:  defaults or non-renewal of leases, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, the failure to acquire or sell properties when anticipated, failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, environmental uncertainties, risks related to natural disasters, financial market fluctuations, changes in real estate and zoning laws, increases in real property tax rates, and the outcome of claims and litigation involving or affecting the Company.  The success of the Company also depends upon the trends of the economy, including interest rates, income tax laws, governmental regulation, legislation, population changes and those risk factors discussed elsewhere in this Form 10-K and in the Company's filings under the Securities Exchange Act of 1934.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as the date hereof.  The Company assumes no obligation to update forward-looking statements.

ITEM 7A.  Quantitative and Qualitative Disclosures About Market Risk.

See information appearing under the caption "Liquidity" appearing in Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations".

At December 31, 2010, total outstanding debt was $884.4 million of which $134.3 million or 15.2% was variable rate debt.  If market rates of interest on the variable rate debt fluctuate by 10% (or approximately 49 basis points), the change in interest expense on the variable rate debt would increase or decrease future earnings and cash flows by approximately $662,000 annually.

ITEM 8.  Financial Statements and Supplementary Data.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD OF DIRECTORS AND SHAREHOLDERS
PARKWAY PROPERTIES, INC.:

We have audited the accompanying consolidated balance sheets of Parkway Properties, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2010. In connection with our audits of the consolidated financial statements, we also have audited financial statement schedules II, III and IV. These consolidated financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Parkway Properties, Inc. and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.  Also, in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

As discussed in Notes H, N and O to the consolidated financial statements, the Company retrospectively applied certain reclassifications associated with discontinued operations.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Parkway Properties, Inc.’s internal control over financial reporting as of December 31, 2010, based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 4, 2011, expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

                                                        /s/ KPMG LLP

Jackson, Mississippi
March 4, 2011, except for notes H, N, and O,
as to which the date is November 15, 2011

PARKWAY PROPERTIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	December 31	December 31
	2010	2009
Assets
Real estate related investments:
Office and parking properties	$1,755,310	$1,738,040
Land held for development	609	609
Accumulated depreciation	(366,152)	(336,759)
	1,389,767	1,401,890

Land available for sale	750	750
Mortgage loans	10,336	8,126
Investment in unconsolidated joint ventures	2,892	2,512
	1,403,745	1,413,278

Rents receivable and other assets	129,638	116,437
Intangible assets, net	50,629	61,734
Cash and cash equivalents	19,670	20,697
	$1,603,682	$1,612,146

Liabilities
Notes payable to banks	$110,839	$100,000
Mortgage notes payable	773,535	852,700
Accounts payable and other liabilities	98,818	88,614
	983,192	1,041,314

Equity
Parkway Properties, Inc. shareholders’ equity
8.00% Series D Preferred stock, $.001 par value,
4,374,896 and 2,400,000 shares authorized, issued and
outstanding in 2010 and 2009, respectively	102,787	57,976
Common stock, $.001 par value, 65,625,104 and 67,600,000
shares authorized in 2010 and 2009, respectively, 21,923,610 and 21,624,228 shares issued and outstanding in 2010 and
2009, respectively	22	22
Common stock held in trust, at cost, 58,134 and 71,255
shares in 2010 and 2009, respectively	(1,896)	(2,399)
Additional paid-in capital	516,167	515,398
Accumulated other comprehensive loss	(3,003)	(4,892)
Accumulated deficit	(127,575)	(111,960)
Total Parkway Properties, Inc. stockholders’ equity	486,502	454,145
Noncontrolling interest – real estate partnerships	133,988	116,687
Total equity	620,490	570,832
	$1,603,682	$1,612,146

See notes to consolidated financial statements.

PARKWAY PROPERTIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Year Ended December 31
	2010	2009	2008
Revenues
Income from office and parking properties	$182,747	$191,669	$188,117
Management company income	1,652	1,870	1,936
Total revenues	184,399	193,539	190,053

Expenses
Property operating expenses	86,931	92,084	91,989
Depreciation and amortization	65,117	66,593	66,287
Impairment loss on real estate	4,120	-	2,542
Management company expenses	3,961	2,299	1,947
General and administrative	7,382	6,108	9,725
Total expenses	167,511	167,084	172,490

Operating income	16,888	26,455	17,563

Other income and expenses
Interest and other income	1,487	1,609	1,332
Equity in earnings of unconsolidated joint ventures	326	445	894
Other-than-temporary impairment loss on investment in unconsolidated joint ventures	-	(8,817)	-
Gain on involuntary conversion	40	823	-
Gain on sale of real estate	-	470	-
Interest expense	(40,677)	(40,846)	(44,315)

Loss from continuing operations	(21,936)	(19,861)	(24,526)
Discontinued operations:
Income (loss) from discontinued operations	11	(2,304)	(157)
Gain on sale of real estate from discontinued operations	8,518	-	22,588
Total discontinued operations	8,529	(2,304)	22,431

Net loss	(13,407)	(22,165)	(2,095)
Net loss attributable to noncontrolling interest – real estate partnerships	10,789	10,562	11,369

Net income (loss) for Parkway Properties, Inc.	(2,618)	(11,603)	9,274
Dividends on preferred stock	(6,325)	(4,800)	(4,800)
Net income (loss) attributable to common stockholders	$(8,943)	$(16,403)	$4,474

Net income (loss) per common share attributable to Parkway Properties, Inc.:
Basic:
Loss from continuing operations attributable to Parkway Properties, Inc.	$(0.82)	$(0.73)	$(1.20)
Discontinued operations	0.40	(0.12)	1.50
Basic net income (loss) attributable to Parkway Properties, Inc.	$(0.42)	$(0.85)	$0.30

Diluted:
Loss from continuing operations attributable to Parkway Properties, Inc.	$(0.82)	$(0.73)	$(1.20)
Discontinued operations	0.40	(0.12)	1.50
Diluted net income (loss) attributable to Parkway Properties, Inc.	$(0.42)	$(0.85)	$0.30
Weighted average shares outstanding:
Basic	21,421	19,304	15,023
Diluted	21,421	19,304	15,023

See notes to consolidated financial statements.

PARKWAY PROPERTIES, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(In thousands, except share and per share data)

	Parkway Properties, Inc. Shareholders
					Accumulated		Noncontrolling
			Common	Additional	Other		Interest –
	Preferred	Common	Stock Held	Paid-In	Comprehensive	Accumulated	Real Estate	Total
	Stock	Stock	in Trust	Capital	Loss	Deficit	Partnerships	Equity
Balance at December 31, 2007	$57,976	$15	$(3,540)	$425,221	$(358)	$(39,406)	$80,506	$520,414
Comprehensive loss
Net income (loss)	-	-	-	-	-	9,274	(11,369)	(2,095)
Change in fair value of interest rate swaps	-	-	-	-	(7,370)	-	-	(7,370)
Total comprehensive loss	-	-	-	-	-	-	-	(9,465)
Common dividends declared - $2.275 per share	-	-	-	-	-	(34,555)	-	(34,555)
Preferred dividends declared - $2.00 per share	-	-	-	-	-	(4,800)	-	(4,800)
Share-based compensation	-	-	-	2,276	-	-	-	2,276
Stock options and warrants exercised – 25,436 shares	-	-	-	792	-	-	-	792
3,600 shares issued in lieu of Directors’ fees	-	-	-	140	-	-	-	140
Issuance costs from shelf registration	-	-	-	(52)	-	-	-	(52)
Purchase of Company stock – 447 shares withheld to
satisfy tax withholding obligation in connection with the
vesting of deferred incentive share units	-	-	-	(10)	-	-	-	(10)
Distribution of 21,000 shares of common stock, deferred
compensation plan	-	-	715	-	-	-	-	715
Contribution of 1,800 shares of common stock, deferred
compensation plan	-	-	(70)	-	-	-	-	(70)
Contribution of capital by noncontrolling interests	-	-	-	-	-	-	60,596	60,596
Distribution of capital to noncontrolling interests	-	-	-	-	-	-	(2,541)	(2,541)
Balance at December 31, 2008	57,976	15	(2,895)	428,367	(7,728)	(69,487)	127,192	533,440
Comprehensive loss
Net loss	-	-	-	-	-	(11,603)	(10,562)	(22,165)
Change in fair value of interest rate swaps	-	-	-	-	2,836	-	-	2,836
Total comprehensive loss	-	-	-	-	-	-	-	(19,329)
Common dividends declared - $1.30 per share	-	-	-	-	-	(26,070)	-	(26,070)
Preferred dividends declared - $2.00 per share	-	-	-	-	-	(4,800)	-	(4,800)
Share-based compensation	-	-	-	2,581	-	-	-	2,581
Stock offering – 6,250,000 shares of common stock	-	7	-	84,450	-	-	-	84,457
3,921 shares issued in lieu of Directors’ fees	-	-	-	58	-	-	-	58
Purchase of Company stock – 3,594 and 860 shares
withheld to satisfy tax withholding obligation in
connection with vesting of restricted stock and
deferred incentive share units, respectively	-	-	-	(58)	-	-	-	(58)
Distribution of 15,125 shares of common stock, deferred
compensation plan	-	-	511	-	-	-	-	511
Contribution of 1,080 shares of common stock, deferred
compensation plan	-	-	(15)	-	-	-	-	(15)
Contribution of capital by noncontrolling interests	-	-	-	-	-	-	57	57
Balance at December 31, 2009	57,976	22	(2,399)	515,398	(4,892)	(111,960)	116,687	570,832
Comprehensive loss Net loss	-	-	-	-	-	(2,618)	(10,789)	(13,407)
Change in fair value of interest rate swaps	-	-	-	-	1,889	-	-	1,889
Total comprehensive loss	-	-	-	-	-	-	-	(11,518)
Common dividends declared - $0.30 per share	-	-	-	-	-	(6,494)	-	(6,494)
Preferred dividends declared - $2.00 per share	-	-	-	-	-	(6,325)	-	(6,325)
Share-based compensation	-	-	-	1,319	-	-	-	1,319
Issuance of 1,974,896 shares of 8.0% Series D Preferred	44,811	-	-	-	-	-	-	44,811
15,214 shares issued in lieu of Directors’ Fees	-	-	-	285	-	-	-	285
Issuance costs for shelf registration	-	-	-	(14)	-	-	-	(14)
Purchase of Company stock – 42,618 and 1,465 shares withheld to satisfy tax withholding obligation in connection with the vesting of restricted stock and deferred incentive units, respectively	-	-	-	(821)	-	-	-	(821)
Distribution of 17,125 shares of common stock from deferred compensation plan	-	-	578	-	-	-	-	578
Contribution of 4,004 shares of common stock to deferred compensation plan	-	-	(75)	-	-	-	-	(75)
Contribution of capital by noncontrolling interests	-	-	-	-	-	-	27,912	27,912
Purchase of noncontrolling interest’s share in Parkway Moore, LLC	-	-	-	-	-	(178)	178	-

Balance at December 31, 2010	$102,787	$22	$(1,896)	$516,167	$(3,003)	$(127,575)	$133,988	$620,490

See notes to consolidated financial statements.

PARKWAY PROPERTIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31
	2010	2009	2008
Operating activities
Net loss	$(13,407)	$(22,165)	$(2,095)
Adjustments to reconcile net loss to cash
provided by operating activities:
Depreciation and amortization	65,117	66,593	66,287
Depreciation and amortization – discontinued operations	27,194	26,133	27,302
Amortization of (below) above market leases	(566)	51	45
Amortization of loan costs	1,713	2,319	1,825
Amortization of mortgage loan discount	(710)	(607)	(518)
Share-based compensation expense	1,319	2,581	2,276
Operating distributions from unconsolidated
joint ventures	-	392	1,042
Net (gain) loss on real estate investments and involuntary conversion	(4,438)	7,524	(20,046)
Equity in earnings of unconsolidated joint ventures	(326)	(445)	(894)
Increase in deferred leasing costs	(13,425)	(16,348)	(8,738)
Changes in operating assets and liabilities:
Change in receivables and other assets	(4,194)	3,678	(1,474)
Change in accounts payable and other liabilities	9,782	228	(2,164)

Cash provided by operating activities	68,059	69,934	62,848

Investing activities
Distributions from unconsolidated joint ventures	-	-	38
(Investment in) reimbursements from real estate related investments	(36,498)	1,033	(229,707)
Proceeds from sale of real estate	4,758	15,542	84,464
Proceeds from property insurance settlement	-	1,984	1,200
Real estate development	-	(5,329)	(28,981)
Improvements to real estate related investments	(36,335)	(28,420)	(31,916)

Cash used in investing activities	(68,075)	(15,190)	(204,902)

Financing activities
Principal payments on mortgage notes payable	(140,499)	(35,381)	(76,620)
Proceeds from long-term financing	70,000	18,500	231,700
Proceeds from bank borrowings	143,750	35,742	189,452
Payments on bank borrowings	(132,911)	(121,682)	(215,861)
Debt financing costs	(1,004)	(406)	(2,183)
Stock options exercised	-	-	792
Purchase of Company stock	(821)	(58)	(10)
Dividends paid on common stock	(6,448)	(25,794)	(34,410)
Dividends paid on preferred stock	(5,787)	(4,800)	(4,800)
Contributions from noncontrolling interest partners	27,912	57	60,593
Distributions from noncontrolling interest partners	-	-	(2,541)
Proceeds (issuance costs) from stock offering	44,797	84,457	(52)

Cash provided by (used in) financing activities	(1,011)	(49,365)	146,060

Change in cash and cash equivalents	(1,027)	5,379	4,006

Cash and cash equivalents at beginning of year	20,697	15,318	11,312

Cash and cash equivalents at end of year	$19,670	$20,697	$15,318

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010

NOTE A - Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying financial statements are prepared following U.S. generally accepted accounting principles (“GAAP”) and the requirements of the Securities and Exchange Commission (“SEC”).

The consolidated financial statements include the accounts of Parkway Properties, Inc. ("Parkway" or "the Company"), its wholly-owned subsidiaries and joint ventures in which the Company has a controlling interest.  The other partners’ equity interests in the consolidated joint ventures are reflected as noncontrolling interests in the consolidated financial statements.  Parkway also consolidates subsidiaries where the entity is a variable interest entity (“VIE”) and Parkway is the primary beneficiary and has the power to direct the activities of the VIE and the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE.  At December 31, 2010 and 2009, Parkway did not have any VIEs that required consolidation.  All significant intercompany transactions and accounts have been eliminated in the accompanying financial statements.

The Company also consolidates certain joint ventures where the Company is the sole general partner and the limited partners do not possess kick-out rights or other substantive participating rights.  The equity method of accounting is used for those joint ventures that do not meet the criteria for consolidation and where Parkway exercises significant influence but does not control these joint ventures.

Business

The Company's operations are exclusively in the real estate industry, principally the operation, leasing, acquisition and ownership of office buildings.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Although the Company believes the assumptions and estimates made are reasonable and appropriate, as discussed in the applicable sections throughout these consolidated financial statements, different assumptions and estimates could materially impact reported results.  The current economic environment has increased the degree of uncertainty inherent in these estimates and assumptions, therefore, changes in market conditions could impact the Company’s future operating results.  The Company’s most significant estimates relate to impairments on real estate, purchase price allocations and allowance for doubtful accounts.

Real Estate Properties

Real estate properties are carried at cost less accumulated depreciation.  Cost includes the carrying amount of the Company's investment plus any additional consideration paid, liabilities assumed, and improvements made subsequent to acquisition.  Depreciation of buildings and building improvements is computed using the straight-line method over the estimated useful lives of the assets.  Depreciation of tenant improvements, including personal property, is computed using the straight-line method over the lesser of useful life or the term of the lease involved.  Maintenance and repair expenses are charged to expense as incurred.

Balances of major classes of depreciable assets (in thousands) and their respective estimated useful lives are:

		December 31	December 31
Asset Category	Estimated Useful Life	2010	2009
Land	Non-depreciable	$176,614	$170,106
Buildings and garages	40 years	1,278,275	1,280,779
Building improvements	7 to 40 years	121,540	116,471
Tenant improvements	Lesser of useful life or term of lease	178,881	170,684
		$1,755,310	$1,738,040

Depreciation expense related to these assets of $67.4 million, $67.6 million, and $67.3 million was recognized in 2010, 2009 and 2008, respectively.

The Company evaluates its real estate assets upon occurrence of significant adverse changes in its operations to assess whether any impairment indicators are present that affect the recovery of the carrying amount.  The carrying amount includes the net book value of tangible and intangible assets.  Real estate assets are classified as held for sale or held and used.  Parkway records assets held for sale at the lower of carrying amount or fair value less cost to sell.  With respect to assets classified as held and used, Parkway recognizes an impairment loss to the extent the carrying amount is not recoverable and exceeds the sum of undiscounted future cash flows expected to result from the use and eventual disposition of the asset.  The cash flow and fair value estimates are based on assumptions about employing the asset for its remaining useful life.  Factors considered in projecting future cash flows include but are not limited to:  existing leases, future leasing and terminations, market rental rates, capital improvements, tenant improvements, leasing commissions, inflation and other known variables.  This market information is considered a Level 3 input as defined by ASC 820, “Fair Value Measurements and Disclosures,” (“ASC 820”).  Upon impairment, Parkway recognizes an impairment loss to reduce the carrying value of the real estate asset to the estimate of its fair value.

The Company recognizes gains from sales of real estate upon the realization at closing of the transfer of rights of ownership to the purchaser, receipt from the purchaser of an adequate cash down payment and adequate continuing investment by the purchaser.

The company classifies certain assets as held for sale based on management having the authority and intent of entering into commitments for sale transactions to close in the next twelve months.  The Company considers an office property as held for sale once it has executed a contract for sale, allowed the buyer to complete its due diligence review and received a substantial non-refundable deposit.  Until a buyer has completed its due diligence review of the asset, necessary approvals have been received and substantive conditions to the buyer’s obligation to perform have been satisfied, the Company does not consider a sale to be probable.  When the Company identifies an asset as held for sale, it estimates the net realizable value of such asset and discontinues recording depreciation on the asset.  The Company records assets held for sale at the lower of carrying amount or fair value less cost to sell.

Land available for sale (see Note E) is carried at cost and is subject to evaluation for impairment.

Purchase Price Allocation

Parkway allocates the purchase price of real estate to tangible and intangible assets and liabilities based on fair values.  Tangible assets consist of land, building, garage, building improvements and tenant improvements.  Intangible assets and liabilities consist of the value of above and below market leases, lease costs, the value of in-place leases, customer relationships and any value attributable to above or below market debt assumed with the acquisition.

The Company may engage independent third-party appraisers to perform the valuations used to determine the fair value of these identifiable tangible and intangible assets.  These valuations and appraisals use commonly employed valuation techniques, such as discounted cash flow analyses. Factors considered in these analyses include an estimate of carrying costs during hypothetical expected lease-up periods considering current market conditions, and costs to execute similar leases. Parkway also considers information obtained about each property as a result of its pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired. In estimating carrying costs, the Company includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods depending on specific local market conditions and depending on the type of property acquired. Additionally, Parkway estimates costs to execute similar leases including leasing commissions, legal and other related expenses to the extent that such costs are not already incurred in connection with a new lease origination as part of the transaction.

The fair value of above or below market in-place lease values is the present value of the difference between the contractual amount to be paid pursuant to the in-place lease and the estimated current market lease rate expected over the remaining non-cancelable life of the lease.  The capitalized above market lease values are amortized as a reduction of rental income over the remaining term of the respective leases. The capitalized below market lease values are amortized as an increase to rental income over the remaining term of the respective leases.  Total amortization for above and below market leases was a net increase of rental income of $566,000 for the year ended December 31, 2010, and a net reduction of rental income of $51,000 and $45,000 for the years ended December 31, 2009 and 2008, respectively.

Amortization of above and below market leases is projected as a net increase (decrease) to rental income as follows for the next five years (in thousands):

Amount
2011	$1,058
2012	67
2013	(274)
2014	(139)
2015	54

The fair value of customer relationships represents the quantifiable benefits related to developing a relationship with the current customer.  Examples of these benefits would be growth prospects for developing new business with the existing customer, the ability to attract similar customers to the building, the tenant’s credit quality and expectations of lease renewals (including those existing under the terms of the lease agreement), among other factors.  Management believes that there would typically be little value associated with customer relationships that is in excess of the value of the in-place lease and their typical renewal rates.  Any value assigned to customer relationships is amortized over the remaining terms of the respective leases plus any expected renewal periods as a lease cost amortization expense.  Currently, the Company has no value assigned to customer relationships.

The fair value of at market in-place leases is the present value associated with re-leasing the in-place lease as if the property was vacant.  Factors to be considered include estimates of carrying costs during hypothetical expected lease-up periods considering current market conditions and costs to execute similar leases.  In estimating carrying costs, the Company includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods.  The value of at market in-place leases is amortized as a lease cost amortization expense over the expected life of the lease.  Total amortization expense for the value of in-place leases was $14.2 million, $14.0 million and $15.0 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Amortization expense for the value of in-place leases is projected as follows for the next five years (in thousands):

Amount
2011	$10,131
2012	6,564
2013	5,134
2014	3,987
2015	3,120

A separate component of the fair value of in-place leases is identified for the lease costs.  The fair value of lease costs represents the estimated commissions and legal fees paid in connection with the current leases in place.  Lease costs are amortized over the non-cancelable terms of the respective leases as lease cost amortization expense.

In no event does the amortization period for intangible assets exceed the remaining depreciable life of the building. Should a customer terminate its lease, the unamortized portion of the tenant improvement, in-place lease value, lease cost and customer relationship intangibles would be charged to expense.  Additionally, the unamortized portion of above market in-place leases would be recorded as a reduction to rental income and the below market in-place lease value would be recorded as an increase to rental income.

Mortgage Loans Receivable

Parkway records its mortgage loans receivable at the stated principal amount net any premium or discount.  At December 31, 2010 and 2009, the carrying amount of mortgage loans receivable was $10.3 million and $8.1 million, respectively.  The Company recognizes the premium or discount over the life of the mortgage loan using the effective interest method.  Parkway evaluates the collectability of principal and interest on its mortgage loans, if circumstances warrant, to determine whether it is impaired.  A loan is impaired when based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the existing contractual terms.  When a loan is impaired, the amount of the loss provision is calculated by comparing the recorded investment to the value determined by discounting the expected future cash flow at the loan’s effective interest rate.  No impairment loss has been recognized in 2010 and 2009 in connection with the mortgage loans receivable.

Investment in Unconsolidated Joint Ventures

At December 31, 2010 and 2009, Parkway had a non-controlling interest in three and four unconsolidated joint ventures, respectively, which are accounted for using the equity method of accounting.  Therefore, Parkway reports its share of income and losses based on its economic interest in these entities, as measured by its ownership interest or expected cash distributions if materially different than distributions based on ownership interest.  Parkway classifies its interests as investments in unconsolidated joint ventures when it holds less than a majority voting interest in the entity and does not have control, based on the terms of the joint venture agreements, to make decisions about the entities’ significant activities such as major leases, encumbering the entities with debt, major capital expenditures and whether to dispose of the entities.

When circumstances indicate there may have been a loss in value of an equity investment, the Company evaluates the investment for impairment by estimating its ability to recover its investment from future cash flows.  If Parkway determines the loss in value is other than temporary, the Company recognizes an impairment charge to reflect the investment at fair value.  The use of projected future cash flows and other estimates of fair value, the determination of when a loss is other than temporary, and the calculation of the amount of the loss are complex and subjective.  Use of other estimates and assumptions may result in different conclusions.  Changes in economic and operating conditions that occur subsequent to the Company’s review could impact these assumptions and result in future impairment charges of our equity investments.

During the fourth quarter of 2009, Parkway recorded non-cash other-than-temporary impairment losses totaling $8.8 million in connection with the valuation of two investments in unconsolidated joint ventures, RubiconPark I, LLC and RubiconPark II, LLC. The impairment is principally due to two customers totaling over 120,000 square feet in the office properties that were unable to meet their rent obligations due to financial difficulty.  Additionally, in January 2010, the Company’s joint venture partner, Rubicon U.S. REIT, filed for Chapter 11 bankruptcy protection, rendering our partner unable to support their continuing share of the joint venture obligations.  During the third quarter of 2010, the Company purchased the first mortgage loan associated with this joint venture for a net purchase price of $33.0 million.  During the fourth quarter of 2010, the Company, as holder of the mortgage, foreclosed on the three properties, which served as collateral for the associated loan and sold the properties to Parkway Properties Office Fund II, LP (“Fund II”).  As a result of the sale to Fund II, Parkway’s ownership in these assets increased from 20% to 30%.

Allowance for Doubtful Accounts

Accounts receivable are reduced by an allowance for amounts that the Company estimates to be uncollectible.  The receivable balance is comprised primarily of rent and expense reimbursement income due from the customers.  Management evaluates the adequacy of the allowance for doubtful accounts considering such factors as the credit quality of our customers, delinquency of payment, historical trends and current economic conditions.  The Company provides an allowance for doubtful accounts for customer balances that are over 90 days past due and for specific customer receivables for which collection is considered doubtful.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Noncontrolling Interest

Noncontrolling Interest – Real Estate Partnerships

At December 31, 2010 and 2009, the Company has an interest in two joint ventures whose operations are included in its consolidated financial statements. The Company owns a 25% and 30% interest in Parkway Properties Office Fund, LP (“Fund I”) and Fund II, respectively.

Parkway serves as the general partner of Fund I and provides asset management, property management, leasing and construction management services to the fund, for which it is paid market-based fees.  Cash distributions from the fund are made to each joint venture partner based on their percentage of ownership in the fund.  Since Parkway is the sole general partner and has the authority to make major decisions on behalf of the fund, Parkway is considered to have a controlling interest.  Accordingly, Parkway is required to consolidate the fund in its consolidated financial statements.  At February 15, 2008, Fund I was fully invested.

On May 14, 2008, Parkway formed Fund II, a $750.0 million discretionary fund with the Teacher Retirement System of Texas (“TRST”), for the purpose of acquiring high-quality multi-tenant office properties.   TRST is a 70% investor, and Parkway is a 30% investor in the fund, which will be capitalized with approximately $375.0 million of equity capital and $375.0 million of non-recourse, fixed-rate first mortgage debt.  Parkway’s share of the equity contribution for the fund is $112.5 million.  The Company intends to fund its share of equity contributions with proceeds from asset sales, line of credit advances and/or sales of equity securities.  The fund targets investments in office buildings in Houston, Austin, San Antonio, Chicago, Atlanta, Phoenix, Charlotte, Memphis, Nashville, Jacksonville, Orlando, Tampa/St. Petersburg, Ft. Lauderdale, as well as other growth markets to be determined at Parkway’s discretion.

Parkway serves as the general partner of Fund II and provides asset management, property management, leasing and construction management services for the fund, for which it will be paid market-based fees.  Cash distributions from the fund will be made to each joint venture partner based on the percentage of ownership in the fund.  Since Parkway is the sole general partner and has the authority to make major decisions on behalf of the fund, Parkway is considered to have a controlling interest.  Accordingly, Parkway is required to consolidate the fund in its consolidated financial statements.  At December 31, 2010, Fund II includes investments in three office properties totaling $33.0 million.  In January 2011, Fund II purchased an investment in an office property totaling $160.0 million, which places total Fund II investments to date at $193.0 million.  There is approximately $552.1 million in remaining capacity for Fund II investments.

Parkway Moore, LLC and Moore Building Associates, LP (“MBALP”) were established for the purpose of owning a commercial office building (the Toyota Center in Memphis, Tennessee), with Parkway serving as general partner.  The entities were previously classified as consolidated joint ventures.  However, during the third quarter of 2010, Parkway purchased the partner’s 25% interest, thereby placing Parkway’s ownership at 100% and removing the classification as a consolidated joint venture.

Non-controlling interest in real estate partnerships represents the other partners’ proportionate share of equity in the partnerships discussed above at December 31, 2010.  Income is allocated to non-controlling interest based on the weighted average percentage ownership during the year.

Revenue Recognition

Revenue from real estate rentals is recognized on a straight-line basis over the terms of the respective leases.  The cumulative difference between lease revenue recognized under this method and contractual lease payment terms is recorded as straight-line rent receivable on the accompanying balance sheets.  The straight-line rent adjustment increased revenue by $4.2 million, $6.6 million and $3.9 million in 2010, 2009 and 2008, respectively.

When the Company is the owner of the tenant improvements, the leased space is ready for its intended use when the tenant improvements are substantially completed. In limited instances, when the tenant is the owner of the tenant improvements, straight-line rent is recognized when the tenant takes possession of the unimproved space.

The leases also typically provide for tenant reimbursement of a portion of common area maintenance and other operating expenses.  Property operating cost recoveries from customers (“expense reimbursements”) are recognized as revenue in the period in which the expenses are incurred.  The computation of expense reimbursements is dependent on the provisions of individual customer leases.  Most customers make monthly fixed payments of estimated expense reimbursements.  The Company makes adjustments, positive or negative, to expense reimbursement income quarterly to adjust the recorded amounts to the Company’s best estimate of the final property operating costs based on the most recent quarterly budget.  After the end of the calendar year, the Company computes each customer’s final expense reimbursements and issues a bill or credit for the difference between the actual amount and the amounts billed monthly during the year.

Management company income represents market-based fees earned from providing management, construction, leasing, brokerage and acquisition services to third parties. Management fee income is computed and recorded monthly in accordance with the terms set forth in the stand alone management service agreements. Leasing and brokerage commissions are recognized pursuant to the terms of the stand alone agreements at the time underlying leases are signed, which is the point at which the earnings process is complete and collection of the fees is reasonably assured. Fees relating to the purchase or sale of property are recognized when the earnings process is complete and collection of the fees is reasonably assured, which usually occurs at closing. All fees on Company-owned properties and consolidated joint ventures are eliminated in consolidation.  The Company recognizes its share of fees earned from unconsolidated joint ventures in management company income.

Amortization

Debt origination costs are deferred and amortized using a method that approximates the effective interest method over the term of the loan.  Leasing costs are deferred and amortized using the straight-line method over the term of the respective lease.

Early Extinguishment of Debt

When outstanding debt is extinguished, the Company records any prepayment premium and unamortized loan costs to interest expense.

Derivative Financial Instruments

The Company recognizes all derivative instruments on the balance sheet at their fair value.  Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income (loss), depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction.  The ineffective portion of the hedge, if any, is immediately recognized in earnings.

Share-Based and Long-Term Compensation

Effective May 1, 2010, the stockholders of the Company approved Parkway’s 2010 Omnibus Equity Incentive Plan (the “2010 Equity Plan”) that authorized the grant of up to 600,000 equity based awards to employees and directors of the Company.   The 2010 Equity Plan replaces the Company’s 2003 Equity Incentive Plan and the 2001 Non-Employee Directors Equity Compensation Plan.  At present, it is Parkway’s intention to grant restricted shares and/or deferred incentive share units instead of stock options although the 2010 Equity Plan authorizes various forms of incentive awards, including options.  The 2010 Equity Plan has a ten-year term.

Compensation expense, including estimated forfeitures, for service-based awards is recognized over the expected vesting period.  The total compensation expense for the long-term equity incentive awards granted under the FOCUS Plan is based upon the fair value of the shares on the grant date, adjusted for estimated forfeitures.  Time-based restricted shares and deferred incentive share units are valued based on the New York Stock Exchange closing market price of Parkway common shares (NYSE ticker symbol, PKY) as of the date of grant.  The grant date fair value for awards that are subject to market conditions is determined using a simulation pricing model developed to specifically accommodate the unique features of the awards.

Restricted shares and deferred incentive share units are forfeited if an employee leaves the Company before the vesting date except in the case of the employee’s death or permanent disability or upon termination following a change of control. Shares and/or units that are forfeited become available for future grant under the 2010 Equity Plan.

The FOCUS Plan also includes a long-term cash incentive that was designed to reward significant outperformance over the three year period which began July 1, 2010.  The total compensation expense for the long-term cash incentive awards granted under the FOCUS Plan is based upon the estimated fair value of the award on the grant date and adjusted as necessary each reporting period.  The long-term cash incentive awards are accounted for as a liability-classified award on the Company’s 2010 consolidated balance sheet.  The grant date and quarterly fair value estimates for awards that are subject to a market condition are determined using a simulation pricing model developed to specifically accommodate the unique features of the awards.

Income Taxes

Effective January 1, 1997, the Company elected to be taxed as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended.  The Company completed its reorganization into the Umbrella Partnership REIT (“UPREIT”) structure effective January 1, 1998. The Company believes that the UPREIT structure will enable it to pursue additional investment opportunities by having the ability to offer tax-advantaged operating partnership units to property owners in exchange for properties.

A corporate REIT is a legal entity that holds real estate assets, and through distributions to stockholders, is exempt from the payment of Federal income taxes at the corporate level.  To maintain qualification as a REIT, the Company is subject to a number of organizational and operational requirements, including a requirement that it currently distribute to stockholders at least 90% of its annual taxable income.

Net Income (Loss) Per Common Share

Basic earnings per share (“EPS”) is computed by dividing income (loss) attributable to common stockholders by the weighted-average number of common shares outstanding for the year.  In arriving at net income (loss) attributable to common stockholders, preferred stock dividends are deducted.  Diluted EPS reflects the potential dilution that could occur if share equivalents such as employee stock options, restricted shares and deferred incentive share units were exercised or converted into common stock that then shared in the earnings of Parkway.

The computation of diluted EPS is as follows:

	Year Ended December 31
	2010	2009	2008
	(in thousands, except per share data)
Numerator:
Basic and diluted net income (loss)
attributable to common stockholders	$(8,943)	$(16,403)	$4,474
Denominator:
Basic and diluted weighted average shares	21,421	19,304	15,023
Diluted net income (loss) per share attributable to
Parkway Properties, Inc.	$(0.42)	$(0.85)	$0.30

The computation of diluted EPS for 2010, 2009 and 2008 did not include the effect of employee stock options, deferred incentive share units and restricted shares because their inclusion would have been anti-dilutive.

Reclassifications

Certain reclassifications have been made in the 2009 and 2008 consolidated financial statements to conform to the 2010 classifications with no impact on previously reported net income or equity.

Subsequent Events

The Company has evaluated all subsequent events through the issuance date of the consolidated financial statements.

Recent Accounting Pronouncements

Effective January 1, 2010, the Company adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2009-16, “Topic 860 – Transfers and Servicing” (“ASU 2009-16”), which amends and codifies SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” by: eliminating the concept of a qualifying special-purpose entity (“QSPE”); clarifying and amending the derecognition criteria for a transfer to be accounted for as a sale; amending and clarifying the unit of account eligible for sale accounting; and requiring that a transferor initially measure at fair value and recognize all assets obtained (for example, beneficial interests) and liabilities incurred as a result of a transfer of an entire financial asset or group of financial assets accounted for as a sale.  Additionally, on and after the effective date, existing QSPEs (as defined under previous accounting standards) must be evaluated for consolidation by reporting entities in accordance with the applicable consolidation guidance.  This standard requires enhanced disclosures about, among other things, a transferor’s continuing involvement with transfers of financial assets accounted for as sales, the risks inherent in the transferred financial assets that have been retained, and the nature and financial effect of restrictions on the transferor’s assets that continue to be reported in the consolidated balance sheets.  The application of ASU 2009-16 did not have a material impact on the Company’s overall financial position and results of operations upon adoption.

Effective January 1, 2010, the Company adopted FASB ASU 2009-17, “Topic 810 – Consolidations” (“ASU 2009-17”), which amends and codifies FIN 46(R), “Consolidation of Variable Interest Entities,” and changes the consolidation guidance applicable to a VIE.  It also amends the guidance governing the determination of whether an enterprise is the primary beneficiary of a VIE, and is, therefore, required to consolidate an entity, by requiring a qualitative analysis rather than a quantitative analysis.  The qualitative analysis will include, among other things, consideration of who has the power to direct the activities of the entity that most significantly impact the entity’s economic performance and who has the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE.  This standard also requires continuous reassessments of whether an enterprise is the primary beneficiary of a VIE.  Previously, FIN 46(R) required reconsideration of whether an enterprise was the primary beneficiary of a VIE only when specific events had occurred.  QSPEs, which were previously exempt from the application of this standard, are now subject to its provisions.  This standard also requires enhanced disclosures about an enterprise’s involvement with a VIE.  The application of ASU 2009-17 did not have a material impact on the Company’s overall financial position and results of operations upon adoption as the Company will continue to account for its unconsolidated joint ventures under the equity method of accounting.

In 2009, the FASB issued ASU 2010-06, “Fair Value Measurements and Disclosures (Topic 820):  Improving Disclosures About Fair Value Measurements,” which amends certain disclosure requirements of ASC 820.  This ASU provides additional disclosures for transfers in and out of Levels 1 and 2 and for activity in Level 3.  This ASU also clarifies certain other existing disclosure requirements including level of desegregation and disclosure around inputs and valuation techniques.  ASU 2010-06 became effective for interim and annual reporting periods beginning after December 15, 2009, and the Company has adopted the provisions and provided the necessary disclosures for the year ended December 31, 2010.

During the first quarter of 2010,  the Company adopted FASB ASU 2010-09, “Topic 855 – Subsequent Events: Amendments to Certain Recognition and Disclosure Requirements” (“ASU 2010-09”), which amends Topic 855 so that SEC filers are no longer required to disclose the date through which subsequent events have been evaluated in originally issued and revised financial statements.  The application of FASB ASU 2010-09 did not have a material impact on the Company’s overall financial position and results of operations upon adoption.

In July 2010, the FASB issued ASU 2010-20, “Topic 310 – Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses”, which significantly expands existing disclosures about the credit quality of financing receivables and their allowance for credit losses.  ASU 2010-20 will require disclosures as of the end of a reporting period such as accounting policies for each portfolio segment, ending balances of allowance for credit losses and credit-quality indicators in addition to added disclosures about activity related to financing receivables or credit losses.  The period end disclosure requirements of ASU 2010-20 will be effective as of the beginning of interim and annual reporting periods that begin after December 15, 2010.  The activity disclosure requirements of ASU 2010-20 will be effective as of the beginning of annual reporting periods that begin after December 15, 2010.  The Company is currently evaluating the impact of ASU 2010-20 on the Company’s consolidated financial statements.

Unaudited Statistical Information

The square feet and percentage leased statistics presented in Notes B, D, G and H are unaudited.

Note B - Investment in Office and Parking Properties

Included in investment in office and parking properties at December 31, 2010 are 61 office and parking properties located in ten states with an aggregate of 12.8 million square feet of leasable space.  This excludes office properties in unconsolidated joint ventures, which are outlined in Note D – Investment in Unconsolidated Joint Ventures.

The contract purchase price, excluding closing costs and other adjustments, of office properties acquired during the year ended December 31, 2010 is as follows:

Cost
Market Location	(in thousands)
Memphis, Tennessee	$3
Atlanta, Georgia	8,000
Charlotte, North Carolina	25,000
$33,003

The Company’s acquisitions are accounted for using the acquisition method.  The results of each acquired property are included in the Company’s results of operations from their respective purchase dates.

Summary of Acquisitions

On July 1, 2010, the Company acquired the limited partner’s 25% interest in Parkway Moore, LLC and Moore Building Associates, LP for $2,500.  The entities were established for the purpose of owning the Toyota Center, a 175,000 square foot office building in Memphis, Tennessee.  Therefore, the Company’s total investment in this property increased to 100%.

During the third quarter of 2010, the Company purchased the first mortgage loan associated with the RubiconPark I joint venture, which owned Falls Pointe, Lakewood II and Carmel Crossing, for a net purchase price of $33.0 million.  During the fourth quarter of 2010, the Company, as holder of the mortgage, foreclosed on the three properties that served as collateral for the associated loan.  Also, during the fourth quarter of 2010, the Company sold the three assets to Fund II for $33.0 million.  Parkway received approximately $23.1 million in cash at closing representing its partner’s 70% prorated share of the investment.  Parkway recorded approximately $740,000 in management company expense on the 2010 consolidated statement of operations related to acquisition costs on these investments.  Proceeds from the sale were used to reduce amounts outstanding on the credit facility.  On February 18, 2011, Fund II obtained a $10.0 million mortgage loan secured by Carmel Crossing.  The mortgage loan has a fixed rate of 5.5% and a term of nine years.  Parkway received $2.4 million in net proceeds from the loan, which represents its 30% equity investment in the property.  The proceeds were used to reduce amounts outstanding under the Company’s credit facility.  As a result of the sale to Fund II, Parkway’s ownership interest in these assets increased from 20% to 30%.

The total amount of purchase price allocated to more significant assets, intangible assets and (liabilities) and weighted average amortization period for each class of asset or liability is as follows for 2010 office property acquisitions (in thousands):
		Weighted
	Amount	Average Life
Land	$7,248	N/A
Building	17,027	40
Tenant improvements	4,201	5
Lease commissions	1,253	5
Lease in place value	4,431	4
Above market leases	1,188	4
Below market leases	(861)	6
Liabilities assumed	(4,396)	N/A

      On January 21, 2011, the Company and Fund II acquired the office and retail portion of 3344 Peachtree located in the Buckhead submarket of Atlanta for $167.3 million.  3344 Peachtree contains approximately 484,000 square feet of office and retail space and includes an adjacent eleven-story parking structure.  Fund II’s investment in the property totaled $160.0 million, with Parkway funding the remaining $7.3 million.  Due to Parkway’s additional investment, the Company’s effective ownership in the property is 33.0%. An additional $2.6 million is expected to be spent for closing costs, building improvements, leasing costs and tenant improvements during the first two years of ownership.  Simultaneous with closing, Fund II assumed the $89.6 million existing non-recourse first mortgage loan, which matures on October 1, 2017, and carries a fixed interest rate of 4.8%.  In accordance with GAAP, the mortgage loan was recorded at $87.2 million to reflect the value of the instrument based on a market interest rate of 5.25% on the date of purchase. Parkway's equity contribution in the investment is $25.5 million and was initially funded through availability under the Company's credit facility.  The Company is still in the process of completing the purchase price allocation related to this investment.

On February 4, 2011, the Company purchased its partner’s 50% interest in the Wink-Parkway Partnership (“Wink JV”) for $250,000.  The Wink JV was established for the purpose of owning the Wink Building, a 32,000 square foot office property in New Orleans, Louisiana.  Upon completing the acquisition of its partner’s interest, Parkway now owns 100% of the Wink Building.

Summary of Dispositions

On April 15, 2010, the Company sold One Park Ten, a 163,000 square foot office building in Houston, Texas, for a gross sales price of $15.7 million.  Parkway received net cash proceeds from the sale of $4.8 million, which were used to reduce amounts outstanding under the Company’s credit facility.  Parkway recorded a gain on the sale of $8.5 million in 2010.  In connection with the sale of One Park Ten, the $8.7 million first mortgage was assumed by the buyer and the company seller-financed a $1.5 million note receivable that bears interest at 7.25% per annum on an interest-only basis through maturity in June 2012.  Parkway Realty Services, LLC, a subsidiary of the Company, was retained to provide management services for the property.  During the third quarter of 2010, the management agreement for this property was terminated.  Therefore, all income for current and prior periods was reclassified to discontinued operations.

Summary of Impairments

During the fourth quarter of 2010, the Company recorded non-cash impairment losses of $4.1 million related to non-strategic office properties targeted for sale in Columbia, South Carolina, and Richmond, Virginia.  The Company began actively marketing these assets around year end.  As part of the marketing process, the Company estimated that the fair value of these assets was less than their carrying value at December 31, 2010.  Therefore, an impairment loss for the assets was recorded during the fourth quarter 2010.

Contractual Obligations and Minimum Rental Receipts

Obligations for tenant improvement allowances and lease inducement costs for leases in place and commitments for building improvements and development costs at December 31, 2010 are as follows (in thousands):

2011	$15,829
2012	609
2013	43
2014	1,380
2015	42
Thereafter	35
Total	$17,938

Minimum future operating lease payments for various equipment leased at the office properties is as follows for operating leases in place at December 31, 2010 (in thousands):

2011	$646
2012	371
2013	121
Total	$1,138

The following is a schedule by year of future approximate minimum rental receipts under noncancelable leases for office buildings owned at December 31, 2010 (in thousands):

2011	$185,244
2012	167,569
2013	152,050
2014	127,281
2015	99,294
Thereafter	264,337
$995,775

The following is a schedule by year of future approximate minimum ground lease payments at December 31, 2010 (in thousands):

2011	$184
2012	184
2013	184
2014	184
2015	184
Thereafter	14,599
$15,519

At December 31, 2010, Fund I owned Desert Ridge Corporate Center in Phoenix, Arizona that is subject to a ground lease.  The lease has a remaining term of approximately 81 years with an expiration date of July 2092.  Payments through July 13, 2013 are based on a rental constant applied to a per acre value.  The rental constant is established for the duration of the ground lease and adjusts each five years.  Starting July 2013, the rental payment is the higher of the amount previously described, or 0.35% of the valuation of the improvements of the previous year.

Note C – Mortgage Loans

The Company owns the B participation piece (the “B piece”) of a first mortgage secured by an 844,000 square foot office building in Dallas, Texas, known as 2100 Ross originally purchased for $6.9 million.  The B piece was originated by Wachovia Bank, N.A., a Wells Fargo Company, and has a face value of $10.0 million and a stated coupon rate of 6.065%.  Upon maturity in May 2012, the Company will receive a principal payment of $10.0 million, which produces a yield to maturity of 15.6%.  The balance of the mortgage loan was $8.8 million at December 31, 2010.

In connection with the sale of One Park Ten, the Company seller-financed a $1.5 million note receivable that bears interest at 7.25% per annum on an interest-only basis through maturity in June 2012.  The carrying amount of the mortgage loan was $1.5 million at December 31, 2010.

Note D – Investment in Unconsolidated Joint Ventures

In addition to the 61 office and parking properties included in the consolidated financial statements, the Company was also invested in three unconsolidated joint ventures with unrelated investors at December 31, 2010.  These investments are accounted for using the equity method of accounting, as Parkway does not control any of these joint ventures.  Accordingly, the assets and liabilities of the joint ventures are not included on Parkway’s consolidated balance sheets at December 31, 2010 and 2009.  Information relating to these unconsolidated joint ventures is detailed below (in thousands):

			Parkway’s	Square	Percentage
Joint Venture Entity	Property Name	Location	Ownership%	Feet	Occupied
Wink-Parkway Partnership (“Wink JV”)	Wink Building	New Orleans, LA	50.0%	32	7.6%
Parkway Joint Venture, LLC (“Jackson JV”)	UBS/River Oaks	Jackson, MS	20.0%	167	84.4%
RubiconPark II, LLC (“Maitland JV”) (1)	Maitland 200	Orlando, FL	20.0%	205	92.4%
				404	82.3%

(1)
As a result of the Company’s partner, Rubicon US REIT, filing for Chapter 11 bankruptcy, new partners were admitted into the partnership.  They are JP Morgan Chase, Kaufman Jacobs, LLC and Starwood Capital Group Global, LP.

Cash distributions from unconsolidated joint ventures are made to each partner based on their percentage of ownership in each entity.  Cash distributions made to partners in joint ventures where the percentage of debt assumed is disproportionate to the ownership percentage in the venture is distributed based on each partner’s share of cash available for distribution before debt service, based on their ownership percentage, less the partner’s share of debt service based on the percentage of debt assumed by each partner.

Parkway provides management, construction and leasing service for all of the unconsolidated joint ventures except for the Wink-Parkway Partnership, and receives market-based fees for these services.  The Company recognizes its proportionate share of fees earned from unconsolidated joint ventures in management company income.

At December 31, 2010 and 2009, the Company’s investment in unconsolidated joint ventures was $2.9 million, or 0.2% of total assets and $2.5 million, or 0.2% of total assets, respectively.

On February 4, 2011, the Company purchased its partner’s 50% interest in the Wink JV for $250,000.  Upon completing the purchase of its partner’s interest, Parkway now owns 100% of the Wink Building.

In most cases the Company’s share of debt related to its unconsolidated joint ventures is the same as its ownership percentage in the venture.  However, in the case of the Maitland JV, the Company’s share of debt is disproportionate to its ownership percentage.  The disproportionate debt structure was created to meet the Company’s partner’s financing criteria.  In the Maitland JV, the Company owns a 20% interest in the venture and assumed none of the debt. The terms related to Parkway's share of unconsolidated joint venture mortgage debt are summarized below for December 31, 2010 and 2009 (in thousands):

Parkway’s Share of Unconsolidated Joint Ventures’ Debt
				Parkway’s	Monthly	Loan	Loan
	Type of			Share	Debt	Balance	Balance
Description	Debt Service	Interest Rate	Maturity	of Debt	Service	12/31/10	12/31/09
Maitland JV	Amortizing	4.390%	06/01/11	0.00%	$-	$-	$-
Jackson JV	Amortizing	5.840%	07/01/15	20.00%	12	2,474	2,507
					$12	$2,474	$2,507
Weighted Average Interest Rate at End of Year						5.840%	5.130%

Parkway's share of the scheduled principal payments on mortgage debt for the unconsolidated joint ventures for each of the next five years and thereafter through maturity at December 31, 2010 are as follows (in thousands):

Schedule of Mortgage Maturities by Year:	Maitland JV	Jackson JV	Total
2011	$-	$34	$34
2012	-	37	37
2013	-	39	39
2014	-	41	41
2015	-	2,323	2,323
	$-	$2,474	$2,474

Note E – Land Available for Sale

At December 31, 2010 and 2009, Parkway’s investment in land available for sale consisted of 12 acres of land in New Orleans, Louisiana with a book value of $750,000.

Note F - Notes Payable

Notes Payable to Banks

At December 31, 2010, the Company had a total of $110.8 million outstanding under the following credit facilities (collectively, the “Company’s credit facility”) (in thousands):

Credit Facilities	Lender	Interest Rate	Maturity	Outstanding Balance
				12/31/10	12/31/09
$15.0 Million Unsecured Working Capital
Revolving Credit Facility (1)	PNC Bank	2.3%	04/27/11	$1,839	$-
$236.0 Million Unsecured Revolving Credit Facility (2)	Wells Fargo	4.2%	04/27/11	49,000	40,000
$60.0 Million Unsecured Term Loan (3)	Wells Fargo	4.8%	04/27/11	60,000	60,000
		4.6%		$110,839	$100,000

(1)
The interest rate on the $15.0 million unsecured working capital revolving credit with PNC Bank was LIBOR plus 200 basis points at December 31, 2010. The Company paid fees on the unused portion of the line of 25 basis points.

(2)
The $236.0 million unsecured revolving credit facility was led by Wells Fargo and syndicated to eight other banks.  The interest rate on the line of credit interest rate was LIBOR plus 115 basis points or the Prime interest rate plus 25 basis points.  At December 31, 2010, all amounts outstanding under this credit facility not fixed by an interest rate swap agreement were borrowed at LIBOR plus 115 basis points.  The Company paid an annual administration fee of $35,000 and fees on the unused portion of the revolver ranging between 12.5 and 20 basis points based upon overall Company leverage, with the rate set at 20 basis points at December 31, 2010.

(3)
The $60.0 million unsecured term loan was led by Wells Fargo and syndicated to eight other banks.  The interest rate on the term loan was fixed by an interest rate swap agreement.  Excluding the interest rate swaps, the interest rate on the term loan was LIBOR plus 115 basis points.

The Company’s credit facility requires compliance with a number of restrictive financial covenants, including tangible net worth, fixed charge coverage ratio, unencumbered interest coverage ratio, total debt to total asset ratio, secured debt to total asset value ratio, secured recourse debt to total asset value ratio and unencumbered pool restrictions.  At December 31, 2010, the Company was in compliance with these financial covenants.

On January 31, 2011, the Company closed a new $190.0 million unsecured revolving credit facility and a new $10.0 million unsecured working capital revolving credit facility.  The new credit facilities have an initial term of three years and replaced the existing unsecured revolving credit facility, term loan and working capital facility that were scheduled to mature on April 27, 2011.  The Company also has a $100.0 million interest rate swap associated with the credit facilities that expires March 31, 2011, locking LIBOR at 3.635%.  The Company does not anticipate an extinguishment of this interest rate swap prior to its stated expiration as the hedged item relates to interest rate payments on $100.0 million of LIBOR-based debt and the forecasted transaction remains probable at December 31, 2010.  Excluding the impact of the interest rate swap, the interest rate on the new credit facilities is based on LIBOR plus 275 to 350 basis points, depending upon overall Company leverage, with the current rate set at 325 basis points.   Additionally, the Company pays fees on the unused portion of the credit facilities ranging between 40 and 50 basis points based upon usage of the aggregate commitment, with the current rate set at 40 basis points.  Wells Fargo Securities and JP Morgan Securities LLC acted as Joint Lead Arrangers and Joint Book Runners on the unsecured revolving credit facility.  In addition, Wells Fargo Bank, N.A. acted as Administration Agent and JPMorgan Chase Bank, N.A. acted as Syndication Agent.  Other participating lenders include PNC Bank, N.A., Bank of America, N.A., US Bank, N.A., Trustmark National Bank, and BancorpSouth Bank.  The working capital revolving credit facility was provided solely by PNC Bank, N.A.

During 2008, the Company entered into two interest rate swap agreements.  The Company designated the swaps as cash flow hedges of the variable interest rates on the Company’s borrowings under the credit facility and a portion of the debt secured by the Pinnacle at Jackson Place.  These swaps are considered to be fully effective and changes in the fair value of the swaps are recognized in accumulated other comprehensive income (loss).

The Company's interest rate hedge contracts at December 31, 2010 and 2009 are summarized as follows (in thousands):

						Fair Value
	Balance					Liability
Type of	Sheet	Notional	Maturity		Fixed	December 31
Hedge	Location	Amount	Date	Reference Rate	Rate	2010	2009
Swap	Accounts Payable and Other Liabilities	$100,000	03/31/11	1 - Month LIBOR	4.785%	$(836)	$(3,585)
Swap	Accounts Payable and Other Liabilities	$23,500	12/01/14	1 - Month LIBOR	5.800%	(2,167)	(1,307)
						$(3,003)	$(4,892)

Mortgage Notes Payable

A summary of mortgage notes payable at December 31, 2010 and 2009 is as follows (in thousands):

					Note Balance
	Variable Rate	Fixed	Monthly	Maturity	December 31
Office Property	12/31/10	Rate	Payment	Date	2010	2009
Wholly-Owned
John Hancock Facility (3 properties)(1)	-	5.270%	$-	05/01/10	$-	$17,346
Capital City Plaza (2)	-	-	-	05/01/10	-	60,000
One Jackson Place (3)	-	7.850%	-	10/10/10	-	8,526
Squaw Peak (4)	-	4.920%	-	12/15/10	-	32,423
Forum I	-	5.250%	91	06/01/11	10,194	10,734
Wells Fargo	-	4.390%	53	06/01/11	8,616	8,869
233 N. Michigan	-	4.940%	763	07/11/11	86,711	91,459
Bank of America Plaza	-	7.100%	146	05/10/12	16,939	17,466
One Park Ten Plaza (5)	-	7.100%	-	06/01/12	-	8,714
Teachers Insurance and
Annuity Association (5 properties)	-	6.210%	565	01/01/16	77,735	79,626
John Hancock Facility (2 properties)	-	7.580%	130	06/01/16	18,243	18,418
111 East Wacker, LLC	-	6.290%	804	07/11/16	148,500	148,500
Capital City Plaza	-	7.250%	253	03/05/17	34,617	-
Morgan Keegan Tower	-	7.620%	163	10/01/19	12,578	13,540
Citrus Center (6)	-	6.310%	153	06/01/20	22,820	-
Stein Mart (7)	-	6.500%	81	08/01/20	11,935	-
Pinnacle at Jackson Place – Subordinate NMTC Loan (8)	-	3.000%	15	12/27/47	6,000	6,000
Pinnacle at Jackson Place – Sr NMTC Loan (8)	5.800%	-	114	12/27/47	23,501	23,501
Total Wholly-Owned			3,331		478,389	545,122

Consolidated Joint Ventures
Moore Building Associates LP (9)	-	7.895%	-	06/01/10	-	10,858
Parkway Properties Office Fund, LP:
Renaissance Center	-	5.469%	97	06/01/12	16,000	16,280
Maitland 100	-	4.920%	36	10/07/12	8,798	8,820
555 Winderley Place	-	4.920%	34	10/07/12	8,320	8,340
1401 Enclave	-	5.760%	134	07/10/15	28,000	28,000
100 Ashford Center/Peachtree Ridge	-	5.606%	179	01/08/16	30,264	30,679
Gateway Center	-	5.920%	163	02/10/16	33,000	33,000
Desert Ridge Corporate Center	-	5.770%	237	02/10/16	49,200	49,200
US Cellular Plaza	-	5.530%	342	03/10/16	58,564	59,401
BellSouth Building/Centurion Centre	-	5.900%	71	06/10/16	14,400	14,400
Chatham Centre	-	5.560%	79	01/10/17	17,100	17,100
Overlook II	-	5.610%	152	03/01/17	31,500	31,500
Total Consolidated Joint Ventures			1,524		295,146	307,578

Total Secured Debt			$4,855		$773,535	$852,700

(1)
On April 30, 2010, the Company repaid a $17.2 million mortgage loan secured by two office properties in Houston, Texas, and one office property in Atlanta, Georgia, utilizing available proceeds under its credit facility. The mortgage loan had an interest rate of 5.3% and was scheduled to mature on May 1, 2010.

(2)
On February 8, 2010, the Company completed a $35.0 million non-recourse, fixed-rate first mortgage loan related to the refinance of a $60.0 million recourse mortgage that was scheduled to mature in May 2010.  The loan bears interest at 7.25% and is secured by the Company’s Capital City Plaza building in Atlanta, Georgia.  The loan will mature in March 2017 and includes the option to be prepaid at the end of five years at a cost of 1% of the outstanding loan balance.  The Company used available proceeds under its credit facility to pay the $25.0 million difference on the maturing mortgage loan.

(3)
On October 8, 2010, the Company repaid a $7.6 million mortgage loan secured by One Jackson Place, a 220,000 square foot office property in Jackson, Mississippi. The mortgage had an interest rate of 7.9% and was scheduled to mature on October 10, 2010. The Company repaid the mortgage loan using available proceeds under the credit facility.

(4)
On December 15, 2010, the Company repaid a $31.0 million mortgage loan secured by Squaw Peak Corporate Center, a 290,000 square foot office complex in Phoenix, Arizona.  The mortgage loan had a fixed interest rate of 4.9%.  The Company repaid the mortgage loan using available proceeds under the credit facility.

(5)
On April 15, 2010, the Company sold One Park Ten, a 163,000 square foot office property in Houston, Texas, for a gross sales price of $15.7 million. Parkway received net cash proceeds from the sale of $4.8 million which were used to reduce amounts outstanding under the Company’s credit facility. The $8.7 million first mortgage loan was assumed by the buyer, and Parkway is also providing a $1.5 million seller-financing loan, which bears interest at 7.25% with interest-only payments through maturity in June 2012.

(6)
On May 28, 2010, the Company obtained a $23.0 million non-recourse, first mortgage loan secured by Citrus Center, a 261,000 square foot office property in Orlando, Florida. The mortgage loan had a fixed interest rate of 6.3% and a term of ten years. The proceeds were used to reduce amounts outstanding under the Company’s credit facility.

(7)
On July 8, 2010, the Company obtained a $12.0 million non-recourse first mortgage loan secured by the Stein-Mart building, a 196,000 square foot office property in Jacksonville, Florida. The mortgage loan had a fixed interest rate of 6.5% and a term of ten years. The proceeds were used to reduce amounts outstanding under the Company’s credit facility.

(8)
The New Markets Tax Credit loans have a stated maturity of December 27, 2047, but contain an early repayment option whereby the lender may call the loans in December 2014.  In the event the lender exercises this option, the outstanding principal balance of the loans will be reduced by $3.0 million.  Additionally, the Company has entered into an interest rate swap agreement with US Bank for a $23.5 million notional amount that fixes the 30-day LIBOR interest rate at 4.05%, which equates to a total current interest rate of 5.8%, for the period January 1, 2009, through December 1, 2014.  The swap agreement serves as a hedge of the variable interest rates on the borrowings under the Pinnacle at Jackson Place Senior New Market Tax Credits mortgage loan.  The weighted average interest rate for the total New Markets Tax Credits loans is 5.2%.

(9)
Upon maturity on June 1, 2010, the Company paid off its share and its partner’s share of a $10.6 million mortgage note payable secured by the Toyota Center, a 175,000 square foot office property in Memphis, Tennessee, utilizing available proceeds under the Company’s line of credit. The mortgage had an interest rate of 7.9%. The Toyota Center office property was previously owned by a consolidated joint venture, Moore Building Associates, LP, in which the Company served as the general partner. However, during the third quarter of 2010, Parkway purchased the partner’s interest, thereby placing Parkway’s ownership of the property at 100%.

At December 31, 2010 and 2009, the net book value of the office properties collateralizing the mortgage loans was $1.1 billion.

The aggregate annual maturities of mortgage notes payable at December 31, 2010 are as follows (in thousands):

	Total		Recurring
	Mortgage	Balloon	Principal
	Maturities	Payments	Amortization
2011	$113,914	$102,694	$11,220
2012	58,034	48,408	9,626
2013	9,943	-	9,943
2014	10,595	-	10,595
2015	37,971	26,891	11,080
2016	398,695	393,875	4,820
Thereafter	144,383	136,029	8,354
	$773,535	$707,897	$65,638

On January 21, 2011, in connection with its purchase of 3344 Peachtree in Atlanta, Georgia, Fund II assumed the $89.6 million existing non-recourse first mortgage, which matures on October 1, 2017, and carries a fixed interest rate of 4.8%.  In accordance with GAAP, the mortgage was recorded at $87.2 million to reflect the value of the instrument based on a market interest rate of 5.25% on the date of purchase.

On February 18, 2011, Fund II obtained a $10.0 million mortgage loan secured by Carmel Crossing, a 326,000 square foot office complex in Charlotte, North Carolina.  The mortgage loan has a fixed interest rate of 5.5% and a term of nine years.  Parkway received $2.4 million in net proceeds from the loan, which represents its 30% equity investment in the property.  The proceeds were used to reduce amounts outstanding under the Company’s credit facility.

Note G – Noncontrolling Interest – Real Estate Partnerships

The Company has an interest in two joint ventures that are included in its consolidated financial statements at December 31, 2010. Information relating to these consolidated joint ventures is detailed below:
		Parkway’s	Square Feet
Joint Venture Entity and Property Name	Location	Ownership %	(In thousands)
Parkway Properties Office Fund, LP
Desert Ridge Corporate Center	Phoenix, Arizona	26.5%	293
Maitland 100	Orlando, Florida	25.0%	128
555 Winderley	Orlando, Florida	25.0%	101
Gateway Center	Orlando, Florida	25.0%	228
BellSouth Building	Jacksonville, Florida	25.0%	92
Centurion Centre	Jacksonville, Florida	25.0%	88
100 Ashford Center	Atlanta, Georgia	25.0%	160
Peachtree Ridge	Atlanta, Georgia	25.0%	161
Overlook II	Atlanta, Georgia	25.0%	260
U.S. Cellular Plaza	Chicago, Illinois	40.0%	607
Chatham Centre	Schaumburg, Illinois	25.0%	206
Renaissance Center	Memphis, Tennessee	25.0%	190
1401 Enclave Parkway	Houston, Texas	25.0%	209
Total Parkway Properties Office Fund, LP			2,723

Parkway Properties Office Fund II, LP (1)
Falls Pointe	Atlanta, Georgia	30.0%	107
Lakewood II	Atlanta, Georgia	30.0%	128
Carmel Crossing	Charlotte, North Carolina	30.0%	327
Total Parkway Properties Office Fund II, LP			562
Total Consolidated Joint Ventures			3,285

(1)
On January 21, 2011, the Company and Fund II purchased 3344 Peachtree located in the Buckhead submarket of Atlanta, Georgia.  3344 Peachtree contains approximately 484,000 square feet of office and retail space.  Upon the completion of the purchase of 3344 Peachtree, the Company had a total of approximately 3.8 million square feet of joint ventures included in its consolidated financial statements of which, Fund II had approximately 1.0 million square feet.

Parkway serves as the general partner of Fund I and provides asset management, property management, leasing and construction management services to the fund, for which it is paid market-based fees. Cash distributions from the fund are made to each joint venture partner based on their percentage of ownership in the fund. Since Parkway is the sole general partner and has the authority to make major decisions on behalf of the fund, Parkway is considered to have a controlling interest. Accordingly, Parkway is required to consolidate the fund in its consolidated financial statements. At February 15, 2008, Fund I was fully invested.

In 2008, Parkway formed Fund II, a $750.0 million discretionary fund with TRST, for the purpose of acquiring high-quality multi-tenant office properties. TRST is a 70% investor, and Parkway is a 30% investor in the fund, which is capitalized with approximately $375.0 million of equity capital and $375.0 million of non-recourse, fixed-rate first mortgage debt. Parkway’s share of the equity contribution for the fund will be $112.5 million and will be funded with operating cash flow, proceeds from asset sales, issuance of equity securities and/or advances on the credit facility as needed on a temporary basis. The fund will target investments in office buildings in Houston, Austin, San Antonio, Chicago, Atlanta, Phoenix, Charlotte, Memphis, Nashville, Jacksonville, Orlando, Tampa/St. Petersburg, and Ft. Lauderdale, as well as other growth markets to be determined at Parkway’s discretion.

Parkway serves as the general partner of Fund II and provides asset management, property management, and leasing and construction management services to the fund, for which it will be paid market-based fees. Parkway has four years, or through May 2012, to identify and acquire properties, with funds contributed as needed to complete acquisitions. Parkway will exclusively represent the fund in making acquisitions within the target markets and within certain predefined criteria. Parkway may continue to make fee-simple acquisitions in markets outside of the target markets, acquire properties within the target markets that do not meet the fund’s specific criteria or sell a full or partial interest in currently owned properties. At December 31, 2010, Fund II includes investments in three office properties totaling $33.0 million.  In January 2011, Fund II purchased an investment in an office property totaling $160.0 million, which places total Fund II investments to date at $193.0 million.  There is approximately $552.1 million in remaining capacity for Fund II investments.

Noncontrolling interest - real estate partnerships represents the other partners’ proportionate share of equity in the partnerships discussed above at December 31, 2010. Income is allocated to noncontrolling interest based on the weighted average percentage ownership during the year.

Parkway Moore, LLC and Moore Building Associates, LP (“MBALP”) were established for the purpose of owning a commercial office building (the Toyota Center in Memphis, Tennessee), with Parkway serving as general partner.  The entities were previously classified as consolidated joint ventures.  However, during the third quarter of 2010, Parkway purchased the partner’s 25% interest, thereby placing Parkway’s ownership at 100% and removing the classification as a consolidated joint venture.

Note H - Discontinued Operations

All current and prior period income from the following office properties are included in discontinued operations for the years ended December 31, 2010, 2009 and 2008 (in thousands).

		Square	Date of	Net Sales	Net Book Value	Gain
Office Property	Location	Feet	Sale	Price	of Real Estate	on Sale

Town Point Center	Norfolk, Virginia	131	07/15/08	$12,180	$10,621	$1,559
Wachovia Plaza	St. Petersburg, Florida	186	08/18/08	25,492	16,154	9,338
Capitol Center	Columbia, South Carolina	460	09/05/08	46,792	35,101	11,691
2008 Dispositions		777		$84,464	$61,876	$22,588

One Park Ten	Houston, Texas	163	04/15/10	$14,924	$6,406	$8,518
2010 Dispositions		163		$14,924	$6,406	$8,518

233 North Michigan	Chicago, IL	1,070	05/11/2011	$156,546	$152,254	$4,292
Greenbrier I & II	Hampton, VA	172	07/19/2011	16,275	15,070	1,205
Glen Forest	Richmond, VA	81	08/16/2011	8,950	7,880	1,070
Tower at 1301 Gervais	Columbia, SC	298	09/08/2011	18,421	18,421	-
2011 Dispositions		1,621		$200,192	$193,625	$6,567

Property Held For Sale
111 East Wacker	Chicago, IL	1,013		$-	$-	$-

The amount of revenue and expense for these office properties reported in discontinued operations for the years ended December 31, 2010, 2009 and 2008 is as follows (in thousands):

	Year Ended December 31
	2010	2009	2008
Revenues
Revenue from office and parking properties	$72,858	$74,675	$84,405
	72,858	74,675	84,405
Expenses
Office and parking properties:
Operating expense	31,367	36,000	38,982
Interest expense	14,286	14,846	18,278
Depreciation and amortization	27,194	26,133	27,302
	72,847	76,979	84,562
Income (loss) from discontinued operations	11	(2,304)	(157)
Gain on sale of real estate from discontinued operations	8,518	-	22,588
Total discontinued operations	$8,529	$(2,304)	$22,431

Note I - Income Taxes

The Company elected to be taxed as a REIT under the Internal Revenue Code, commencing with its taxable year ended December 31, 1997.  To qualify as a REIT, the Company must meet a number of organizational and operational requirements, including a requirement that it currently distribute at least 90% of its adjusted taxable income to its stockholders.  It is management's current intention to adhere to these requirements and maintain the Company's REIT status, and the Company was in compliance with all REIT requirements at December 31, 2010.  As a REIT, the Company generally will not be subject to corporate level federal income tax on taxable income it distributes currently to its stockholders.  If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not be able to qualify as a REIT for four subsequent taxable years.  Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income and property, and to federal income and excise taxes on its undistributed taxable income. In addition, taxable income from non-REIT activities managed through taxable REIT subsidiaries is subject to federal, state and local income taxes.

In January 1998, the Company completed its reorganization into an UPREIT structure under which substantially all of the Company's real estate assets are owned by an operating partnership, Parkway Properties LP.  Presently, substantially all interests in the Operating Partnership are owned by the Company and a wholly-owned subsidiary.

At December 31, 2010, the Company had net operating loss ("NOL") carryforwards for federal income tax purposes of $584,000 which expire at various dates beginning in 2011 through 2018. The utilization of these NOLs can cause the Company to incur a small alternative minimum tax liability.

The Company's income differs for income tax and financial reporting purposes principally because real estate owned has a different basis for tax and financial reporting purposes, producing different gains upon disposition and different amounts of annual depreciation.

The following reconciles GAAP net income to taxable income for the years ending December 31, 2010, 2009 and 2008 (in thousands):

	2010	2009	2008
	Estimate	Actual	Actual
GAAP net income (loss) from REIT operations (1)	$(2,618)	$(11,603)	$9,274
GAAP to tax adjustments:
Depreciation and amortization	12,226	19,113	19,485
Gains and losses from capital transactions	(138)	5,487	342
Share-based compensation expense	1,319	2,581	2,276
Stock options exercised	-	-	(88)
Deferred compensation distributions	(687)	(446)	(1,107)
Amortization of mortgage loan discount	(772)	(607)	(519)
Allowance for doubtful accounts	283	1,491	235
Vesting of restricted shares and dividends	(4,523)	(704)	(278)
Deferred revenue	3,241	-	-
Other differences	(61)	(456)	(97)
Taxable income before adjustments	8,270	14,856	29,523
Less: NOL carryforward	-	-	-
Adjusted taxable income subject to 90% dividend requirement	$8,270	$14,856	$29,523

(1)	GAAP net income from REIT operations is net of amounts attributable to noncontrolling interest.

The following reconciles cash dividends paid with the dividends paid deduction for the years ending December 31, 2010, 2009 and 2008 (in thousands):

	2010	2009	2008
	Estimate	Actual	Actual
Cash dividends paid	$13,197	$30,475	$38,977
Less: Dividends on deferred compensation plan shares	(17)	(94)	(194)
Less: Dividends absorbed by current earnings and profits	(4,765)	(3,938)	(4,163)
Less: Return of capital	(145)	(11,587)	(5,097)
Dividends paid deduction	$8,270	$14,856	$29,523

The following characterizes distributions paid per common share for the years ending December 31, 2010, 2009 and 2008:

	2010		2009		2008
	Amount	Percentage	Amount	Percentage	Amount	Percentage
Ordinary income	$0.23	76.7%	$0.71	54.6%	$0.844	37.1%
Post May 5, 2003 capital gain	0.00	0.0%	0.00	0.0%	0.197	8.7%
Unrecaptured Section 1250 gain	0.06	20.0%	0.00	0.0%	0.893	39.2%
Return of capital	0.01	3.3%	0.59	45.4%	0.341	15.0%
	$0.30	100.0%	$1.30	100.0%	$2.275	100.0%

Note J – Share-Based and Long-Term Compensation Plans

Effective May 1, 2010, the stockholders of the Company approved Parkway’s 2010 Omnibus Equity Incentive Plan (the “2010 Equity Plan”) that authorized the grant of up to 600,000 equity based awards to employees and directors of the Company.   The 2010 Equity Plan replaces the Company’s 2003 Equity Incentive Plan and the 2001 Non-Employee Directors Equity Compensation Plan.  At present, it is Parkway’s intention to grant restricted shares and/or deferred incentive share units instead of stock options although the 2010 Equity Plan authorizes various forms of incentive awards, including options.  The 2010 Equity Plan has a ten-year term.

Compensation expense, including estimated forfeitures, for service-based awards is recognized over the expected vesting period.  The total compensation expense for the long-term equity incentive awards granted under the FOCUS Plan is based upon the fair value of the shares on the grant date, adjusted for estimated forfeitures.  Time-based restricted shares and deferred incentive share units are valued based on the New York Stock Exchange closing market price of Parkway common shares (NYSE ticker symbol, PKY) as of the date of grant.  The grant date fair value for awards that are subject to market conditions is determined using a simulation pricing model developed to specifically accommodate the unique features of the awards.

Restricted shares and deferred incentive share units are forfeited if an employee leaves the Company before the vesting date except in the case of the employee’s death or permanent disability or upon termination following a change of control. Shares and/or units that are forfeited become available for future grant under the 2010 Equity Plan.

On January 4, 2010, 91,000 restricted shares vested and were issued to officers of the Company.  These shares were granted to the officers of the Company in January 2003 and vested seven years from the grant date.

On February 10, 2010, 29,941 restricted shares vested and were issued to officers of the Company due to the achievement of performance goals established in 2009 by the Board of Directors.

On July 1, 2010, 26,500 restricted shares vested and were issued to officers of the Company.  These shares were granted in July 2006 and vested four years from the grant date.

On July 12, 2010, the Board of Directors approved 345,120 FOCUS Plan long-term equity incentive awards to officers of the Company.  The long-term equity incentive awards are valued at $2.5 million which equates to an average price per share of $7.30 and consist of 25,380 time-based awards, 179,314 market condition awards subject to an absolute total return goal, and 140,426 market condition awards subject to a relative total return goal.  These shares are accounted for as equity-classified awards on the Company’s 2010 consolidated balance sheet.

The time-based awards granted as part of the FOCUS Plan will vest ratably over four years from the date the shares are granted.  The market condition awards granted as part of the FOCUS Plan are contingent on the Company meeting goals for compounded annual total return to stockholders (“TRS”) over the three year period beginning July 1, 2010.  The market condition goals are based upon (i) the Company’s absolute compounded annual TRS; and (ii) the Company’s absolute compounded annual TRS relative to the compounded annual return of the MSCI US REIT (“RMS”) Index calculated on a gross basis, as follows:

	Threshold	Target	Maximum
Absolute Return Goal	10%	12%	14%
Relative Return Goal	RMS + 100 bps	RMS + 200 bps	RMS + 300 bps

With respect to the absolute return goal, 15% of the award is earned if the Company achieves threshold performance and a cumulative 60% is earned for target performance.  With respect to the relative return goal, 20% of the award is earned if the Company achieves threshold performance and a cumulative 55% is earned for target performance.  In each case, 100% of the award is earned if the Company achieves maximum performance or better.  To the extent actually earned, the market condition awards will vest 50% on each of July 15, 2013 and 2014.

The FOCUS Plan also includes a long-term cash incentive that was designed to reward significant outperformance over the three year period beginning July 1, 2010.  The performance goals for actual payment under the long-term cash incentive will require the Company to (i) achieve an absolute compounded annual TRS that exceeds 14% AND (ii) achieve an absolute compounded annual TRS that exceeds the compounded annual return of the RMS by at least 500 basis points.  Notwithstanding the above goals, in the event the Company achieves an absolute compounded annual TRS that exceeds 19%, then the Company must achieve an absolute compounded annual TRS that exceeds the compounded annual return of the RMS by at least 600 basis points.  The aggregate amount of the cash incentive earned would increase with corresponding increases in the absolute compounded annual TRS achieved by the Company.  There will be a cap on the aggregate cash incentive earned in the amount of $7.1 million.  Achievement of the maximum cash incentive would equate to an absolute compounded annual TRS that approximates 23%, provided that the absolute compounded annual TRS exceeds the compounded annual return of the RMS by at least 600 basis points.  The total compensation expense for the long-term cash incentive awards granted under the FOCUS Plan is based upon the estimated fair value of the award on the grant date and adjustment as necessary each reporting period.  The long-term cash incentive awards are accounted for as a liability-classified award on the Company’s 2010 consolidated balance sheet.  The grant date and quarterly fair value estimates for awards that are subject to a market condition are determined using a simulation pricing model developed to specifically accommodate the unique features of the awards.

On August 23, 2010, 5,500 restricted shares vested and were issued to officers of the Company.  These shares were granted in September 2003 and vested seven years from the grant date.

On January 9, 2011, 25,935 restricted shares vested and were issued to officers of the Company due to the achievement of performance goals established in 2009 by the Board of Directors.

On January 12, 2011, 27,125 restricted shares vested and were issued to officers of the Company.  These shares were granted in January 2007 and vested four years from the grant date.

On January 14, 2011, the Board of Directors approved 55,623 FOCUS Plan long-term equity incentive awards to officers of the Company.  The long-term equity incentive awards are valued at $736,000 which equates to an average price per share of $13.23 and consist of 25,620 time-based awards, 16,883 market condition awards subject to an absolute total return goal, and 13,120 market condition awards subject to a relative total return goal.  These shares will be accounted for as equity-classified awards on the Company’s consolidated balance sheet.

At December 31, 2010, a total of 479,930 shares of restricted stock have been granted to officers of the Company.  The shares are valued at $6.1 million, which equates to an average price per share of $12.81.  The value, including estimated forfeitures, of restricted shares that vest based on service conditions will be amortized to compensation expense ratably over the vesting period for each grant of stock.  At December 31, 2010, a total of 15,640 deferred incentive share units have been granted to employees of the Company.  The deferred incentive share units are valued at $402,000, which equates to an average price per share of $25.71, and the units vest four years from grant date.  Total compensation expense related to the restricted stock and deferred incentive units of $1.3 million, $2.6 million and $2.3 million was recognized in 2010, 2009 and 2008, respectively.  Total compensation expense related to nonvested  awards not yet recognized was $2.9 million at December 31, 2010.  The weighted average period over which this expense is expected to be recognized is approximately 2.6 years.

A summary of the Company’s restricted stock and deferred incentive share unit activity is as follows:

		Weighted	Deferred	Weighted
	Restricted	Average	Incentive	Average
	Shares	Price	Share Units	Price
Outstanding at December 31, 2007	220,999	$40.72	21,835	$45.96
Granted	38,017	32.39	6,385	15.69
Vested	-	-	(1,815)	46.72
Forfeited	(38,375)	39.54	(3,600)	44.73
Outstanding at December 31, 2008	220,641	39.49	22,805	37.62
Granted	120,500	15.77	1,500	12.69
Vested	(30,416)	43.08	(2,615)	44.61
Forfeited	(1,750)	30.85	(3,635)	39.93
Outstanding at December 31, 2009	308,975	29.94	18,055	34.08
Granted	345,120	7.30	3,805	14.83
Vested	(152,941)	33.06	(4,355)	47.78
Forfeited	(21,224)	26.69	(1,865)	32.99
Outstanding at December 31, 2010	479,930	$12.81	15,640	$25.71

Restricted shares and deferred incentive share units vest in the following years, subject to service and market conditions:

	Time Based Awards	Market Condition Awards (1)	Total Restricted Shares	Deferred Incentive Share Units
2011	60,405	-	60,405	5,570
2012	61,160	-	61,160	4,955
2013	32,280	159,870	192,150	1,310
2014	6,345	159,870	166,215	3,805
	160,190	319,740	479,930	15,640

(1)	The market condition restricted shares will vest in the years noted above subject to achievement of the market condition goals described in connection with the FOCUS Plan.

A summary of the Company's stock option activity and related information is as follows:

	1994 Stock		1991 Directors		2001 Directors
	Option Plan		Stock Option Plan		Stock Option Plan
		Weighted		Weighted		Weighted
		Average		Average		Average
	Shares	Price	Shares	Price	Shares	Price
Outstanding at December 31, 2007	121,615	$31.38	13,500	$31.10	30,300	$37.88
Exercised	(25,436)	31.15	-	-	-	-
Forfeited	(500)	33.65	(7,500)	29.94	(8,800)	35.24
Outstanding at December 31, 2008	95,679	31.43	6,000	32.56	21,500	38.96
Forfeited	(9,399)	31.10	(6,000)	32.56	(9,000)	35.26
Outstanding at December 31, 2009	86,280	31.46	-	-	12,500	41.63
Forfeited	(56,319)	30.28	-	-	(3,000)	38.95
Outstanding at December 31, 2010	29,961	$33.69	-	$-	9,500	$42.47
Vested and Exercisable at
December 31, 2010	29,961	$33.69	-	$-	9,500	$42.47

There were no stock option exercises for the year ended December 31, 2010 or 2009. The total intrinsic value of stock options exercised for the year ended December 31, 2008 was $22,000.

Following is a summary of the status of options outstanding at December 31, 2010:

	Outstanding and Exercisable Options
		Weighted
		Average	Weighted	Aggregate
		Remaining	Average	Intrinsic
		Contractual	Exercise	Value
Exercise Price Range	Number	Life	Price	(in thousands)
1994 Stock Option Plan
$31.43 - $36.65	29,961	0.7 years	$33.69	$-
	29,961	0.7 years	$33.69	$-
2001 Directors Stock Option Plan
$36.53 - $41.89	3,000	2.4 years	$38.95	$-
$41.90 - $47.12	6,500	2.8 years	44.10	-
	9,500	2.7 years	$42.47	$-

Defined Contribution Plan

Parkway maintains a 401(k) plan for its employees.  The Company makes matching contributions of 50% of the employee’s contribution (limited to 10% of compensation as defined by the plan) and may also make annual discretionary contributions.  The Company’s total expense for this plan was $404,000, $443,000 and $952,000 for the years ending December 31, 2010, 2009 and 2008, respectively.

Note K – Commitments and Contingencies

Legal Matters

On April 23, 2010, the Company received notice of a complaint to the Occupational Safety and Health Administration (“OSHA”) initiated by the Company’s former Chief Financial Officer, J. Mitchell Collins, whose employment with the Company terminated on February 5, 2010.  The complaint alleged discriminatory employment practices in violation of Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, Title VIII of Sarbanes-Oxley Act of 2002.  The complaint alleged that Mr. Collins was terminated from his position as Chief Financial Officer of the Company as a result of his purportedly engaging in “protected activity” as defined under Section 806 of the Sarbanes-Oxley Act, and sought reinstatement of Mr. Collins’ position and unspecified damages from the Company.  Specifically, Mr. Collins alleged that his termination was a result of bringing what he believed to be certain concerns regarding the Company’s financial projections to the attention of senior management.   Mr. Collins also alleged that the Company engaged in conduct that violates U.S. federal law, including U.S. federal securities laws by inaccurately describing to the public the events surrounding his February 5, 2010 separation.  Effective July 16, 2010, the Company received a formal notice from the Area Director of OSHA, that Mr. Collins withdrew the Sarbanes-Oxley complaint he filed with OSHA.

On May 4, 2010, Mr. Collins filed a personal injury lawsuit against the Company in the Circuit Court of Hinds County, Mississippi, alleging defamation, wrongful discharge, conversion, and fraud based on substantially the same factual predicate set forth in the OSHA complaint.  Mr. Collins is seeking compensatory and punitive damages in excess of $10.0 million in the lawsuit.  The Company has carefully reviewed Mr. Collin’s personal injury complaint and believes that the allegations made are without basis in fact or law and will vigorously defend the Company’s prior actions and reputation.  Management believes the final outcome of this matter will not have a material adverse effect on the Company’s financial statements.

In addition to the personal injury lawsuit, Mr. Collins issued a shareholder demand letter to the Company threatening to commence a derivative lawsuit on behalf of the Company against the Company, its directors and officers based on substantially the same allegations as set forth in the personal injury suit. On July 27, 2010, the Company’s Board of Directors appointed the audit committee (the “Committee”) of the board to review and evaluate the claims made in Mr. Collins’ demand letter.  The Committee engaged independent legal counsel to assist with the review and evaluation of these claims. After thoroughly investigating the allegations in good faith and fully informing itself of all material facts relevant thereto, the Committee believes that the Company did not operate in a fraudulent or misleading manner regarding either the termination of Mr. Collins or the disclosure of the Company's 2010 earnings guidance. Further, the Committee has determined that it would not serve the interests of Parkway or its shareholders for the Company to take any of the further actions requested in the demand letter.

For the year ended December 31, 2010, the Company had expensed $1.3 million with respect to the pending litigation and the demand letter.  During the fourth quarter of 2010, the Company removed its reserve for potential future exposure with respect to the pending litigation and demand letter.  Management has evaluated the risks involved with the pending litigation and demand letter and determined that no reserve was necessary at December 31, 2010.

Note L – Other Matters

Supplemental Profit and Loss Information

Included in operating expenses are taxes, principally property taxes, of $34.2 million, $40.2 million and $39.2 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Supplemental Cash Flow Information and Schedule of Non-Cash Investing and Financing Activity

	Year Ended December 31
	2010	2009	2008
	(In thousands)
Supplemental cash flow information:
Interest paid, net of amount capitalized	$53,352	$53,728	$60,919
Supplemental schedule of non-cash investing
and financing activity:
Mortgage note payable transferred
to purchaser	(8,666)	-	-
Mortgage loan issued to purchaser	(1,500)	-	-
Restricted shares and deferred incentive share
units issued (forfeited)	1,949	3,030	(201)
Shares issued in lieu of Directors' fees	285	58	140

Rents Receivable and Other Assets
	December 31
	2010	2009
	(In thousands)

Rents receivable	$3,962	$4,990
Allowance for doubtful accounts	(2,810)	(2,951)
Straight-line rent receivable	35,037	31,556
Other receivables	6,458	8,713
Lease costs (net of accumulated amortization of
$42,497 and $38,323, respectively)	46,378	42,518
Loan costs (net of accumulated amortization of
$5,478 and $5,966, respectively)	3,815	4,212
Escrow and other deposits	27,475	23,166
Prepaid items	7,486	2,034
Other assets	1,837	2,199
	$129,638	$116,437

Intangible Assets

The following table reflects the portion of the purchase price of office properties allocated to intangible assets, as discussed in “Note A”.  The portion of purchase price allocated to below market lease value and the related accumulated amortization is reflected in the Schedule of Accounts Payable and Other Liabilities within this note.

	December 31
	2010	2009
	(In thousands)

Lease in place value	$77,269	$82,684
Accumulated amortization	(39,895)	(35,510)
Above market lease value	29,361	30,982
Accumulated amortization	(16,106)	(16,422)
	$50,629	$61,734

Accounts Payable and Other Liabilities

	December 31
	2010	2009
	(In thousands)
Office property payables:
Accrued expenses and accounts payable	$24,250	$13,222
Accrued property taxes	27,946	30,636
Prepaid rents	12,070	10,807
Deferred revenues	5,202	-
Security deposits	4,616	4,677
Below market lease value	22,639	23,116
Accumulated amortization – below market
lease value	(16,306)	(14,585)
Capital lease obligations	3,760	3,850
Corporate payables	4,090	7,462
Deferred compensation plan liability	2,953	3,623
Dividends payable	2,187	1,200
Accrued payroll	2,344	1,489
Interest payable	3,067	3,117
	$98,818	$88,614

Preferred Stock

In June 2003, the Company sold 2.4 million shares of 8.0% Series D Cumulative Redeemable Preferred Stock with net proceeds to the Company of approximately $58.0 million.  On August 9, 2010, the Company issued an additional 1.97 million shares of its Series D Preferred stock at a price of $23.757 per share, equating to a yield of 8.5% (excluding accrued dividends).  The Series D Preferred Stock has a $25 liquidation value per share and will be redeemable at the option of the Company on or after June 27, 2008.  The preferred stock has no stated maturity, sinking fund or mandatory redemption and is not convertible into any other securities of the Company.

The Company declared dividends of $2.00 per share for the Series D Preferred stock for each of the three years 2010, 2009 and 2008.

The Company’s shares of Series D preferred stock are listed on the New York Stock Exchange and trade under the symbol “PKY PrD”.

Note M - Fair Values of Financial Instruments

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 also provides guidance for using fair value to measure financial assets and liabilities. The Codification requires disclosure of the level within the fair value hierarchy in which the fair value measurements fall, including measurements using quoted prices in active markets for identical assets or liabilities (Level 1), quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active (Level 2), and significant valuation assumptions that are not readily observable in the market (Level 3).

Cash and cash equivalents

The carrying amounts for cash and cash equivalents approximated fair value at December 31, 2010 and 2009.

Mortgage loan receivable

The Company owns the B participation piece (the “B piece”) of a first mortgage secured by an 844,000 square foot office building in Dallas, Texas known as 2100 Ross, and the carrying amount of the mortgage loan was approximately $8.8 million and $8.1 million at December 31, 2010 and 2009.  In connection with the sale of One Park Ten, the Company seller-financed a $1.5 million note receivable, and carrying amount of the note was $1.5 million at December 31, 2010.  The carrying amount for each mortgage loan approximated fair value at December 31, 2010.

Mortgage notes payable

The fair value of the mortgage notes payable are estimated using a discounted cash flow analysis, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.  The aggregate fair value of the mortgage notes payable at December 31, 2010 was $734.6 million as compared to its carrying amount of $773.5 million.  The aggregate fair value of the mortgage notes payable at December 31, 2009 was $795.9 million as compared to its carrying amount of $852.7 million.

Notes payable to banks

The fair value of the Company’s notes payable to banks is estimated by discounting expected cash flows at current market rates. The aggregate fair value of the notes payable to banks at December 31, 2010 was $109.6 million as compared to its carrying amount of $110.8 million.  The aggregate fair value of the notes payable to banks at December 31, 2009 was $95.8 million as compared to its carrying amount of $100.0 million.

Interest rate swap agreements

The fair value of the interest rate swaps is determined by estimating the expected cash flows over the life of the swap using the mid-market rate and price environment as of the last trading day of the reporting period.  This information is considered a Level 2 input as defined by ASC 820.  The aggregate fair value liability of the interest rate swaps at December 31, 2010 and 2009 was $3.0 million and $4.9 million, respectively.

Note N – Subsequent Events

Acquisitions

On January 21, 2011, the Company and Parkway Properties Office Fund II, LP (“Fund II”) acquired the office and retail portion of 3344 Peachtree located in the Buckhead submarket of Atlanta for $167.3 million.  3344 Peachtree contains approximately 484,000 square feet of office and retail space and includes an adjacent eleven-story parking structure.  Funds II’s investment in the property totaled $160.0 million, with Parkway funding the remaining $7.3 million.  Due to Parkway’s additional investment, the Company’s effective ownership in the property is 33.03%.  An additional $2.6 million is expected to be spent for closing costs, building improvements, leasing costs and tenant improvements during the first two years of ownership.  Simultaneous with closing, Fund II assumed the $89.6 million existing non-recourse first mortgage loan, which matures on October 1, 2017, and carries a fixed interest rate of 4.8%.  In accordance with GAAP, the mortgage loan was recorded at $87.2 million to reflect the value of the instrument based on a market interest rate of 5.25% on the date of purchase.  Parkway’s equity contribution in the investment is $25.5 million and was initially funded through availability under the Company’s credit facility.

On February 4, 2011, the Company purchased its partner’s 50% interest in the Wink-Parkway Partnership (“Wink JV”) for $250,000.  The Wink JV was established for the purpose of owning the Wink Building, a 32,000 square foot office property in New Orleans, Louisiana.  Upon completing the purchase of its partner’s interest, Parkway now owns 100% of the Wink Building.

On March 31, 2011, Fund II purchased 245 Riverside located in the central business district of Jacksonville, Florida for $18.5 million.  245 Riverside contains approximately 135,000 square feet of office space.  An additional $1.6 million is expected to be spent for closing costs, building improvements, leasing costs and tenant improvements during the first two years of ownership.  In connection with the purchase, Fund II placed a $9.3 million non-recourse first mortgage loan secured by the property with an initial thirty-six month interest only period and a maturity date of March 31, 2019.  The mortgage loan has a stated rate of LIBOR plus 200 basis points.  In connection with the mortgage loan, Fund II entered into an interest rate swap agreement that fixes the interest rate at 5.3% through September 30, 2018.  Parkway’s equity contribution of $2.8 million was funded through availability under the Company’s credit facility.  Parkway’s effective ownership interest in this asset is 30%.

On April 8, 2011, Fund II purchased Corporate Center Four at International Plaza (“Corporate Center Four”) located in the Westshore submarket of Tampa, Florida for $45.0 million.  Corporate Center Four contains approximately 250,000 square feet of office space.  An additional $5.6 million is expected to be spent for closing costs, building improvements, leasing costs and tenant improvements during the first two years of ownership.  In connection with the purchase, Fund II placed a $22.5 million non-recourse mortgage loan with an initial thirty-six month interest only period and a maturity date of April 8, 2019.  The mortgage loan has a stated rate of LIBOR plus 200 basis points.  In connection with the mortgage loan, Fund II entered into an interest rate swap agreement that fixes the interest rate at 5.4% through October 8, 2018.  Parkway’s equity contribution of $6.8 million was funded through availability under the Company’s credit facility.  Parkway’s effective ownership interest in this asset is 30%.

On May 18, 2011, Fund II completed the closing of its purchase of four additional office properties for $316.5 million.  The four properties include Two Liberty Place in Philadelphia, Two Ravinia Drive in Atlanta, Bank of America Center in Orlando, and Cypress Center I, II and III (“Cypress Center”) in Tampa.  The properties contain approximately 2.1 million square feet of office space, and an additional $20.9 million is expected to be spent for closing costs, building improvements, leasing costs and tenant improvements during the first two years of ownership.  An existing institutional investor in Two Liberty Place retained an 11% ownership in the property.  Parkway’s pro rata share of Two Liberty Place is 19% and Parkway’s partner in Fund II owns the remaining 70% interest.  Fund II acquired 100% of the remaining three assets, with Parkway’s ownership at 30%.  In connection with the purchases, Fund II placed separate non-recourse mortgage loans on each property totaling $158.3 million with a weighted average interest rate of 4.99%, initial thirty-six month interest only periods, and maturity dates ranging from May 2016 to June 2019.  Parkway’s equity contribution of $37.6 million was funded through availability under the Company’s credit facility.

On June 30, 2011, Fund II purchased Hayden Ferry Lakeside I (“Hayden Ferry I”) located in the Tempe submarket of Phoenix, Arizona, for $39.4 million.  Hayden Ferry I contains approximately 203,000 square feet of office space.  An additional $4.3 million is expected to be spent for closing costs, building improvements, leasing costs and tenant improvements during the first two years of ownership.  Fund II obtained a $22.0 million non-recourse mortgage loan with a fixed interest rate of 4.5%, an initial thirty-six month interest only period, and a maturity date of July 25, 2018.  Parkway's equity contribution of $5.2 million was funded through availability under the Company’s credit facility.  Parkway’s effective ownership interest in this asset is 30%.

The allocation of purchase price allocated to intangible assets and liabilities and weighted average amortization period (in years) for each class of asset or liability for 3344 Peachtree, 245 Riverside, Corporate Center Four, Two Liberty Place, Two Ravinia Drive, Bank of America Center, Cypress Center and Hayden Ferry I is as follows (in thousands, except weighted average life):

	Amount	Weighted Average Life
Land	$66,267	N/A
Buildings	380,147	40
Tenant improvements	45,267	6
Lease commissions	26,913	6
Lease in place value	41,195	6
Above market leases	27,428	7
Below market leases	(4,955)	13
Other	2,388	7
Mortgage assumed	(87,225)	7

On May 18, 2011, the Company closed on the agreement with Eola Capital, LLC (“Eola”) in which Eola contributed its Property Management Company (the “Management Company”) to Parkway.  Eola’s principals contributed the Management Company to Parkway for initial consideration of $32.4 million in cash and Eola’s principals have the opportunity to earn (i) up to 1.574 million units of limited partnership interest in Parkway’s operating partnership (“OP Units”) through an earn-out arrangement and (ii) up to 226,000 additional OP Units through an earn-up arrangement.  To the extent earned, all OP Units are redeemable for shares of Parkway common stock on a one-for-one basis.  Earn-out and earn-up consideration is contingent upon the achievement by the Management Company of targeted annual gross fee revenue and/or share price levels during an initial period for the balance of 2011 after closing and a second period for the full calendar year 2012.  The earn-out and earn-up consideration is accounted for as a liability and therefore, any changes in fair value is measured through profit and loss each reporting date until the contingency is resolved.  Parkway also has protections against fee income loss in the form of a provision requiring specific payments to Parkway in the event of certain terminations of existing management contracts and a non-compete agreement with regard to the existing management contracts of the Management Company.  The Management Company was contributed to a wholly-owned taxable REIT subsidiary and therefore, the Company began incurring income tax expenses upon closing of the agreement.  The Management Company currently manages assets totaling approximately 11.2 million square feet.  Parkway funded the cash consideration for the Management Company contribution with operating cash flow, proceeds from the disposition of office properties, proceeds from an equity issuance and amounts available under the Company’s credit facilities.

The unaudited pro forma effect on the Company’s results of operations for the purchase of 3344 Peachtree, 245 Riverside, Corporate Center Four, Two Liberty Place, Two Ravinia Drive, Bank of America Center, Cypress Center, Hayden Ferry I and the Management Company as if the purchase had occurred on January 1, 2010 is as follows (in thousands, except per share data):

	(unaudited) Three Months Ended		(unaudited) Nine Months Ended
	September 30		September 30
	2011	2010	2011	2010
Revenues	$69,714	$70,031	$211,167	$211,795
Net income (loss) attributable to common stockholders	$(55,738)	$(3,598)	$(71,857)	$(590)
Basic net income (loss) attributable to common stockholders	$(2.59)	$(0.17)	$(3.34)	$(0.03)
Diluted net income (loss) attributable to common stockholders	$(2.59)	$(0.17)	$(3.34)	$(0.03)

Dispositions

On May 11, 2011, the Company sold 233 North Michigan, a 1.1 million square foot office property in Chicago, Illinois, for a gross sales price of $162.2 million.  At closing, the Company repaid the $84.6 million first mortgage secured by the property that was scheduled to mature in July 2011.  Parkway received net cash proceeds after repayment of the mortgage loan of $74.0 million, which were used to reduce amounts outstanding under the Company’s credit facility.  The Company recognized a gain on extinguishment of debt of $302,000, which is classified as income from discontinued operations and a gain on the sale of real estate from discontinued operations of $4.3 million during the second quarter of 2011.

On July 6, 2011, RubiconPark II, LLC, sold Maitland 200, a 204,000 square foot office property located in the Maitland submarket of Orlando, for a gross sale price of $23 million.  The $16.9 million mortgage loan secured by the property was repaid upon closing.  Parkway owned a 20% interest in the property and received a priority distribution after the repayment of secured debt of $2.8 million, which was used to reduce amounts outstanding under the Company's credit facility.  The Company recognized a gain on the sale of $743,000 during the third quarter of 2011.  Additionally, the Company retained management of the property and therefore, the gain was recorded in continuing operations during the third quarter of 2011.

On July 19, 2011, the Company sold Greenbrier Towers I & II, two office properties totaling 172,000 square feet in Hampton Roads, Virginia, for a gross sale price of $16.7 million.  The sale represented the Company’s exit from this market.  The properties were unencumbered by debt at the time of the sale.  Parkway received $16.1 million in net proceeds at closing, which were used to reduce amounts outstanding under the Company's credit facility.  The Company recognized a gain on the sale of real estate from discontinued operations of $1.2 million during the third quarter of 2011.  During the third quarter of 2011 all current and prior period income was reclassified to discontinued operations.

On August 16, 2011, the Company sold Glen Forest, an 81,000 square foot office property in Richmond, Virginia, for a gross sale price of $9.3 million.  The property was unencumbered by debt at the time of the sale.  Parkway received $8.9 million in net proceeds at closing, which were used to reduce amounts outstanding under the Company's credit facility.  The Company recognized a gain on the sale of real estate from discontinued operations of $1.1 million during the third quarter of 2011.  During the third quarter of 2011 all current and prior period income was reclassified to discontinued operations.

On September 8, 2011, the Company sold Tower at 1301 Gervais, a 298,000 square foot office property in Columbia, South Carolina, for a gross sale price of $19.5 million.  The property was unencumbered by debt at the time of the sale.  Parkway received $17.9 million in net proceeds at closing, which were used to reduce amounts outstanding under the Company's credit facility.  The Company recognized a total non-cash impairment loss of $2.7 million during the nine months ended September 30, 2011.  This impairment loss and all income from current and prior periods has been classified as discontinued operations.  During the third quarter of 2011 all current and prior period income was reclassified to discontinued operations.

The Company is under contract to sell 111 East Wacker, a 1.0 million square foot office property located in the central business district of Chicago, Illinois, for a gross sale price of $150.6 million. The property currently serves as collateral for a $148.5 million non-recourse mortgage loan with a fixed interest rate of 6.3% and maturity date in July 2016.  As of September 22, 2011, the buyer has concluded its due diligence and has deposited earnest money of $2.4 million.  The sale is expected to close during the fourth quarter of 2011, subject to the buyer’s successful modification and assumption of the existing mortgage loan and customary closing conditions.  The Company recognized a non-cash impairment loss of $18.8 million in the third quarter of 2011 and has classified the property as held for sale at September 30, 2011 with all income classified as discontinued operations for all current and prior periods presented.

The Company has reached an agreement in principle to sell its interests in the office portfolio owned by Parkway Properties Office Fund, LP (“Fund I”), for which Parkway is a limited partner and serves as general partner.  The office portfolio is comprised of 2.7 million square feet and Parkway’s effective ownership of the portfolio is approximately 28.2%.  The properties are secured by a total of $293.1 million in non-recourse mortgage loans, of which $82.7 million is Parkway’s share, with an average interest rate of 5.6%.  In connection with this agreement to sell the Company’s interests in the portfolio owned by Fund I, the Company recorded an impairment loss in the third quarter of 2011 totaling $100.2 million, of which $28.0 million is Parkway’s share.

Financing Activity

On January 31, 2011, the Company closed a new $190.0 million unsecured revolving credit facility and a new $10.0 million unsecured working capital revolving credit facility.  The new credit facilities have an initial term of three years and replaced the existing unsecured revolving credit facility, term loan and working capital facility that were scheduled to mature on April 27, 2011.  The Company had a $100.0 million interest rate swap associated with the credit facilities that expired March 31, 2011, and locked LIBOR at 3.635%.  Wells Fargo Securities and JP Morgan Securities LLC acted as Joint Lead Arrangers and Joint Book Runners on the unsecured revolving credit facility.  In addition, Wells Fargo Bank, N.A. acted as Administration Agent and JPMorgan Chase Bank, N.A. acted as Syndication Agent.  Other participating lenders include PNC Bank, N.A., Bank of America, N.A., US Bank, N.A., Trustmark National Bank, and BancorpSouth Bank.  The working capital revolving credit facility was provided solely by PNC Bank, N.A.  On September 20, 2011, the Company entered into an amendment to the revolving credit facility, which amendment became effective the date of its execution.  The amendment reduced the Tangible Net Worth requirement and adjusted the definition of FFO under the revolving credit facility.

On January 21, 2011, in connection with its purchase of 3344 Peachtree in Atlanta, Georgia, Fund II assumed the $89.6 million existing non-recourse first mortgage loan, which matures on October 1, 2017, and carries a fixed interest rate of 4.8%.  In accordance with GAAP, the mortgage loan was recorded at $87.2 million to reflect the value of the instrument based on a market interest rate of 5.25% on the date of purchase.

On February 18, 2011, Fund II obtained a $10.0 million mortgage loan secured by Carmel Crossing, a 326,000 square foot office complex in Charlotte, North Carolina.  The mortgage loan has a fixed rate of 5.5% and is interest only through maturity at March 10, 2020.  Parkway received $2.4 million in net proceeds from the loan, which represents its 30% equity investment in the property.  The proceeds were used to reduce amounts outstanding under the Company’s credit facility.

On March 31, 2011, Fund II obtained a $9.3 million mortgage loan secured by 245 Riverside, a 135,000 square foot office property in Jacksonville, Florida.  The mortgage has a stated rate of LIBOR plus 200 basis points, an initial thirty-six month interest only period and a maturity of March 31, 2019.  In connection with this mortgage, Fund II entered into an interest rate swap that fixes the interest rate at 5.3% through September 30, 2018.

On April 8, 2011, Fund II obtained a $22.5 million mortgage loan secured by Corporate Center Four, a 250,000 square foot office property in Tampa, Florida.  The mortgage has a stated rate of LIBOR plus 200 basis points, an initial thirty-six month interest only period and a maturity of April 8, 2019.  In connection with this mortgage, Fund II entered into an interest rate swap that fixes the interest rate at 5.4% through October 8, 2018.

On May 11, 2011, the Company sold 233 North Michigan, a 1.1 million square foot office property located in the central business district of Chicago, for a gross sale price of $162.2 million.  At closing, the Company repaid the $84.6 million non-recourse mortgage loan secured by the property that was scheduled to mature in July 2011.  Parkway received net cash proceeds after the repayment of the mortgage loan of approximately $74 million, which were used to reduce amounts outstanding under the Company’s credit facility.  The Company recognized a gain on extinguishment of debt of $302,000 during the second quarter of 2011, which is recorded in income from discontinued operations.

On May 18, 2011, Fund II obtained the following mortgage loans in connection with the purchase of four office properties:

•
A $12.1 million non-recourse mortgage loan secured by Cypress Center, a 286,000 square foot office complex in the Westshore submarket of Tampa, Florida.  The mortgage loan has a stated rate of LIBOR plus 200 basis points with a maturity of May 18, 2016.  Upon obtaining the mortgage, Fund II entered into an interest rate swap that fixes the interest rate at 4.1% through November 18, 2015.

•
A $33.9 million non-recourse mortgage loan secured by Bank of America Center, a 421,000 square foot office property in the central business district of Orlando, Florida.  The mortgage loan has a stated rate of LIBOR plus 200 basis points with a maturity of May 18, 2018.  Upon obtaining the mortgage, Fund II entered into an interest rate swap that fixes the interest rate at 4.7% through November 18, 2017.

•
A $22.1 million non-recourse mortgage loan secured by Two Ravinia Drive, a 438,000 square foot office property located in the Central Perimeter submarket of Atlanta, Georgia.  The mortgage loan has a stated rate of LIBOR plus 200 basis points with a maturity of May 20, 2019.  Upon obtaining the mortgage, Fund II entered into an interest rate swap that fixes the interest rate at 4.99% through November 18, 2018.

•
A $90.2 million non-recourse mortgage loan secured by Two Liberty Place, a 941,000 square foot office property located in the central business district of Philadelphia, Pennsylvania.  The mortgage loan has a fixed rate of 5.2% and a maturity date of June 10, 2019.

On May 18, 2011, the Company issued 1.0 million additional shares of its 8.0% Series D Cumulative Redeemable Preferred Stock to an institutional investor at a price of $25.00 per share, equating to a yield of 8.0%.  The Series D Preferred Stock has a $25.00 liquidation value per share and is redeemable at the option of the Company at any time upon proper notice.  The Company used the net proceeds of approximately $26.2 million to fund the combination with Eola and the Company’s share of equity contributions to purchase Fund II office properties.

On June 1, 2011, the Company repaid a $9.9 million non-recourse mortgage loan secured by Forum I, a 163,000 square foot office property in Memphis, Tennessee.  The mortgage loan had a fixed interest rate of 5.3%.  The Company repaid the mortgage loan using available proceeds under the credit facility.

Upon its maturity on June 1, 2011, the Company elected not to repay an $8.5 million non-recourse mortgage loan secured by the Wells Fargo Building, a 136,000 square foot office building in Houston.  This mortgage loan had a fixed interest rate of 4.4%.  The Company is currently in default on this mortgage and the lender has identified a third-party buyer for the mortgage.  The Company expects a loan foreclosure or deed in lieu of loan foreclosure on the property, and has recognized an impairment loss on real estate of $7.0 million during the third quarter of 2011.  Upon foreclosure, the Company expects to record a gain on foreclosure of $3.9 million.

On July 25, 2011, Fund II obtained a $22 million mortgage loan secured by Hayden Ferry I, a 203,000 square foot office property located in the Tempe submarket of Phoenix, Arizona.  The mortgage loan has a stated rate of LIBOR plus 200 basis points, an initial thirty-six month interest only period, and a maturity date of July 25, 2018.  In connection with this mortgage, Fund II entered into an interest rate swap that fixes the interest rate at 4.5% through January 25, 2018.

Note O – Segment Information

Parkway’s primary business is the ownership and operation of office properties. The Company accounts for each office property or groups of related office properties as an individual operating segment.  Parkway has aggregated its individual operating segments into a single reporting segment due to the fact that the individual operating segments have similar operating and economic characteristics.

The Company believes that the individual operating segments exhibit similar economic characteristics such as being leased by the square foot, sharing the same primary operating expenses and ancillary revenue opportunities and being cyclical in the economic performance based on current supply and demand conditions.  The individual operating segments are also similar in that revenues are derived from the leasing of office space to customers and each office property is managed and operated consistently in accordance with Parkway’s standard operating procedures.  The range and type of customer uses of our properties is similar throughout our portfolio regardless of location or class of building and the needs and priorities of our customers do not vary from building to building.  Therefore, Parkway’s management responsibilities do not vary from location to location based on the size of the building, geographic location or class.

The management of the Company evaluates the performance of the reportable office segment based on funds from operations attributable to common shareholders (“FFO”).  Management believes that FFO is an appropriate measure of performance for equity REITs and computes this measure in accordance with the National Association of Real Estate Investment Trusts (“NAREIT”) definition of FFO.  Funds from operations is defined by NAREIT as net income (computed in accordance with GAAP), excluding gains or losses from sales of property and extraordinary items under GAAP, plus depreciation and amortization, and after adjustments to derive the Company’s pro rata share of FFO of consolidated and unconsolidated joint ventures.  Further, the Company does not adjust FFO to eliminate the effects of non-recurring charges.  The Company believes that FFO is a meaningful supplemental measure of its operating performance because historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation and amortization expenses.  However, since real estate values have historically risen or fallen with market and other conditions, many industry investors and analysts have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient.  Thus, NAREIT created FFO as a supplemental measure of operating performance for real estate investment trusts that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP.  The Company believes that the use of FFO, combined with the required GAAP presentations, has been beneficial in improving the understanding of operating results of real estate investment trusts among the investing public and making comparisons of operating results among such companies more meaningful.  FFO as reported by Parkway may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition.  Funds from operations do not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States and is not an indication of cash available to fund cash needs.  Funds from operations should not be considered an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity.

The following is a reconciliation of FFO and net income (loss) attributable to common stockholders for office properties and total consolidated entities for the years ending December 31, 2010, 2009 and 2008.  Amounts presented as “Unallocated and Other” represent primarily income and expense associated with providing management services, corporate general and administration expense, interest expense on unsecured lines of credit and preferred dividends.

	At or for the year ended December 31, 2010
	Office	Unallocated
	Properties	and Other	Consolidated
	(in thousands)

Income from office and parking properties (a)	$182,747	$-	$182,747
Management company income	-	1,652	1,652
Property operating expenses (b)	(86,931)	-	(86,931)
Depreciation and amortization	(65,117)	-	(65,117)
Management company expenses	-	(3,961)	(3,961)
General and administrative expenses	-	(7,382)	(7,382)
Other income	-	1,487	1,487
Equity in earnings of unconsolidated joint ventures	326	-	326
Gain on involuntary conversion	40	-	40
Interest expense (c)	(34,662)	(6,015)	(40,677)
Adjustment for noncontrolling interest - real estate partnerships	10,789	-	10,789
Income from discontinued operations	11	-	11
Gain on sale of real estate from discontinued operations	8,518	-	8,518
Impairment loss on real estate	(4,120)	-	(4,120)
Dividends on preferred stock	-	(6,325)	(6,325)
Net income (loss) attributable to common stockholders	11,601	(20,544)	(8,943)

Depreciation and amortization	65,117	-	65,117
Depreciation and amortization - discontinued operations	27,194	-	27,194
Depreciation and amortization - noncontrolling interest - real estate partnerships	(17,668)	-	(17,668)
Adjustment for depreciation and amortization - unconsolidated joint ventures	342	-	342
Gain on sale of real estate	(8,518)	-	(8,518)
Funds from operations attributable to common stockholders	$78,068	$(20,544)	$57,524

Total assets	$1,590,546	$13,136	$1,603,682

Office and parking properties	$1,389,767	$-	$1,389,767

Investment in unconsolidated joint ventures	$2,892	$-	$2,892

Capital expenditures (d)	$49,760	$-	$49,760

(a) Included in income from office and parking properties are rental revenues, customer reimbursements, parking income and other income.

(b) Included in property operating expenses are real estate taxes, insurance, contract services, repairs and maintenance and property operating expenses.

(c)      Interest expense for office properties represents interest expense on property secured mortgage debt.  It does not include interest expense on the Company’s credit facility, which is included in “Unallocated and Other”.

(d) Capital expenditures include building improvements, tenant improvements and deferred leasing costs.

	At or for the year ended December 31, 2009
	Office	Unallocated
	Properties	and Other	Consolidated
	(in thousands)

Income from office and parking properties (a)	$191,669	$-	$191,669
Management company income	-	1,870	1,870
Property operating expenses (b)	(92,084)	-	(92,084)
Depreciation and amortization	(66,593)	-	(66,593)
Management company expenses	-	(2,299)	(2,299)
General and administrative expenses	-	(6,108)	(6,108)
Other income	-	1,609	1,609
Equity in earnings of unconsolidated joint ventures	445	-	445
Gain on involuntary conversion	823	-	823
Gain on sale of real estate	470	-	470
Interest expense (c)	(34,276)	(6,570)	(40,846)
Adjustment for noncontrolling interest - real estate partnerships	10,562	-	10,562
Income from discontinued operations	(2,304)	-	(2,304)
Other-than-temporary impairment loss on investment in
unconsolidated joint ventures	(8,817)	-	(8,817)
Dividends on preferred stock	-	(4,800)	(4,800)
Net loss attributable to common stockholders	(105)	(16,298)	(16,403)

Depreciation and amortization	66,593	-	66,593
Depreciation and amortization - discontinued operations	26,133	-	26,133
Depreciation and amortization - noncontrolling interest - real estate partnerships	(20,138)	-	(20,138)
Adjustment for depreciation and amortization - unconsolidated joint ventures	848	-	848
Gain on sale of real estate	(470)	-	(470)
Funds from operations attributable to common stockholders	$72,861	$(16,298)	$56,563

Total assets	$1,597,316	$14,830	$1,612,146

Office and parking properties	$1,401,890	$-	$1,401,890

Investment in unconsolidated joint ventures	$2,512	$-	$2,512

Capital expenditures (d)	$44,768	$-	$44,768

(a) Included in income from office and parking properties are rental revenues, customer reimbursements, parking income and other income.

(b) Included in property operating expenses are real estate taxes, insurance, contract services, repairs and maintenance and other property operating expenses.

(c)      Interest expense for office properties represents interest expense on property secured mortgage debt.  It does not include interest expense on the Company’s credit facility, which is included in “Unallocated and Other”.

(d) Capital expenditures include building improvements, tenant improvements and deferred leasing costs.

	At or for the year ended December 31, 2008
	Office	Unallocated
	Properties	and Other	Consolidated
	(in thousands)

Income from office and parking properties (a)	$188,117	$-	$188,117
Management company income	-	1,936	1,936
Property operating expenses (b)	(91,989)	-	(91,989)
Depreciation and amortization	(66,287)	-	(66,287)
Management company expenses	-	(1,947)	(1,947)
General and administrative expenses	-	(9,725)	(9,725)
Other income	-	1,332	1,332
Equity in earnings of unconsolidated joint ventures	894	-	894
Interest expense (c)	(33,423)	(10,892)	(44,315)
Adjustment for noncontrolling interest - real estate partnerships	11,369	-	11,369
Income from discontinued operations	(157)	-	(157)
Gain on sale of real estate from discontinued operations	22,588	-	22,588
Impairment loss on real estate	(2,542)	-	(2,542)
Dividends on preferred stock	-	(4,800)	(4,800)
Net income (loss) attributable to common stockholders	28,570	(24,096)	4,474

Depreciation and amortization	66,287	-	66,287
Depreciation and amortization - discontinued operations	27,302	-	27,302
Depreciation and amortization - noncontrolling interest - real estate partnerships	(20,644)	-	(20,644)
Adjustment for depreciation and amortization - unconsolidated joint ventures	750	-	750
Gain on sale of real estate	(22,588)	-	(22,588)
Funds from operations attributable to common stock holders	$79,677	$(24,096)	$55,581

Total assets	$1,671,459	$16,396	$1,687,855

Office and parking properties	$1,455,239	$-	$1,455,239

Investment in unconsolidated joint ventures	$11,057	$-	$11,057

Capital expenditures (d)	$40,654	$-	$40,654

(a) Included in income from office and parking properties are rental revenues, customer reimbursements, parking income and other income.

(b) Included in property operating expenses are real estate taxes, insurance, contract services, repairs and maintenance and other property operating expenses.

(c)      Interest expense for office properties represents interest expense on property secured mortgage debt.  It does not include interest expense on the Company’s credit facility, which is included in “Unallocated and Other”.

(d) Capital expenditures include building improvements, tenant improvements and deferred leasing costs.

Note P - Selected Quarterly Financial Data (Unaudited):

Summarized quarterly financial data for the years ended December 31, 2010 and 2009 are as follows (in thousands, except per share data):
	2010
	First	Second	Third	Fourth

Revenues (other than gains)	$46,784	$46,259	$45,679	$45,677
Expenses	(40,685)	(39,722)	(39,110)	(47,994)
Operating income (loss)	6,099	6,537	6,569	(2,317)
Interest and other income	385	365	355	382
Interest expense	(10,213)	(10,198)	(10,165)	(10,101)
Equity in earnings of unconsolidated joint ventures	105	87	61	73
Gain on involuntary conversion	-	-	40	-
Loss from continuing operations	(3,624)	(3,209)	(3,140)	(11,963)
Income from discontinued operations	3,580	(1,088)	(1,048)	(1,433)
Gain on sale of real estate from discontinued operations	-	8,518	-	-
Net income (loss)	(44)	4,221	(4,188)	(13,396)
Noncontrolling interest - real estate partnerships	2,587	2,638	2,356	3,208
Net income (loss) attributable to Parkway Properties, Inc.	2,543	6,859	(1,832)	(10,188)
Dividends on preferred stock	(1,200)	(1,200)	(1,737)	(2,188)
Net income (loss) attributable to common stockholders	$1,343	$5,659	$(3,569)	$(12,376)

Net income (loss) per common share:
Basic:
Income (loss) from continuing operations attributable to
Parkway Properties, Inc.	$(0.11)	$(0.09)	$(0.12)	$(0.51)
Discontinued operations	0.17	0.35	(0.05)	(0.07)
Basic net income (loss) attributable to Parkway Properties, Inc.	$0.06	$0.26	$(0.17)	$(0.58)
Diluted:
Income (loss) from continuing operations attributable to
Parkway Properties, Inc.	$(0.11)	$(0.09)	$(0.12)	$(0.51)
Discontinued operations	0.17	0.35	(0.05)	(0.07)
Diluted net income (loss) attributable to Parkway Properties, Inc.	$0.06	$0.26	$(0.17)	$(0.58)
Dividends per common Share	$0.075	$0.075	$0.075	$0.075
Weighted average shares outstanding:
Basic	21,390	21,410	21,438	21,443
Diluted	21,509	21,515	21,438	21,443

	2009
	First	Second	Third	Fourth
Revenues (other than gains)	$49,106	$48,444	$47,268	$48,721
Expenses	(43,852)	(40,586)	(41,671)	(40,975)
Operating income	5,254	7,858	5,597	7,746
Interest and other income	302	309	672	326
Interest expense	(10,353)	(10,342)	(10,109)	(10,042)
Equity in earnings (loss) of unconsolidated joint ventures	200	227	48	(30)
Gain (loss) on sale of real estate	(70)	540	-	-
Gain on involuntary conversion	463	279	-	81
Other-than-temporary impairment loss on investment in
unconsolidated joint ventures	-	-	-	(8,817)
Loss from continuing operations	(4,204)	(1,129)	(3,792)	(10,736)
Income from discontinued operations	(349)	412	130	(2,497)
Gain on sale of real estate from discontinued operations	-	-	-	-
Net loss	(4,553)	(717)	(3,662)	(13,233)
Noncontrolling interest - real estate partnerships	3,764	1,637	2,107	3,054
Net income (loss) attributable Parkway Properties, Inc.	(789)	920	(1,555)	(10,179)
Dividends on preferred stock	(1,200)	(1,200)	(1,200)	(1,200)
Net loss attributable to common stockholders	$(1,989)	$(280)	$(2,755)	$(11,379)

Net loss per common share:
Basic:
Loss from continuing operations attributable to
Parkway Properties, Inc.	$(0.11)	$(0.04)	$(0.14)	$(0.42)
Discontinued operations	(0.02)	0.03	0.01	(0.11)
Basic net loss attributable to Parkway Properties, Inc.	$(0.13)	$(0.01)	$(0.13)	$(0.53)
Diluted:
Loss from continuing operations attributable to
Parkway Properties, Inc.	$(0.11)	$(0.04)	$(0.14)	$(0.42)
Discontinued operations	(0.02)	0.03	0.01	(0.11)
Diluted net loss attributable to Parkway Properties, Inc.	$(0.13)	$(0.01)	$(0.13)	$(0.53)
Dividends per common share	$0.325	$0.325	$0.325	$0.325
Weighted average shares outstanding:
Basic	15,043	19,457	21,313	21,315
Diluted	15,043	19,457	21,313	21,315

SCHEDULE II – VALUATIONS AND QUALIFYING ACCOUNTS
(In thousands)

	Balance	Additions	Deductions	Balance
	Beginning	Charged to	Written Off as	End
Description	of Year	Cost & Expenses	Uncollectible	of Year

Allowance for Doubtful Accounts:
Year Ended:
December 31, 2010	$2,951	$1,223	$(1,364)	$2,810
December 31, 2009	1,122	2,957	(1,128)	2,951
December 31, 2008	1,004	1,871	(1,753)	1,122

SCHEDULE III – REAL ESTATE AND ACCUMULATED DEPRECIATION DECEMBER 31, 2010 (In thousands)

		Initial Cost to the Company		Subsequent
			Building and	Capitalized	Total
Description	Encumbrances	Land	Improvements	Costs	Real Estate
Office and Parking Properties:
Arizona
Desert Ridge Corporate Center	$49,200	$-	$60,642	$5,078	$65,720
Squaw Peak Corporate Center	-	5,800	35,144	5,568	46,512
Mesa Corporate Center	-	3,353	15,243	1,212	19,808
Florida
Hillsboro Center V	9,943	1,325	12,249	3,176	16,750
Hillsboro Center I-IV	6,779	1,129	7,734	1,873	10,736
Bellsouth Building	8,027	3,477	7,826	1,674	12,977
Centurion Centre	6,373	2,951	6,013	1,147	10,111
Stein Mart Building	11,935	1,653	16,636	4,401	22,690
Riverplace South	-	2,316	5,412	2,451	10,179
Maitland 100	8,798	2,667	10,162	2,333	15,162
555 Winderley Place	8,320	2,100	9,459	1,463	13,022
Gateway Center	33,000	14,281	35,035	3,666	52,982
Citrus Center	22,820	4,000	26,712	7,833	38,545
Georgia
100 Ashford Center	15,087	6,258	15,599	2,839	24,696
Peachtree Ridge	15,177	2,203	19,534	2,286	24,023
Overlook II	31,500	5,393	33,851	2,892	42,136
Falls Pointe	-	1,512	3,092	1,128	5,732
Lakewood II	-	1,195	642	197	2,034
Waterstone	-	859	7,207	2,045	10,111
Meridian	-	994	9,547	3,251	13,792
Peachtree Dunwoody Pavilion	28,473	9,373	24,579	5,847	39,799
Capital City Plaza	34,617	3,625	57,218	5,253	66,096
Illinois
Chatham Centre	17,100	3,358	20,064	4,519	27,941
US Cellular Plaza	58,564	10,010	66,389	16,478	92,877
233 North Michigan	86,711	18,181	133,552	25,484	177,217
111 East Wacker	148,500	23,285	123,804	55,957	203,046
Mississippi
One Jackson Place	-	1,799	19,730	5,567	27,096
City Centre	-	1,707	19,935	10,446	32,088
111 Capitol Building	-	915	10,830	4,243	15,988
The Pinnacle at Jackson Place	29,501	1,275	36,994	7,558	45,827
Parking at Jackson Place	-	-	4,129	3,763	7,892
North Carolina
Carmel Crossing	-	4,541	13,698	2,902	21,141
South Carolina
Tower at 1301 Gervais	-	237	10,124	10,316	20,677
Atrium at Stoneridge	-	506	5,041	1,909	7,456
Tennessee
Renaissance Center	16,000	4,255	29,727	2,424	36,406
Forum II & III	-	2,634	13,886	3,113	19,633
Morgan Keegan Tower	12,578	-	36,549	4,281	40,830
Falls Building	-	-	7,628	3,067	10,695
Moore Building	-	190	22,718	88	22,996
Toyota Garage	-	727	7,939	253	8,919
Forum I	10,194	4,737	12,485	2,382	19,604
Bank of America Plaza	16,939	1,464	28,712	10,592	40,768
Texas
1401 Enclave	28,000	5,160	36,015	3,079	44,254
400 North Belt	-	419	10,022	3,787	14,228
Woodbranch	-	303	3,805	2,507	6,615
Sugar Grove	-	364	7,515	3,635	11,514
Honeywell	-	856	15,235	3,541	19,632
Schlumberger	-	1,013	11,102	4,128	16,243
One Commerce Green	18,982	489	37,307	5,218	43,014
Comerica Bank Building	13,558	1,921	21,222	2,668	25,811

SCHEDULE III – REAL ESTATE AND ACCUMULATED DEPRECIATION - (Continued) DECEMBER 31, 2010 (In thousands)

		Initial Cost to the Company		Subsequent
			Building and	Capitalized	Total
Description	Encumbrances	Land	Improvements	Costs	Real Estate
Office and Parking Properties:
Texas (con’t)
550 Greens Parkway	-	1,006	8,061	416	9,483
5300 Memorial Building	11,635	682	11,744	2,667	15,093
Town and Country	6,608	436	8,205	3,143	11,784
Wells Fargo	8,616	2,600	8,264	2,974	13,838
Virginia
Greenbrier Towers I & II	-	1,157	14,857	5,677	21,691
Glen Forest	-	483	5,189	2,346	8,018
Moorefield II	-	469	4,752	1,286	6,507
Moorefield III	-	490	5,135	1,629	7,254
Boulders Center	-	1,265	11,825	4,346	17,436
Winchester Building	-	956	10,852	3,016	14,824
Moorefield I	-	260	3,698	1,403	5,361
	773,535	176,614	1,278,275	300,421	1,755,310
Real Estate Development:
Mississippi
Land Held for Development	-	609	-	-	609
Total Real Estate Owned	$773,535	$177,223	$1,278,275	$300,421	$1,755,919

SCHEDULE III – REAL ESTATE AND ACCUMULATED DEPRECIATION – (Continued) DECEMBER 31, 2010 (In thousands)

	Gross Amount at Which
	Carried at Close of Period
		Bldg. and		Accum.	Net Book Value	Year	Year	Depreciable
Description	Land	Imprv.	Total	Depr.	of Real Estate	Acquired	Constructed	Lives (Yrs.)
Office and Parking Properties:
Arizona
Desert Ridge Corporate Center	$-	$65,720	$65,720	$6,910	$58,810	2008	2006/2007	(3)
Squaw Peak Corporate Center	5,800	40,712	46,512	8,553	37,959	2004	1999/2000	(3)
Mesa Corporate Center	3,353	16,455	19,808	2,554	17,254	2005	2000	(3)
Florida
Hillsboro Center V	1,325	15,425	16,750	5,643	11,107	1998	1985	(3)
Hillsboro Center I-IV	1,129	9,607	10,736	3,320	7,416	1998	1985	(3)
Bellsouth Building	3,477	9,500	12,977	2,377	10,600	2006	1996	(3)
Centurion Centre	2,951	7,160	10,111	1,629	8,482	2006	1993	(3)
Stein Mart Building	1,653	21,037	22,690	4,806	17,884	2005	1985	(3)
Riverplace South	2,316	7,863	10,179	2,245	7,934	2005	1981	(3)
Maitland 100	2,667	12,495	15,162	2,768	12,394	2005	1981	(3)
555 Winderley Place	2,100	10,922	13,022	1,920	11,102	2005	1985	(3)
Gateway Center	14,281	38,701	52,982	3,813	49,169	2008	1989	(3)
Citrus Center	4,000	34,545	38,545	8,303	30,242	2003	1971	(3)
Georgia
100 Ashford Center	6,258	18,438	24,696	2,679	22,017	2006	1987	(3)
Peachtree Ridge	2,203	21,820	24,023	3,013	21,010	2006	1986	(3)
Overlook II	5,393	36,743	42,136	4,945	37,191	2006	1985	(3)
Falls Pointe	1,512	4,220	5,732	46	5,686	2010	1990	(3)
Lakewood II	1,195	839	2,034	11	2,023	2010	1986	(3)
Waterstone	859	9,252	10,111	4,063	6,048	1995	1987	(3)
Meridian	994	12,798	13,792	4,875	8,917	1997	1985	(3)
Peachtree Dunwoody Pavilion	9,373	30,426	39,799	8,427	31,372	2003	1976/1980	(3)
Capital City Plaza	3,625	62,471	66,096	11,331	54,765	2004	1989	(3)
Illinois
Chatham Centre	3,358	24,583	27,941	4,826	23,115	2006	1989	(3)
US Cellular Plaza	10,010	82,867	92,877	12,391	80,486	2008	(2)1980/1982/2006	(3)
233 North Michigan	18,181	159,036	177,217	37,362	139,855	2005	1972	(3)
111 East Wacker	23,285	179,761	203,046	38,760	164,286	2006	1970	(3)
Mississippi
One Jackson Place	1,799	25,297	27,096	12,630	14,466	1986	1986	(3)
City Centre	1,707	30,381	32,088	13,212	18,876	1995	(2)1987/2005	(3)
111 Capitol Building	915	15,073	15,988	5,042	10,946	1998	1983	(3)
The Pinnacle at Jackson Place	1,275	44,552	45,827	3,456	42,371	2008	2008	(3)
Parking at Jackson Place	-	7,892	7,892	842	7,050	2007	1980	(3)
North Carolina
Carmel Crossing	4,541	16,600	21,141	112	21,029	2010	1990/1997/1998	(3)
South Carolina
Tower at 1301 Gervais	237	20,440	20,677	3,167	17,510	1997	1973	(3)
Atrium at Stoneridge	506	6,950	7,456	1,178	6,278	1998	1986	(3)
Tennessee
Renaissance Center	4,255	32,151	36,406	4,284	32,122	2006	2000	(3)
Forum II & III	2,634	16,999	19,633	6,576	13,057	1997	1985	(3)
Morgan Keegan Tower	-	40,830	40,830	14,172	26,658	1997	1985	(3)
Falls Building	-	10,695	10,695	3,620	7,075	1998	(2)1982/1984/1990	(3)
Moore Building	190	22,806	22,996	6,223	16,773	2000	2000	(3)
Toyota Garage	727	8,192	8,919	2,277	6,642	2000	2000	(3)
Forum I	4,737	14,867	19,604	3,102	16,502	2005	1982	(3)
Bank of America Plaza	1,464	39,304	40,768	11,036	29,732	2001	1977	(3)
Texas
1401 Enclave	5,160	39,094	44,254	4,671	39,583	2007	1999	(3)
400 North Belt	419	13,809	14,228	3,988	10,240	1996	1982	(3)
Woodbranch	303	6,312	6,615	2,632	3,983	1996	1982	(3)
Sugar Grove	364	11,150	11,514	4,447	7,067	1997	1982	(3)
Honeywell	856	18,776	19,632	6,294	13,338	1997	1983	(3)
Schlumberger	1,013	15,230	16,243	6,636	9,607	1998	1983	(3)
One Commerce Green	489	42,525	43,014	14,965	28,049	1998	1983	(3)
Comerica Bank Building	1,921	23,890	25,811	8,363	17,448	1998	1983	(3)

SCHEDULE III – REAL ESTATE AND ACCUMULATED DEPRECIATION – (Continued) DECEMBER 31, 2010 (In thousands)
	Gross Amount at Which
	Carried at Close of Period
		Bldg. and		Accum.	Net Book Value	Year	Year	Depreciable
Description	Land	Imprv.	Total	Depr.	Of Real Estate	Acquired	Constructed	Lives (Yrs.)
Office and Parking Properties:
Texas (con’t)
550 Greens Parkway	1,006	8,477	9,483	2,159	7,324	2001	1999	(3)
5300 Memorial Building	682	14,411	15,093	3,946	11,147	2002	1982	(3)
Town and Country	436	11,348	11,784	2,825	8,959	2002	1982	(3)
Wells Fargo	2,600	11,238	13,838	2,478	11,360	2003	1978	(3)
Virginia
Greenbrier Towers I & II	1,157	20,534	21,691	7,538	14,153	1997	1985/1987	(3)
Glen Forest	483	7,535	8,018	841	7,177	1998	1985	(3)
Moorefield II	469	6,038	6,507	1,960	4,547	1998	1985	(3)
Moorefield III	490	6,764	7,254	2,309	4,945	1998	1985	(3)
Boulders Center	1,265	16,171	17,436	5,108	12,328	1998	1986	(3)
Winchester Building	956	13,868	14,824	4,879	9,945	1998	1987	(3)
Moorefield I	260	5,101	5,361	1,614	3,747	1999	1984	(3)
	176,614	1,578,696	1,755,310	366,152	1,389,158
Real Estate Development:
Mississippi
Land Held for Development	609	-	609	-	609
Total Real Estate Owned	$177,223	$1,578,696	$1,755,919	$366,152	$1,389,767

(1) The aggregate cost for federal income tax purposes was approximately $1.9 billion.
(2) The dates of major renovations.
(3) Depreciation of buildings and improvements is calculated over lives ranging from the life of the lease to 40 years.

NOTE TO SCHEDULE III
At December 31, 2010, 2009 and 2008
(In thousands)

A summary of activity for real estate and accumulated depreciation is as follows:

	December 31
	2010	2009	2008
Real Estate:
Office and Parking Properties:
Balance at beginning of year	$1,738,649	$1,738,158	$1,566,393
Additions:
Acquisitions and improvements	64,968	27,370	241,851
Office property development	-	1,498	29,686
Cost of real estate sold or disposed	(47,698)	(28,377)	(99,772)
Balance at close of year	$1,755,919	$1,738,649	$1,738,158

Accumulated Depreciation:
Balance at beginning of year	$336,759	$282,919	$251,791
Depreciation expense	67,553	67,077	65,213
Depreciation expense - discontinued operations	94	475	2,058
Real estate sold or disposed	(38,254)	(13,712)	(36,143)
Balance at close of year	$366,152	$336,759	$282,919

SCHEDULE IV - MORTGAGE LOANS ON REAL ESTATE
DECEMBER 31, 2010
(In thousands)
							Principal
							Amount of
		Final	Periodic		Face	Carrying	Loan Subject to
	Interest	Maturity	Payment	Prior	Amount of	Amount of	Delinquent Principal
Description	Rate	Date	Term	Liens	Mortgage	Mortgage (4)	and Interest
2100 Ross Avenue (1)	6.065%	May 2012	Interest only (2)	None	$10,000	$8,836	$-
One Park Ten	7.250%	June 2012	Interest only (3)	None	1,500	1,500	-

(1) This is a B participation piece of first mortgage secured by an 844,000 square foot office building in Dallas, Texas.
(2) The note requires interest only payments until maturity, at which time a principal payment of $10.0 million will be due.
(3) The note requires interest only payments until maturity, at which time a principal payment of $1.5 million will be due.
(4) The cost for federal tax purposes is $8.4 million.

NOTE TO SCHEDULE IV At December 31, 2010, 2009 and 2008 (In thousands)

	December 31
	2010	2009	2008
Balance at beginning of year	$8,126	$7,519	$7,001
Additions:
New Mortgage Loan	1,500	-	-
Amortization of discount	710	607	518
Balance at end of year	$10,336	$8,126	$7,519